Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

TREELINE BIOSCIENCES, INC.,

STANDARD BIOTOOLS INC.,

and

SIRI MERGER SUB, INC.

Dated as of June 6, 2026

TABLE OF CONTENTS

Page

Article I THE MERGER; CLOSING; SURVIVING COMPANY		2

1.1	The Merger	2
1.2	Closing	3
1.3	Effective Time	3
1.4	Parent Charter Amendment; Surviving Company Certificate of Incorporation	3
1.5	Surviving Company Bylaws	3
1.6	Directors and Officers of Parent	3
1.7	Directors and Officers of the Surviving Company	3

Article II EFFECT OF THE MERGER ON SECURITIES; EXCHANGE		4

2.1	Effect on Capital Stock	4
2.2	Exchange of Certificates	5
2.3	Treatment of Company Options and Warrants	7
2.4	Withholding Rights	8
2.5	Appraisal Rights	8
2.6	Calculation of Parent Net Cash	9
2.7	Post-Closing Adjustment of Parent Net Cash	10

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		11

3.1	Organizational Documents	11
3.2	Due Organization; Subsidiaries	12
3.3	Capitalization	12
3.4	Authority; Binding Nature of Agreement; Required Vote	14
3.5	Non-Contravention; Consents	15
3.6	Financial Statements	15
3.7	Absence of Changes	16
3.8	Absence of Undisclosed Liabilities	16
3.9	Title to Assets	17
3.10	Legal Proceedings; Orders	17
3.11	Contracts	18
3.12	Employee and Labor Matters; Benefits Plans	19
3.13	Environmental Matters	24
3.14	Taxes	24
3.15	Intellectual Property	26
3.16	Privacy and Data Security	28
3.17	Compliance with Laws; Permits; Regulatory Matters	29
3.18	Insurance	32
3.19	Real Estate	32
3.20	Registration Statement and Proxy Statement/Prospectus	33
3.21	Transactions with Affiliates	33
3.22	Brokers and Finders	33
3.23	Certain Business Practices	33
3.24	Ownership of Parent Common Stock	34

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		34

4.1	Organizational Documents	34
4.2	Due Organization; Subsidiaries	35
4.3	Capitalization	35
4.4	Authority; Binding Nature of Agreement; Required Vote	37
4.5	Non-Contravention; Consents	38
4.6	SEC Documents; Financial Statements	39
4.7	Absence of Changes	41
4.8	Absence of Undisclosed Liabilities	41
4.9	Title to Assets	41
4.10	Legal Proceedings; Orders	41
4.11	Contracts	42
4.12	Employee and Labor Matters; Benefits Plans	44
4.13	Environmental Matters	49
4.14	Taxes	49
4.15	Intellectual Property	51
4.16	Privacy and Data Security	53
4.17	Compliance with Laws; Permits; Regulatory Matters	54
4.18	Insurance	57
4.19	Real Estate	57
4.20	Registration Statement and Proxy Statement/Prospectus	58
4.21	Transactions with Affiliates	58
4.22	Brokers and Finders	58
4.23	Opinion of Financial Advisor	58
4.24	Certain Business Practices	58
4.25	Ownership and Operations of Merger Sub	59
4.26	Customers and Suppliers	59
4.27	Ownership of the Company Common Stock	59

Article V COVENANTS		60

5.1	Interim Operations	60
5.2	Company Acquisition Proposals; Company Change in Recommendation	66
5.3	Parent Acquisition Proposals; Parent Change in Recommendation	70
5.4	Information Supplied	75
5.5	Stockholder Approvals	77
5.6	Regulatory Approvals; Reasonable Best Efforts	79
5.7	Access; Consultation	80
5.8	Stock Exchange Listing	81
5.9	Publicity	81
5.10	Expenses	81
5.11	Indemnification; Directors’ and Officers’ Insurance	81
5.12	Takeover Statute	82
5.13	Control of Company’s or Parent’s Operations	83
5.14	Directors and Officers	83

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5.15	Lock-Up Agreements	83
5.16	Approval by Sole Stockholder of Merger Sub	84
5.17	Stockholder Litigation	84
5.18	Tax Treatment	84
5.19	Parent Resignations	85
5.20	Obligations of Merger Sub and Surviving Company	85
5.21	Closing Dividend; CVR Agreement	85
5.22	Parent Reverse Stock Split	86
5.23	Wind-Down Activities and Legacy Transactions; Parent Employees	86
5.24	Termination of Company Investor Agreements	87
5.25	Parent Equity Plans	87
5.26	Termination of the Parent’s 401(k) Plan	88
5.27	Company Preferred Stock	88

Article VI CONDITIONS		88

6.1	Conditions to Each Party’s Obligation to Effect the Contemplated Transactions	88
6.2	Conditions to Obligations of Parent and Merger Sub	89
6.3	Conditions to Obligation of Company	90
6.4	Frustration of Conditions	91

Article VII TERMINATION		91

7.1	Termination by Mutual Consent	91
7.2	Termination by Either Parent or Company	91
7.3	Termination by Company	92
7.4	Termination by Parent	92
7.5	Company Termination Fee and Expense Reimbursement	93
7.6	Parent Termination Fee and Expense Reimbursement	93
7.7	Notice of Termination	94
7.8	Effect of Termination and Abandonment	94
7.9	Remedies	94

Article VIII MISCELLANEOUS AND GENERAL		95

8.1	Survival	95
8.2	Amendment	95
8.3	Assignability	95
8.4	Waiver	96
8.5	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	96
8.6	Governing Law and Venue; Waiver of Jury Trial	96
8.7	Notices	97
8.8	No Third Party Beneficiaries	98
8.9	Severability	98
8.10	No Other Representations and Warranties	98
8.11	Construction	99
8.12	Specific Performance	100
8.13	Actions by Parent After the Closing	101
8.14	Special Committee Approval	101

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Exhibits

Exhibit A	Definitions
Exhibit B	Form of Company Stockholder Written Consent
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Surviving Company Certificate of Incorporation
Exhibit E	Form of Surviving Company Bylaws
Exhibit F	Form of Parent Net Cash Schedule
Exhibit G	Directors and Officers of Parent
Exhibit H	Form of CVR Agreement

Schedules

Schedule A	Consenting Company Stockholders
Schedule B	Accounting Principles
Schedule C	Investor Agreements

v

Defined Terms Index	Section

Acceptable Parent Confidentiality Agreement	Section 5.3(b)
Accounting Firm	Section 2.7(d)
Agreement	Preamble
Anticipated Closing Date	Section 2.6(b)
capitalization change	Section 2.1(c)
Carta	Section 2.2(g)
Certificate	Section 2.1(a)(ii)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Closing Dividend	Section 5.21(a)
Code	Recitals
Company	Preamble, Preamble
Company Alternative Acquisition Agreement	Section 5.2(e)
Company Audited Financial Statements	Section 3.6(a)
Company Balance Sheet	Section 3.7(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Change in Recommendation	Section 5.2(e)
Company Common Stock	Section 3.3(a)
Company Disclosure Schedule	Article III
Company Equity Plan	Section 3.3(d)
Company Fee Reimbursement	Section 7.6(b)
Company Financial Statements	Section 3.6(a)
Company In-bound License	Section 3.15(d)
Company Leased Real Property	Section 3.19
Company Lock-Up Agreement	Recitals
Company Material Contract	Section 3.11(a)
Company Out-bound License	Section 3.15(d)
Company Partner Permits	Section 3.17(c)
Company Permits	Section 3.17(c)
Company Preferred Stock	Section 3.3(a)
Company Real Estate Leases	Section 3.19
Company Sensitive Data	Section 3.16(a)
Company Series A Preferred Stock	Section 3.3(a)
Company Series A-1 Preferred Stock	Section 3.3(a)
Company Series A-2 Preferred Stock	Section 3.3(a)
Company Shares	Recitals
Company Stockholder Approval	Section 3.4(b)
Company Stockholder Written Consent	Recitals
Company Unaudited Financial Statements	Section 3.6(a)
Consenting Company Stockholders	Recitals
CVR	Section 5.21(a)
CVR Agreement	Section 5.21(a)
CVR Record Date	Section 5.21(a)
D&O Tail Policy	Section 5.11(b)
DGCL	Recitals
Dispute Notice	Section 2.7(a)
Dissenting Shares	Section 2.5(a)
Divested Business	Section 4.11(c)
Divested Business Employees	Section 4.12(k)
DOL	Section 3.12(b)
Effective Time	Section 1.3
Electronic Certificates	Section 2.2(g)
Enforceability Exceptions	Section 3.4(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Excluded Shares	Section 2.1(a)(i)
Final Parent Net Cash Surplus	Section 2.7(g)
Indemnified Person	Section 5.11(a)
Intended Tax Treatment	Recitals
Interim Net Cash Schedule	Section 2.6(a)
Investor Agreements	Section 5.24
IRS	Section 3.12(b)
Legacy Parent Directors	Section 5.14(a)
Legal Restraints	Section 6.1(b)
Lock-Up Agreements	Recitals
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Merger Sub	Preamble
Modified Exchange Ratio	Section 2.7(e)
Parent	Preamble
Parent Alternative Acquisition Agreement	Section 5.3(e)
Parent Balance Sheet	Section 4.7
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Certifications	Section 4.6(a)
Parent Change in Recommendation	Section 5.3(e)
Parent Charter Amendment	Section 1.4(a)
Parent Common Stock	Section 4.3(a)
Parent Disclosure Schedule	Article IV
Parent Equity Plans	Section 4.3(d)
Parent ESPP	Section 4.3(d)
Parent Fee Reimbursement	Section 7.5(b)
Parent In-bound License	Section 4.15(d)

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Parent Leased Real Property	Section 4.19
Parent Legacy Transaction	Section 5.23(a)
Parent Lock-Up Agreement	Recitals
Parent Material Contract	Section 4.11(a)
Parent Net Cash Schedule	Section 2.6(b)
Parent Out-bound License	Section 4.15(d)
Parent Partner Permits	Section 4.17(c)
Parent Permits	Section 4.17(c)
Parent Real Estate Leases	Section 4.19
Parent Reverse Stock Split	Section 5.22
Parent SEC Documents	Section 4.6(a)
Parent Sensitive Data	Section 4.16(a)
Parent Share Issuance	Recitals
Parent Stockholder Approval	Section 4.4(c)
Parent Stockholders Meeting	Section 5.5(b)(i)
Parent Voting Agreement	Recitals
Parties	Preamble
Party	Preamble
Per Share Merger Consideration	Section 2.1(a)(i)
Post-Closing Period	Section 8.13
PPACA	Section 3.12(i)
Pre-Closing Period	Section 5.1(a)
Proxy Statement/Prospectus	Section 5.4(a)
Recall	Section 3.17(e)
Recipient	Section 7.9(a)
Registration Statement	Section 5.4(a)
Representatives	Section 5.2(a)
Response Date	Section 2.7(a)
Rights Agent	Section 5.21(a)
Special Committee	Recitals
Specified Cash-Walk Items	Section 5.23(b)
Stockholder Notice	Section 5.5(a)(iii)
Surviving Company	Section 1.1
Surviving Company Bylaws	Section 1.5
Surviving Company Certificate of Incorporation	Section 1.4(b)
Tax Opinion	Section 5.18(d)
Termination Date	Section 7.2(a)
Termination Fee	Section 7.9(a)
Trade Control Laws	Section 3.23(b)
Transaction Litigation	Section 5.17
Uncertificated Shares	Section 2.1(a)(ii)
WARN Act	Section 3.12(s)
Willful Breach	Section 7.8
Wind-Down Activities	Section 5.23(b)
Wind-Down Costs	Section 5.23(b)
Wind-Down Schedule	Section 5.23(b)

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (hereinafter referred to as this “Agreement”), dated as of June 6, 2026, among Treeline Biosciences, Inc., a Delaware corporation (the “Company”), Standard BioTools Inc., a Delaware corporation (“Parent”), and Siri Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”. Defined terms used in this Agreement have the respective meanings ascribed to them by the definitions in this Agreement or in Exhibit A.

RECITALS

A.	The Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”).

B.	In connection with the Merger, each outstanding share of the Company Capital Stock (“Company Shares”) issued and outstanding immediately prior to the Effective Time shall be cancelled and each holder of Company Shares shall have the right to receive the Per Share Merger Consideration upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (other than Company Shares to be cancelled in accordance with Section 2.1(a)(iii)).

C.	The board of directors of the Company (the “Company Board”) has (i) determined that the Contemplated Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) resolved to recommend the adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”).

D.	The board of directors of Parent (the “Parent Board”) has established a special committee of the Parent Board consisting solely of “disinterested directors” (as defined in Section 144(e)(4) of the DGCL) (the “Special Committee”) and has delegated to the Special Committee the full power and authority of the Parent Board, to the maximum extent permitted by applicable law, to (i) explore, consider, evaluate, review, negotiate, approve or reject the Contemplated Transactions and, if Parent Board approval of the Contemplated Transactions is required under the DGCL, recommend to the Parent Board for approval or rejection the Contemplated Transactions and (ii) determine whether the Contemplated Transactions are advisable, fair to and in the best interests of Parent and its stockholders.

E.	The Special Committee has unanimously (i) determined that the Contemplated Transactions are advisable, fair to and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and recommended that the Parent Board approve and declare advisable the Contemplated Transactions and (iii) recommended that the Parent Board resolve to recommend the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement (the “Parent Share Issuance”), the Parent Charter Amendment and the Parent Reverse Stock Split by Parent’s stockholders (such recommendation, the “Parent Board Recommendation”).

F.	The Parent Board has (i) determined that the Contemplated Transactions are advisable, fair to and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) resolved to make the Parent Board Recommendation.

G.	The board of directors of Merger Sub, by resolutions duly adopted, has (i) determined that the Contemplated Transactions, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) resolved to recommend the adoption of this Agreement by Parent as its sole stockholder.

H.	Immediately (and in any event within 24 hours) following the execution and delivery of this Agreement, the Company shall seek to obtain and deliver to Parent a written consent in substantially the form attached hereto as Exhibit B (the “Company Stockholder Written Consent”) executed by the stockholders identified on Schedule A (the “Consenting Company Stockholders”), evidencing, among other things, the obtainment of the Company Stockholder Approval.

I.	Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent have entered into an agreement with Parent and the Company (each, a “Parent Voting Agreement”) pursuant to which each such stockholder has agreed, among other things, to vote the shares of capital stock of Parent held by such stockholder in favor of the Parent Share Issuance, the Parent Charter Amendment and the Parent Reverse Stock Split.

J.	Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company (including each individual who will serve as a director or executive officer of Parent following the Closing) have entered into a lock-up agreement (each, a “Company Lock-Up Agreement”).

K.	Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent (including each individual who will serve as a director or executive officer of Parent following the Closing) have entered into a lock-up agreement (each, a “Parent Lock-Up Agreement” and together with the Company Lock-Up Agreements, the “Lock-Up Agreements”).

L.	For U.S. federal income Tax purposes, it is intended that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (such treatment, the “Intended Tax Treatment”) and (ii) this Agreement be, and it is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

Article I
THE MERGER; CLOSING; SURVIVING COMPANY

1.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in this Agreement and the DGCL.

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1.2            Closing. The closing of the Merger (the “Closing”) shall take place (a) via electronic exchange of the required Closing documentation set forth in Section 1.3 and Article VI, as soon as reasonably practicable, and in no event later than three Business Days following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).

1.3            Effective Time. Upon the Closing, the Company and Parent will cause the certificate of merger with respect to the Merger in the form attached hereto as Exhibit C (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the Parties in writing and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

1.4            Parent Charter Amendment; Surviving Company Certificate of Incorporation.

(a)            The certificate of incorporation of Parent immediately following the Effective Time shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided therein or by applicable Law; provided that at the Effective Time, Parent shall file an amendment to its certificate of incorporation to (i) change the name of Parent to “Treeline Biosciences Holdings, Inc.” or such other name as designated in writing by the Company no later than five Business Days prior to the Closing Date and (ii) effect the Parent Reverse Stock Split if not previously effected prior to the Effective Time as permitted by Section 5.22 (the “Parent Charter Amendment”).

(b)            At the Effective Time, by the filing of the Certificate of Merger, the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit E and as so amended and restated shall be the certificate of incorporation of the Surviving Company (the “Surviving Company Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law, subject to Section 5.11(b).

1.5            Surviving Company Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read as set forth in Exhibit E and as so amended and restated shall be the bylaws of the Surviving Company (the “Surviving Company Bylaws”), until thereafter amended as provided therein, in the Surviving Company Certificate of Incorporation or by applicable Law, subject to Section 5.11(a).

1.6            Directors and Officers of Parent. The Parties shall take all actions necessary so that the directors and officers of Parent immediately following the Effective Time, each to hold office in accordance with Parent’s Organizational Documents, shall be as set forth in Section 5.14 after giving effect to the provisions of Section 5.14(a), or such other Persons as shall be mutually agreed upon by Parent and the Company in writing prior to the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Parent’s Organizational Documents and applicable Law, subject to Section 5.11(a).

1.7            Directors and Officers of the Surviving Company. The Parties shall take all actions necessary so that the directors and officers of the Surviving Company immediately following the Effective Time, each to hold office in accordance with the Surviving Company’s Organizational Documents, shall be as set forth in Section 5.14 after giving effect to the provisions of Section 5.14(a), or such other Persons as shall be mutually agreed upon by Parent and the Company in writing prior to the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s Organizational Documents and applicable Law, subject to Section 5.11(a).

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Article II
EFFECT OF THE MERGER ON SECURITIES; EXCHANGE

2.1            Effect on Capital Stock.

(a)            At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub or any other Person:

(i)            Merger Consideration. Each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares held in treasury (the “Excluded Shares”) and Dissenting Shares) shall be automatically converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration” and the aggregate shares of Parent Common Stock issued by applying the Exchange Ratio in accordance with this Section 2.1(a) and Section 2.3, the “Merger Consideration”). The number of shares of Parent Common Stock each holder of Company Shares is entitled to receive pursuant to this Section 2.1(a) shall be rounded down to the nearest whole share and computed after aggregating all Company Shares held by such holder of Company Shares.

(ii)            At the Effective Time, all of the Company Shares (other than Excluded Shares and Dissenting Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Company Shares (other than Excluded Shares and Dissenting Shares) and (B) each book-entry account formerly representing any uncertificated Company Shares (“Uncertificated Shares”) (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration and any distributions or dividends payable pursuant to Section 2.2(c), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Certificates or Uncertificated Shares in accordance with Section 2.2.

(iii)            Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any other Person, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(b)            Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become (on a one-for-one basis) one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Company, and such converted shares shall constitute the only outstanding shares of capital stock of the Surviving Company immediately following the Effective Time.

(c)            Adjustments to Exchange Ratio. If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class or series of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or other like change (any of the foregoing, a “capitalization change”), the Exchange Ratio shall, to the extent necessary, be equitably adjusted (including as a result of the Parent Reverse Stock Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio and occurs prior to the Effective Time) to reflect such change to the extent necessary to provide the holders of Company Capital Stock and holders of Parent Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or other like change; provided that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement. Likewise, if a capitalization change occurs prior to the Effective Time, the terms of any other agreement contemplated to be entered into in connection with transactions contemplated hereby shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the applicable parties or holders with the same economic effect as contemplated by such agreement prior thereto.

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2.2            Exchange of Certificates.

(a)            Exchange Agent and Exchange Fund. Prior to the Effective Time, Parent shall designate Computershare Trust Company, N.A., its transfer agent, as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving their surrendered Certificates and Uncertificated Shares and shall obtain no rights or interests in the Company Shares represented thereby. At the Closing, Parent shall issue and cause to be deposited with the Exchange Agent evidence of book-entry shares representing non-certificated shares of Parent Common Stock issuable pursuant to Section 2.1(a) and Section 2.3. The shares of Parent Common Stock so deposited with the Exchange Agent (which shall be non-certificated shares of Parent Common Stock in book-entry form), together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.”

(b)            Exchange Procedures. Promptly after the Effective Time (and in any event within two Business Days thereafter), the Exchange Agent shall mail to each holder of record of Company Shares represented by a Certificate (other than holders of Excluded Shares or Dissenting Shares) or Uncertificated Shares who is entitled to any payment in respect of Company Shares held by such holder immediately prior to the Effective Time (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(f)) or Uncertificated Shares to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(f)) or Uncertificated Shares to the Exchange Agent. Prior to the Closing, the Company may (and at the request of the Company, Parent shall use reasonable best efforts to) cause the Exchange Agent to collect letters of transmittal in advance of the Closing (it being understood that such letters of transmittal shall be contingent on, and shall be effective on, the occurrence of the Effective Time). Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(f)) or an Uncertificated Share to the Exchange Agent in accordance with the terms of such letter of transmittal, the holder of such surrendered Certificate or Uncertificated Share shall be entitled to receive in exchange therefor the Per Share Merger Consideration and any dividends or other distributions pursuant to Section 2.2(c), less in each case any required Tax withholdings as provided in Section 2.4. The Certificate or Uncertificated Share so surrendered shall forthwith be cancelled. Until due surrender of the Certificates or Uncertificated Shares, each Certificate and Uncertificated Share that immediately prior to the Effective Time represented Company Shares shall be deemed, from and after the Effective Time, to represent only the right to receive the Per Share Merger Consideration (and any distributions or dividends payable pursuant to Section 2.2(c)). In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, the applicable portion of Merger Consideration to be exchanged upon due surrender of the Certificate or Uncertificated Share, as applicable, pursuant to Section 2.1(a) may be issued and paid to such transferee if (x) in the case of a Certificate, such Certificate formerly representing such Company Shares is surrendered to the Exchange Agent, (y) in the case of an Uncertificated Share, written instructions authorizing the transfer of such Uncertificated Share are presented to the Exchange Agent, and (z) the Certificate, in the case of clause (x), and the written instructions, in the case of clause (y), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. If any shares of Parent Common Stock representing Merger Consideration are to be delivered to a Person other than the holder in whose name any Company Shares are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of such shares of Parent Common Stock to a Person other than the registered holder of any Company Shares, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.

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(c)            Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable in the Merger. No dividends or other distributions in respect of the Parent Common Stock issued pursuant to the Merger shall be paid to any holder of any un-surrendered Certificate or Uncertificated Share that was issued and outstanding immediately prior to the Effective Time until such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(f)) or Uncertificated Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(f)) or Uncertificated Share, there shall be issued and/or paid to the holder of the whole shares of Parent Common Stock issued in exchange therefor, without interest thereon, (a) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (b) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time, but with a payment date subsequent to surrender.

(d)            Transfer. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

(e)            Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Company Shares that were issued and outstanding immediately prior to the Effective Time for 180 days after the Effective Time shall be delivered, at Parent’s option, to Parent. Any former holder of Company Shares (other than Excluded Shares and Dissenting Shares) who has not theretofore complied with Section 2.2(b) shall thereafter look only to Parent for delivery of any shares of Parent Common Stock and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.4) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(f)) or Uncertificated Shares that were issued and outstanding immediately prior to the Effective Time, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

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(f)            Lost, Stolen or Destroyed Certificates. In the event any Certificate representing Company Shares (other than Excluded Shares and Dissenting Shares) that were issued and outstanding immediately prior to the Effective Time shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Exchange Agent’s customary practices, the entry by such Person into an indemnification agreement in customary form providing an indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, shares of Parent Common Stock and any dividends and other distributions in respect of the Parent Common Stock that would have been issuable or payable pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.4) had such lost, stolen or destroyed Certificate been surrendered.

(g)            Cancellation of Electronic Certificates. On the Closing Date, the Company will deliver written instructions to its transfer agent, eShares, Inc. d/b/a Carta, Inc. (“Carta”), with a copy to Parent, directing Carta to cancel all book-entry entitlements in the form of electronic stock certificates (“Electronic Certificates”) on the Carta electronic capitalization management system existing immediately prior to the Effective Time representing Company Capital Stock effective as of the Effective Time and deliver to Parent, as promptly as practicable, written confirmation of such cancellation of all such Electronic Certificates.

2.3            Treatment of Company Options and Warrants.

(a)            At the Effective Time, the Company Equity Plan and each outstanding Company Option, whether vested or unvested, without any action on the part of the holder thereof, will be assumed by Parent. Each such Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions applicable to such Company Option immediately prior to the Effective Time, including vesting terms and provisions, except that (i) such Company Option will be exercisable for that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the next nearest share of Parent Common Stock, and (ii) the exercise price per share shall be the exercise price per share in effect for such Company Option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the next nearest cent.

(b)            Prior to the Effective Time, the Company and the Company Board shall take all actions necessary or appropriate, including adopting any resolutions or amendments and providing any notices to participants (which resolutions, amendments and notices shall be provided to Parent in advance of adoption and for which the Company shall consider in good faith any comments provided by Parent), which are necessary to effectuate the treatment of the Company Options set forth in Section 2.3(a) prior to the Effective Time. At or prior to the Effective Time, Parent shall take all corporate actions necessary or appropriate, including adopting any resolutions (which resolutions shall be reasonably satisfactory to the Company) to effectuate the treatment of the Company Options set forth in Section 2.3(a) and, if necessary, reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with Section 2.3(a), subject to approval of the requisite stockholders of Parent. Notwithstanding anything to the contrary in the foregoing, in all cases, the exercise price of, and the number of shares of Parent Common Stock subject to, each assumed Company Option shall be determined as necessary to comply with Sections 424 and 409A of the Code. Following the Effective Time, references to the Company in the Company Equity Plan and award agreements for the Company Options that are not terminated at or prior to the Effective Time shall thereupon be deemed references to Parent and references to Company Common Stock therein shall be deemed references to Parent Common Stock with appropriate equitable adjustments in accordance with the terms of the Company Equity Plan to reflect the Contemplated Transactions.

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(c)            At the Effective Time, each Company Converting Warrant that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company or the holder thereof, be cancelled and extinguished and converted into the right to receive, for each share of Company Common Stock that would be received upon the net-exercise of such Company Converting Warrant in accordance with its terms (with each share of Company Common Stock valued at the Company Value Per Share for such purposes), a number of shares of Parent Common Stock equal to the Exchange Ratio.

(d)            At the Effective Time, each Assumed Company Warrant that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company or the holder thereof, be assumed by Parent. Each such Assumed Company Warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions applicable to such Assumed Company Warrant immediately prior to the Effective Time, except that (i) such Assumed Company Warrant will be exercisable for that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Assumed Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the next nearest share of Parent Common Stock, and (ii) the warrant price per share shall be the warrant price per share in effect for such Assumed Company Warrant immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest thousandth of a cent.

(e)            As soon as reasonably practicable following the Closing Date (but in no event later than 10 Business Days after the Closing Date), Parent will file an appropriate registration statement on Form S-8 (or such other appropriate form, if required) with respect to the offering of the shares of Parent Common Stock issuable upon the exercise of the assumed Company Options and will use reasonable best efforts to maintain the effectiveness of registration statement thereafter for so long as any of such Company Options remain outstanding.

2.4            Withholding Rights. Each of Parent, Merger Sub, the Company, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to Persons pursuant to this Agreement any amounts it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted by Parent, Merger Sub, the Company, the Surviving Company or the Exchange Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

2.5            Appraisal Rights.

(a)            Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such Company Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.1 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such Company Shares held by them in accordance with Section 262 of the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such Company Shares under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.2.

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(b)            The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands. The Company shall not, without Parent’s prior written consent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.6            Calculation of Parent Net Cash.

(a)            Parent shall deliver to the Company a schedule, substantially in the form attached hereto as Exhibit F (each, an “Interim Net Cash Schedule”), promptly (and in no event more than 10 days) following the end of each calendar month between the date of this Agreement and the Closing Date, setting forth its good faith estimated calculation of Parent Net Cash, including each component thereof, as if the Closing had occurred on the last day of such calendar month, and its good faith estimated calculation of Parent Net Cash, including each component thereof, if the Closing were to occur on the last day of the then current calendar month, in reasonable detail, together with reasonable supporting documentation; provided that each Interim Net Cash Schedule shall be delivered for information purposes only and shall not be considered the Parent Net Cash Schedule for any purposes hereunder. Following delivery of each Interim Net Cash Schedule, Parent and the Company shall attempt in good faith to resolve any disagreements regarding the calculation of Parent Net Cash set forth in such Interim Net Cash Schedule, and Parent shall consider in good faith any appropriate changes to be reflected in subsequent Interim Net Cash Schedules; provided, however, that nothing in this Section 2.6(a) shall require Parent to revise or redeliver any previously delivered Interim Net Cash Schedule or shall limit Parent’s discretion in preparing any subsequent Interim Net Cash Schedule in a manner consistent with the definitions of the applicable terms set forth in this Agreement; provided, further, that in no event will any disagreement regarding the calculation of Parent Net Cash in any Interim Net Cash Schedule or the Parent Net Cash Schedule that has been prepared in good faith be a basis to delay or prevent the Closing (it being understood that all disputes with respect thereto are to be resolved pursuant to Section 2.7). For the avoidance of doubt, no Interim Net Cash Schedule shall be binding on either Party with respect to the final determination of Parent Net Cash as of the Closing.

(b)            No less than 10 Business Days prior to the anticipated date for Closing (as mutually agreed in good faith by Parent and the Company) (the “Anticipated Closing Date”), the Company shall deliver to Parent the Company capitalization information required to calculate the Exchange Ratio. No less than five Business Days prior to the Anticipated Closing Date, Parent shall deliver to the Company a schedule, substantially in the form attached hereto as Exhibit F (the “Parent Net Cash Schedule”), setting forth, in reasonable detail, Parent’s good faith estimated calculation of (i) Parent Net Cash and (ii) the Exchange Ratio (provided that the Company shall have timely delivered to Parent the Company capitalization information required to calculate the Exchange Ratio), in each case as of 12:01 a.m. Eastern Time on the Anticipated Closing Date, prepared and certified by Parent’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer of Parent).

(c)            During the Pre-Closing Period, Parent shall make available to the Company, its accountants and/or counsel, the work papers (subject to the execution of customary work paper access letters if requested by Parent’s accountants) and back-up materials (including relevant invoices and similar evidence of outstanding obligations) used or useful in preparing any Interim Net Cash Schedule or the Parent Net Cash Schedule, as reasonably requested by the Company, and, if reasonably requested by the Company, Parent’s internal finance personnel, accountants and counsel at reasonable times and upon reasonable notice to discuss the most recent Interim Net Cash Schedule and the Parent Net Cash Schedule and the information and transactions reflected therein.

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2.7            Post-Closing Adjustment of Parent Net Cash.

(a)            Within 30 days after the Closing Date (the last day of such period, the “Response Date”), the Company may dispute any part of the calculations set forth in the Parent Net Cash Schedule by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall (i) identify in reasonable detail, to the extent then known, the nature and amounts of any proposed revisions to the Parent Net Cash Schedule and (ii) only include disagreements based on mathematical errors or based on the Parent Net Cash not being calculated in accordance with the definitions of the applicable terms set forth in this Agreement or properly accounting for the components thereof in accordance with such definitions. Any action or decision of Parent (but not the Company) with respect to the matters set forth in this Section 2.7 shall require and be subject to the consent of the Legacy Parent Directors (with disputes arising therefrom to be resolved in accordance with procedures set forth in Section 2.7(d)).

(b)            If, on or prior to the Response Date, the Company notifies Parent in writing that it has no objections to the calculations set forth in the Parent Net Cash Schedule or, if prior to 11:59 p.m. Eastern Time on the Response Date, the Company has failed to deliver a Dispute Notice to Parent, then the calculation of Parent Net Cash set forth in the Parent Net Cash Schedule shall be deemed to have been finally determined by the Parties for purposes of this Agreement and to represent the final Parent Net Cash for purposes of the determination of the Exchange Ratio pursuant to this Agreement.

(c)            If the Company delivers a Dispute Notice on or prior to 11:59 p.m. Eastern Time on the Response Date, then Parent and the Company shall attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Parent Net Cash, which agreed-upon Parent Net Cash amount shall be deemed finally determined, binding and non-appealable for purposes of this Agreement and to represent the final Parent Net Cash for purposes of this Agreement.

(d)            If Parent and the Company are unable to negotiate an agreed-upon determination of Parent Net Cash pursuant to Section 2.7(c) within 30 calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon in writing), then any remaining disagreements as to the calculation of Parent Net Cash shall be referred to an independent auditor of recognized national standing mutually agreed upon by Parent and the Company (the “Accounting Firm”). Parent shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Parent Net Cash Schedule, and Parent and the Company shall use reasonable best efforts to cause the Accounting Firm to make its determination within 30 calendar days of accepting its selection; provided that any failure of the Accounting Firm to strictly conform to any deadline or time period contained within this Section 2.7(d) shall not render the determination of the Accounting Firm invalid and shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm. Parent and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided that no such presentation or discussion shall occur without the presence of a representative of each of Parent and the Company. The Accounting Firm shall act as an expert and not as arbitrator. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm and based solely on the written submissions made by or on behalf of Parent and the Company (and not by independent review). The Accounting Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by Parent or the Company in the Parent Net Cash Schedule or a Dispute Notice or less than the smallest value for such item assigned by Parent or the Company in the Parent Net Cash Schedule or a Dispute Notice. The determination of the amount of Parent Net Cash made by the Accounting Firm shall be made in writing delivered to each of Parent and the Company, shall be final, binding and non-appealable on Parent and the Company and shall be deemed to have been finally determined for purposes of this Agreement and to represent the final Parent Net Cash for purposes of this Agreement, absent a showing of manifest error. The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of the Parent Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Parent Net Cash, and such portion of the costs and expenses of the Accounting Firm borne by Parent shall be deducted from the final determination of the amount of Parent Net Cash.

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(e)            If the final Parent Net Cash as determined pursuant to this Section 2.7 is less than Parent Net Cash as set forth in the Parent Net Cash Schedule, the Exchange Ratio shall be recalculated adjusting only such final Parent Net Cash and with no other changes to the components thereof (such recalculation, the “Modified Exchange Ratio”).

(f)            Each former holder of (x) any Company Shares that were issued and outstanding (other than Excluded Shares and Dissenting Shares) and (y) Company Converting Warrants that were outstanding, in each case immediately prior to the Effective Time, shall be entitled to receive, without duplication, in respect of (i) each such Company Share or (ii) each Company Share that would have been received upon the net-exercise of such Company Converting Warrant, a number of additional shares of Parent Common Stock equal to the Modified Exchange Ratio minus the Exchange Ratio. The number of shares of Parent Common Stock each former holder of Company Shares and Company Warrants is entitled to receive pursuant to this Section 2.7(f) shall be rounded down to the nearest whole share and computed after aggregating all Company Shares held by such holder of Company Shares. Parent shall promptly issue and cause to be deposited with the Exchange Agent evidence of book-entry shares representing non-certificated shares of Parent Common Stock issuable pursuant to this Section 2.7(f) for further distribution to such former holders of Company Shares and Company Converting Warrants in accordance with Section 2.2, mutatis mutandis.

(g)            If the final Parent Net Cash is greater than or equal to Parent Net Cash as set forth in the Parent Net Cash Schedule (such excess, the “Final Parent Net Cash Surplus”), the Final Parent Net Cash Surplus shall be added to the proceeds to be distributed to holders of CVRs pursuant to the terms of the CVR Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent as set forth in the statements contained in this Article III except as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section of the Company Disclosure Schedule shall be deemed to qualify other sections in this Article III to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.

3.1            Organizational Documents. The Company has made available to Parent accurate copies of the Organizational Documents of the Company and each of its Subsidiaries in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.

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3.2            Due Organization; Subsidiaries.

(a)            The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b)            The Company is duly licensed and qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect.

(c)            Each of the Company’s Subsidiaries is identified in Section 3.2(c) of the Company Disclosure Schedule; and neither the Company nor any of the entities identified in Section 3.2(c) of the Company Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity other than the entities identified in Section 3.2(c) of the Company Disclosure Schedule.

(d)            Each of the Company’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(e)            Neither the Company nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other entity.

(f)            All of the outstanding shares of capital stock or equivalent equity interests of each Subsidiary of the Company are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material liens, pledges, security interests or other encumbrances.

3.3            Capitalization.

(a)            The authorized capital stock of the Company as of the date of this Agreement consists of (i) 222,260,000 shares of common stock, par value $0.00001 per share (“Company Common Stock”), and (ii) 174,566,382 shares of preferred stock, par value $0.00001 per share (“Company Preferred Stock”), 64,723,570 shares of which have been designated Series A Preferred Stock (the “Company Series A Preferred Stock”), 80,110,993 shares of which have been designated Series A-1 Preferred Stock (the “Company Series A-1 Preferred Stock”) and 29,731,819 shares of which have been designated Series A-2 Preferred Stock (the “Company Series A-2 Preferred Stock”). As of the close of business on the Reference Date, (w) 21,261,061 shares of Company Common Stock, (x) 64,723,570 shares of Series A Preferred Stock, (y) 50,379,174 shares of Series A-1 Preferred Stock and (z) 29,731,819 shares of Series A-2 Preferred Stock are issued and outstanding. The Company does not hold any shares of its capital stock in its treasury. From the close of business on the Reference Date to the date of this Agreement, the Company has not issued any shares of its capital stock other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Company Warrants, in each case, that were outstanding as of the close of business on the Reference Date in accordance with the terms thereof. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

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(b)            Section 3.3(b) of the Company Disclosure Schedule lists, as of the Reference Date, (i) each holder of issued and outstanding Company Warrants, (ii) the number and type of shares subject to each Company Warrant, (iii) the exercise price of each Company Warrant, and (iv) the termination date of each Company Warrant.

(c)            All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. There is no Company Contract pursuant to which the Company or any of its Subsidiaries may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. The Company has made available to Parent a complete and accurate copy of each Investor Agreement.

(d)            Except for the 2021 Equity Incentive Plan (the “Company Equity Plan”) and the award agreements thereunder, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, 38,152,270 shares of Company Common Stock were authorized for issuance under the Company Equity Plan, of which 22,450,360 shares of Company Common Stock were subject to issuance upon the exercise of Company Options and 8,131,821 shares of Company Common Stock remained available for future issuance pursuant to the Company Equity Plan. Section 3.3(d) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the Reference Date, with respect to each Company Option of (i) the name of the holder of such Company Option (or if not permitted under applicable Data Protection Regulations, the grant ID); (ii) the number of shares of Company Common Stock subject to such outstanding Company Option; (iii) the grant or issuance date of such Company Option; (iv) the applicable vesting schedule of such Company Option; (v) the exercise price of such Company Option; (vi) the expiration date of such Company Option; and (vii) whether such Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code.

(e)            Except for the Company Options and the Company Warrants, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries or (iii) condition or circumstance that would be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights (including any rights that are linked in any way to the price or value of the capital stock or other securities) with respect to the Company or any of its Subsidiaries.

(f)            All outstanding shares of Company Capital Stock, Company Options, Company Warrants and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws, (ii) the Organizational Documents of the Company and the Investor Agreements and (iii) all requirements set forth in applicable Contracts. No Company Options have an exercise price that has been less than the fair market value of the underlying stock as of the date such Company Option was granted or has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code. Each Company Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code was granted in compliance with all of the applicable requirements of Section 422 of the Code.

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(g)            As of the date of this Agreement, (i) the Original Issue Price (as defined in the certificate of incorporation of the Company) is $7.8275 for the Company Series A Preferred Stock, $8.6103 for the Company Series A-1 Preferred Stock and $8.6103 for the Company Series A-2 Preferred Stock, (ii) the Conversion Price (as defined in the certificate of incorporation of the Company) is $7.8275 for the Company Series A Preferred Stock, $8.6103 for the Company Series A-1 Preferred Stock and $8.6103 for the Company Series A-2 Preferred Stock and (iii) the Company Preferred Stock is convertible on a one-share-for-one-share basis into Company Common Stock.

(h)            The treatment of Company Capital Stock, Company Options and Company Warrants under this Agreement is consistent with and in accordance with the Organizational Documents of the Company, the Investor Agreements, any other applicable Contract and applicable Law. In connection with the Contemplated Transactions, no holder of any Company Options or Company Warrants is (after taking into account the amendment of any Company Warrant to become a Company Converting Warrant) entitled to any consideration for such Company Options or Company Warrants in excess of the consideration provided in this Agreement, and, as of immediately after the Effective Time, no holder or former holder of Company Options or Company Warrants shall have the right to acquire any shares of Company Capital Stock.

3.4            Authority; Binding Nature of Agreement; Required Vote.

(a)            The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Contemplated Transactions. The Company Board (at a meeting duly called and held or by written consent in lieu of a meeting) has (i) determined that the Contemplated Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) resolved to make the Company Board Recommendation. As of the date of this Agreement, such resolutions have not been amended or withdrawn. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

(b)            Except for the adoption of this Agreement by (i) the affirmative written consent of the holders of a majority of the outstanding Company Capital Stock entitled to vote thereon and (ii) the affirmative written consent of the holders of a majority of Company Preferred Stock entitled to vote thereon (such approval, the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company stockholders are necessary to authorize, adopt or approve, as applicable, this Agreement or the Contemplated Transactions.

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3.5            Non-Contravention; Consents.

(a)            Subject to (i) obtaining the Company Stockholder Approval, (ii) the filing of the Certificate of Merger required by the DGCL and (iii) any applicable requirements of the HSR Act or any foreign Antitrust Laws, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation by the Company of the Contemplated Transactions, will (with or without notice or lapse of time):

(i)            result in a violation or breach of any of the provisions of the Organizational Documents of the Company or any of its Subsidiaries;

(ii)            result in a violation or breach of, or give any Governmental Entity the right to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the assets owned by the Company or any of its Subsidiaries, is subject;

(iii)            result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries;

(iv)            result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract; (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (C) accelerate the maturity or performance of any Company Material Contract; or (D) cancel, terminate or modify any term of any Company Material Contract; or

(v)            result in the imposition or creation of any Lien upon or with respect to any asset owned or used by the Company or any of its Subsidiaries (except for Permitted Liens).

(b)            Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (ii) any applicable requirements of the HSR Act or any foreign Antitrust Laws, neither the Company nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Entity in connection with (x) the execution, delivery or performance by the Company of this Agreement, or (y) the consummation by the Company of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions or that would have a Company Material Adverse Effect.

(c)            The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Company Voting Agreement and to the consummation of the Contemplated Transactions. To the Company’s Knowledge, no other takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Voting Agreement or any of the Contemplated Transactions.

3.6            Financial Statements.

(a)            The Company has made available to Parent accurate copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2024 and December 31, 2025, and the related audited consolidated statements of income and cash flows for the fiscal years ended December 31, 2023, 2024 and 2025, together with all related notes and schedules thereto and including a signed unqualified audit report in connection therewith from the auditing firm which audited such consolidated financial statements (the “Company Audited Financial Statements”), and the unaudited consolidated balance sheet and related consolidated statements of income and cash flows for the three-month period ended March 31, 2025 and March 31, 2026 (the “Company Unaudited Financial Statements” and, together with the Company Audited Financial Statements, collectively, the “Company Financial Statements”).

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(b)            The Company Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. There has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP.

(c)            The Company maintains a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Company Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(d)            The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company, (ii) any fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

3.7            Absence of Changes.

(a)            Except as expressly contemplated or permitted by or in connection with the execution and delivery of this Agreement, between the date of the Company’s latest consolidated unaudited balance sheet (the “Company Balance Sheet”) and the date of this Agreement, (i) the Company has conducted its business in the Ordinary Course of Business in all material respects (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions) and (ii) there has not occurred any action, event or occurrence that would have required the consent of Parent pursuant to Sections 5.1(a)(vii), 5.1(a)(ix), 5.1(a)(x), 5.1(a)(xi), 5.1(a)(xiii), 5.1(a)(xiv), 5.1(a)(xv), 5.1(a)(xix) and, to the extent relating to the foregoing, Section 5.1(a)(xxi), had such action, event or occurrence taken place after the execution and delivery of this Agreement.

(b)           Since December 31, 2025, there has not been any Company Material Adverse Effect (disregarding for purposes of this Section 3.7(b) clause (2) of the definition thereof).

3.8            Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, debt or obligation, individually or in the aggregate, of a type required to be recorded or reflected on the Company’s balance sheet or disclosed in the footnotes thereto under GAAP except for liabilities, debts or obligations (a) disclosed, reflected or reserved against in Company Balance Sheet or disclosed in the notes thereto included in the Company Financial Statements as so required by GAAP, (b) that have been incurred by the Company or any of its Subsidiaries since the date of the Company Balance Sheet in the Ordinary Course of Business (none of which are liabilities or obligations directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, Legal Proceeding or violation of, or non-compliance with, Law), (c) for performance of obligations of the Company or any of its Subsidiaries under the Contracts which have not resulted from a breach of such Contracts, breach of warranty, tort, infringement or violation of Law, or (d) incurred in connection with the Contemplated Transactions.

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3.9            Title to Assets. The Company and each of its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or material tangible assets and material equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all material tangible assets reflected on the Company Balance Sheet; and (b) all other material tangible assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or its applicable Subsidiary free and clear of any Liens, other than Permitted Liens.

3.10          Legal Proceedings; Orders.

(a)            As of the date of this Agreement, there is no pending Legal Proceeding and no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any of its Subsidiaries, (C) any Company Associate (in his or her capacity as such) or (D) any of the material assets owned or used by the Company or any of its Subsidiaries; and (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)           Since January 1, 2025, no Legal Proceeding has been pending against the Company or any of its Subsidiaries that resulted, or could reasonably be expected to result, in any liability that is material to the Company and its Subsidiaries, taken as a whole.

(c)            There is no material order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject; provided that to the extent any such representations or warranties in this sentence pertain to any order, writ, injunction, judgment or decree that relates to the execution, delivery, performance or consummation of this Agreement or any of the Contemplated Transactions, such representations and warranties are made only as of the date of this Agreement. To the Company’s Knowledge, no officer or employee of the Company or any of its Subsidiaries is subject to any unsatisfied order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

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3.11          Contracts.

(a)            Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all Company Contracts, entered into prior to or on the date of this Agreement, in the following categories (other than any Company Benefit Plan, any purchase order or work order issued pursuant to the terms of a Company Contract disclosed on Section 3.11(a) of the Company Disclosure Schedule, any quality agreement, any business associate agreement, any data processing addenda and any confidentiality agreement) (each such Company Contract, whether or not set forth on Section 3.11(a) of the Company Disclosure Schedule and including, for purposes of Section 3.11(b) and Section 5.1(a)(xiv), those entered into after the date of this Agreement, a “Company Material Contract”):

(i)            each Contract containing (A) any provision limiting the freedom of the Company or any of its Subsidiaries or, at or after the Effective Time, Parent or any of its Affiliates, to engage in any line of business, development program, therapeutic area or geographic area or with any Person or compete with any Person, other than any covenant not to solicit any employee, customer, or consultant entered into in the Ordinary Course of Business, (B) any “most-favored nations” obligation or similar provision (including with respect to pricing) restricting the Company or any of its Subsidiaries or, at or after the Effective Time, Parent or any of its Affiliates, (C) any exclusivity obligation on the Company, any of its Subsidiaries or, at or after the Effective Time, Parent or any of its Affiliates or (D) an obligation for Company or any of its Subsidiaries to purchase a minimum quantity of goods or services or to purchase all or substantially all of a certain type of good or service from a single vendor and its Affiliates in any geographic area or contains a “take or pay” provision, other than, in the cases of clauses (A) and (C) above, any confidentiality or non-use provisions in Contracts entered into in the Ordinary Course of Business, which are not material to the business of or operations of the Company and its Subsidiaries, taken as a whole;

(ii)             each Contract that governs the formation, creation, governance, economics or control of any joint venture, legal partnership or other similar arrangement, other than with respect to any Contract solely between or among the Company and any of its Subsidiaries;

(iii)            each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $500,000 pursuant to its express terms and not cancelable without penalty;

(iv)            each Contract relating to the disposition or acquisition of material assets or any ownership interest in any entity (whether by merger, sale of stock, sale of assets or otherwise);

(v)             each Contract providing for the creation of any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments providing for the creation of material Indebtedness of the Company or any of its Subsidiaries or creating any material Liens, other than Permitted Liens or Contracts required to be disclosed on Section 3.11(a)(vii) of the Company Disclosure Schedule, with respect to any material assets of the Company or any of its Subsidiaries;

(vi)            each Company Real Estate Lease;

(vii)           each (A) Company Out-bound License, (B) Company In-bound License, (C) settlement, co-existence or other similar Contract that (I) involves the settlement of any pending or threatened Legal Proceeding and (II) either involves a payment obligation after the date of this Agreement in excess of $500,000 or grants a third party a license or right to use or restricts any Person from filing, registering, enforcing, disposing of or otherwise exploiting any Company Owned IP or (D) Contract that includes any covenant, agreement, undertaking or commitment by the Company or its Subsidiaries not to sue any other Person for infringement, misappropriation or other violation of Company IP or otherwise assert any Company IP against any other Person; provided that the foregoing in this subclause (D) shall not be construed to include license grants;

(viii)          each Contract pursuant to which the Company or any of its Subsidiaries has continuing milestone, royalty or similar contingent payment obligations, but not including any payments due upon completion of contracted services, including upon the achievement of development, regulatory or commercial milestones or obligation to pay any royalty, dividend, profit-sharing or similar payment based on the revenues or profits of the Company or any of its Subsidiaries, in each case, excluding indemnification and performance guarantee obligations provided for in the Ordinary Course of Business and any Contracts required to be disclosed on Section 3.11(a)(vii) of the Company Disclosure Schedule;

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(ix)            each Contract that is not terminable at will with no more than 90 days’ prior notice (with no penalty or payment) by the Company or its Subsidiaries, as applicable, and which expressly provides for payment or receipt by the Company or any of its Subsidiaries after the date of this Agreement under any such Contract of more than $1,000,000 in the aggregate;

(x)            each collective bargaining agreement or other similar Contract with any labor organization, union, group or association covering employees of the Company or its Subsidiaries;

(xi)            each Contract with any Company Affiliate providing for severance or similar termination payments, retention or change in control payments, or for the acceleration of vesting or grant of any incentive equity or similar compensation, in connection with the Contemplated Transactions;

(xii)            each Contract pursuant to which any material research or development activities are conducted by the Company or any of its Subsidiaries for a third party, including each master clinical trial agreement or similar framework agreement, but excluding individual clinical site agreements, clinical trial agreements with individual investigators or institutions, and work orders, task orders or statements of work issued under such master clinical trial agreement or similar framework agreement; or

(xiii)            each stockholders’, investors rights’, registration rights or similar Contract to which the Company or any of its Subsidiaries is a party, including the Investor Agreements.

(b)            The Company has made available to Parent true, correct and complete copies of all Company Material Contracts, including all material amendments thereto, in each case in effect on the date of this Agreement but excluding any purchase orders, work orders, quality agreements, business associate agreements and data processing addenda incorporated therein. There are no Company Material Contracts that are not in written form. None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other party to a Company Material Contract, has breached, violated or defaulted under, or received written notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages or pursue other legal remedies which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As to the Company and its Subsidiaries, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No counterparty to a Company Material Contract has notified the Company in writing (or, to the Company’s Knowledge, otherwise) that it intends to terminate or not renew a Company Material Contract.

3.12         Employee and Labor Matters; Benefits Plans.

(a)            Section 3.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all material Company Benefit Plans in effect on the date of this Agreement, including each such Company Benefit Plan that provides for retirement, change in control, stay or retention deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits, but excluding (i) any employment agreement, offer letter, employment contract or consultancy agreement with a natural person that is in all material respects consistent with the standard form made available to Parent prior to the date of this Agreement and listed on Section 3.12(a) of the Company Disclosure Schedule, (ii) any individual equity award agreement that is in all material respects consistent with the standard form made available to Parent prior to the date of this Agreement and listed on Section 3.12(a) of the Company Disclosure Schedule and (iii) any Company Benefit Plans required to be maintained pursuant to applicable Laws that do not provide compensation or benefits in excess of those required by applicable Laws.

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(b)            As applicable with respect to each Company Benefit Plan required to be listed on Section 3.12(a) of the Company Disclosure Schedule, the Company has made available to Parent true, correct and complete copies of (i) each Company Benefit Plan, including all material amendments thereto, and in the case of an unwritten Company Benefit Plan, a written description thereof, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recently filed annual report with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (iv) the most recent determination, opinion or advisory letter from the Internal Revenue Service (“IRS”) with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code, (v) the most recent nondiscrimination testing report, (vi) all non-routine correspondence received from or provided to the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity between January 1, 2025 and the date of this Agreement and (vii) all notices and filings concerning IRS or DOL or other Governmental Entity audits or investigations, including with respect to “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, between January 1, 2025 and the date of this Agreement.

(c)            Each Company Benefit Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.

(d)            The Company Benefit Plans that are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and that are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, or are covered by advisory or opinion letters with respect to a volume submitter or prototype plan, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(e)            None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has maintained, contributed to, been required to contribute to, or had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code), (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (v) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code. The obligations of all Company Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Company Benefit Plan is maintained through a human resources or benefit outsourcing entity, professional employer organization or other similar provider.

(f)            As of the date of this Agreement, there are no pending audits or investigations by any Governmental Entity involving any Company Benefit Plan, and no pending or, to the Company’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto. Since January 1, 2025, all material contributions and premium payments required to have been timely made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither the Company nor any of its Subsidiaries has any liability for any such unpaid contributions with respect to any Company Benefit Plan, all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any plan participant have been timely filed or distributed.

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(g)            None of the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company or any of its Subsidiaries to a material Tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)            No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Part B of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law at the participant or beneficiary’s sole expense or, as described in Section 3.12(h) of the Company Disclosure Schedule, as provided with respect to continuation health coverage as part of severance, and none of the Company or any of its Subsidiaries has any obligation to provide such insurance or benefits (whether under a Company Benefit Plan or otherwise) nor has made a written or oral representation promising to provide such insurance or benefits.

(i)            For each Company Benefit Plan that is a group health plan under Section 733(a)(1) of ERISA, the Company has complied in all material respects with the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”), and COBRA. Neither the Company nor any of its Subsidiaries has failed to comply in all material respects with ERISA Sections 601 to 608 and Code Section 4980B and the Company has, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of PPACA). The Company has not incurred (whether or not assessed), or is not reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under PPACA or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or with respect to any requirement to timely file PPACA information returns with the IRS or provide statements to participants under Section 6056 or 6055 of the Code or state law requirements as applicable, or pursuant to Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of Company Benefit Plans.

(j)            Except as otherwise contemplated under this Agreement or as set forth on Section 3.12(j) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will either alone or in connection with any other event(s) (i) result in any payment (whether of severance pay or otherwise) becoming due to or forgiveness of indebtedness for any Company Associate, (ii) increase any amount of compensation or benefits otherwise payable to any Company Associate, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan (or result in adverse consequences for so doing).

(k)            Neither the execution of this Agreement nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including a termination of employment) will result in the receipt or retention (i) by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Company and its Subsidiaries of any payment or benefit that is characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

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(l)            Each Company Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in material compliance in both form and operation with the requirements of Section 409A of the Code and the regulations promulgated thereunder. The Company does not have any liability for nonreporting or underreporting of income subject to Section 409A of the Code.

(m)            No Person has any “gross up” agreements with the Company or any of its Subsidiaries or other assurance of reimbursement by the Company or any of its Subsidiaries for any Taxes imposed under Section 409A or Section 4999 of the Code.

(n)            There are, and since January 1, 2025 there have been, no actual, threatened or pending negotiations, strikes, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any proceedings or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to the Company’s Knowledge, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries, including through the filing of a petition for representation election.

(o)            The Company and each of its Subsidiaries is, and since January 1, 2025 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration and I-9, reasonable accommodation, disability rights or benefits, child labor, working conditions, privacy, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, hours of work and orders, regulations, ordinances and guidelines by any Governmental Entity regarding COVID-19 (including any “stay at home” orders or other similar orders, regulations or guidelines). Except as would not be reasonably likely to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, with respect to employees of the Company or any of its Subsidiaries, each of the Company and its Subsidiaries, since January 1, 2025 (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), premiums, commissions, paid time off, on-call payments, bonus, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). As of the date of this Agreement, there are no actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company or any of its Subsidiaries or Company Associates (in his or her capacity as such) relating to any current or former employee, applicant for employment, independent contractor, employment agreement or Company Benefit Plan (other than routine claims for benefits). All U.S.-based employees of the Company and its Subsidiaries are employed “at-will” and their employment can be terminated without advance notice or payment of severance.

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(p)            Except as would not be reasonably likely to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, with respect to each individual since January 1, 2025 who rendered services to the Company or any of its Subsidiaries, the Company and each of its Subsidiaries has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, the Company has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages.

(q)            There is not and has not been since January 1, 2025, nor, to the Company’s Knowledge, is there or has there been since January 1, 2025, any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Company’s Knowledge, any union organizing activity, against the Company or any of its Subsidiaries. No event has occurred, and, to the Company’s Knowledge, no condition or circumstance exists, that would reasonably be expected directly or indirectly to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.

(r)            No Company Benefit Plan is or has been maintained outside the jurisdiction of the United States, or covers or covered any employee permanently residing or working outside the United States.

(s)            Since January 1, 2025, neither the Company nor its Subsidiaries has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any single site of employment of the Company or any of its Subsidiaries or one or more operating units within any site of employment of the Company or any of its Subsidiaries or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law. No employee of the Company or any of its Subsidiaries has suffered an employment loss, as defined in the WARN Act, within the 90-day period ending on the Closing Date.

(t)            No Legal Proceedings are as of the date of this Agreement open and pending (or between January 1, 2025 and the date of this Agreement have been settled or otherwise closed) against the Company or any of its Subsidiaries with respect to the employment of, or failure to employ, any individual, including any brought with or by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, or other Governmental Entity regulating the employment or compensation of individuals (or, with respect to discrimination, unlawful harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures), and no employee of the Company or any of its Subsidiaries has made, between January 1, 2025 and the date of this Agreement, a written complaint of discrimination, unlawful harassment, retaliation, or other similar wrongdoing or, to the Company’s Knowledge, between January 1, 2025 and the date of this Agreement, an oral complaint. Between January 1, 2025 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any requests for, or conducted, an internal investigation of any Company Associate with respect to any claims with respect to discrimination, unlawful harassment, retaliation, or other similar wrongdoing. Neither the Company nor any of its Subsidiaries is a party to any settlement agreement with a Company Associate resolving allegations of sexual or other unlawful harassment, discrimination, or retaliation by any Company Associate. The Company and its Subsidiaries have used reasonable best efforts to promptly, thoroughly and impartially investigate all employment discrimination, sexual or other unlawful harassment, and retaliation allegations of, or against, any employee in accordance with applicable Law. With respect to each such allegation with potential merit, the applicable employer has taken prompt corrective action reasonably calculated to prevent further discrimination and harassment or retaliation, and neither the Company nor any of its Subsidiaries reasonably expects to incur any material liability with respect to any such allegation.

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3.13          Environmental Matters. The Company and each of its Subsidiaries are, and have been since January 1, 2025, in compliance in all material respects with all applicable Environmental Laws. The Company and each of its Subsidiaries have and maintain, in full force and effect, all Governmental Authorizations required under applicable Environmental Laws for the operation of their respective businesses or use of the Company Leased Real Property and the Company and each of its Subsidiaries are in compliance in all material respects with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Entity or other Person, that alleges that the Company or any of its Subsidiaries (a) is not in material compliance with, or has material liability pursuant to, any Environmental Law, (b) has been identified as a potentially responsible party with respect to any contaminated site under any Environmental Law or (c) has generated, stored, treated, transported, disposed of or arranged for any other Person to transport or dispose of Hazardous Materials that have been found at any site at which a Governmental Entity or other Person has conducted or has been ordered to conduct a remedial investigation, removal or other response actions pursuant to Environmental Law. To the Company’s Knowledge, there are no underground storage tanks or other underground storage receptacles for Hazardous Materials present on any Company Leased Real Property. To the Company’s Knowledge, there has been no release of or exposure to any Hazardous Materials at, on or under the Company Leased Real Property.

3.14          Taxes.

(a)            The Company and each of its Subsidiaries have timely filed (taking into account all extensions of time to file that have been granted) all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in substantial compliance with all applicable Law. No written claim has ever been made prior to the date of this Agreement by any Governmental Entity in any jurisdiction where the Company or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that the Company or such Subsidiary is subject to taxation by that jurisdiction.

(b)            All income Taxes and any other material Taxes due and owing by the Company or any of its Subsidiaries on or before the date of this Agreement (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Balance Sheet. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material Tax liability outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)            All material Taxes that the Company or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Entity or other Person or properly set aside in accounts for this purpose.

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(d)            There are no Liens for material Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(e)            No outstanding deficiencies for income Taxes or any other material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing. There are no pending or ongoing, nor, to the Company’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (nor any of their predecessors) has waived any statute of limitations in respect of any income Taxes or other material Taxes or agreed to any extension of time with respect to any income Tax or other material Tax assessment or deficiency, which waiver or extension is still in effect.

(f)            Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)            Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than commercial agreements entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes.

(h)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for Tax purposes made on or prior to the Closing Date, (ii) use of an improper method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (vi) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date. The Company has not made any election under Section 965(h) of the Code.

(i)            Neither the Company nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither the Company nor any of its Subsidiaries has any liability for any material Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or otherwise.

(j)            Neither the Company nor any of its Subsidiaries (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code or (ii) has a permanent establishment (within the meaning of an applicable Tax treaty) or other office or fixed place of business in a country other than the country in which it is organized.

(k)            Neither the Company nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

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(l)            Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m)            Neither the Company nor any of its Subsidiaries has availed itself of any Tax relief pursuant to any pandemic response laws that could reasonably be expected to materially impact the Tax payment and/or Tax reporting obligations of the Company and its Affiliates (including Parent and its Subsidiaries) after the Closing Date.

(n)            Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code (A) within the two-year period ending on the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(o)            For purposes of this Section 3.14, each reference to the Company or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company of any of its Subsidiaries.

3.15          Intellectual Property.

(a)            Section 3.15(a) of the Company Disclosure Schedule sets forth, to the Company’s Knowledge, a true, correct and complete list of all of the following Company IP as of the date of this Agreement: (A) issued Patents and pending applications for Patents, (B) registered Trademarks and applications for registration of Trademarks, (C) Internet domain names and (D) registered Copyrights, indicating as to each item, as applicable: (i) the current legal and record owner(s), (ii) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration or application number of the item, (iv) the dates of application, issuance or registration of the item and (v) the current status of the item (e.g., registered or pending). As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than ex parte initial or continuing examination proceedings in front of a government agency) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Company Owned IP, or, to the Company’s Knowledge, any Company Licensed IP, is being or has been contested or challenged. To the Company’s Knowledge, all Company IP is in effect, valid, subsisting and enforceable and has not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable. With respect to Company Owned IP: (x) the Company has taken reasonable steps to avoid revocation, cancellation, or unintentional lapse or otherwise materially adversely affecting its enforceability, use, or priority, (y) to the Company’s Knowledge, all duties of disclosure, candor and good faith have been complied with, and (z) all other material procedural requirements have been complied with, or can be complied with, without materially and adversely affecting such Company Owned IP’s enforceability, use or priority, including, with respect to such Company Owned IP, (1) inventors having been properly identified on all Patents, (2) all necessary affidavits of inventorship, ownership, use and continuing use and other filings having been timely made, and (3) all necessary maintenance fees and other fees timely paid to file, prosecute, obtain and maintain in effect all such rights in all material respects.

(b)            The Company or its Subsidiaries solely and exclusively owns or has rights to all right, title and interest in and to all material Company Owned IP, free and clear of all Liens other than Permitted Liens, and has the right to use all other Intellectual Property Rights necessary for, or used in or held for use by, the Company or its Subsidiaries in their businesses as currently conducted. Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, to the Company’s Knowledge, the applicable third-party licensor solely owns the Intellectual Property Rights that are exclusively licensed or sublicensed to Company or any of its Subsidiaries under a Company In-bound License. Each Company Associate materially involved in the creation or development of any material Company Owned IP has signed a valid, enforceable written agreement containing a present assignment of all such Person’s rights in such material Company Owned IP to the Company or its Subsidiaries (without further payment being owed to any such Person and without any restrictions or obligations on the Company’s or its Subsidiaries’ ownership or use thereof). Each Person with access to any material Trade Secrets owned or purported to be owned by the Company or any of its Subsidiaries has signed a valid, enforceable written agreement containing confidentiality provisions protecting such Trade Secrets, which, to the Company’s Knowledge, has not been materially breached by any such Person. The Company and its Subsidiaries have taken commercially reasonable measures to protect against unauthorized disclosure of any Trade Secret that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

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(c)            No funding, facilities or personnel of any Governmental Entity, university, college, research institute, other educational, academic or not-for-profit institution has been used, in whole or in part, to create any material Company Owned IP or, to the Company’s Knowledge, any material Company Licensed IP, except for any such funding or use of facilities or personnel that does not result in such Person obtaining ownership of, a statutory license to, “march-in” rights or a right to direct the location of manufacturing of products with respect to such Company Owned IP.

(d)            Section 3.15(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of each license agreement pursuant to which the Company or any of its Subsidiaries (i) is granted a license or sublicense under any material Intellectual Property Right owned by any third party that is used by the Company or any of its Subsidiaries in its business as conducted as of the date of this Agreement (each a “Company In-bound License”) or (ii) grants to any third party a license or sublicense under any material Company IP or any material Intellectual Property Right licensed to the Company or any of its Subsidiaries under a Company In-bound License (each a “Company Out-bound License”); provided that neither “Company In-bound Licenses” nor “Company Out-bound Licenses” shall include any Standard IP Contracts.

(e)            To the Company’s Knowledge, since January 1, 2025, the operation of the businesses of the Company and its Subsidiaries has not infringed or misappropriated or otherwise violated any valid Intellectual Property Rights owned by any other Person. As of the date of this Agreement, no Legal Proceeding (i) is pending (or is threatened in writing) against the Company or any of its Subsidiaries alleging that the operation of the businesses of the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Intellectual Property Rights owned by any other Person or (ii) has been commenced (or threatened in writing) by the Company or any of its Subsidiaries against any other Person alleging that the operation of the businesses of such Person is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Company Owned IP. Since January 1, 2025, neither the Company nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the businesses of the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated Intellectual Property Rights of another Person nor has the Company or any of its Subsidiaries made any written notice or other written communication alleging any other Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Owned IP. To the Company’s Knowledge, no third party is infringing, misappropriating or otherwise violating any Company IP.

(f)            None of the Company Owned IP or, to the Company’s Knowledge, any Company Licensed IP, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company or any of its Subsidiaries of any such Company Owned IP or Company Licensed IP.

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(g)            None of the Company or its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company IP.

3.16          Privacy and Data Security.

(a)            The operation of the Company’s and its Subsidiaries’ business is in compliance in all material respects with applicable Data Protection Regulations. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Contemplated Transactions will result in any material violation of applicable Data Protection Regulations. Since January 1, 2023, there have been (i) no Security Incidents materially impacting Personal Data (including any clinical trial data or other data obtained from or about clinical trial subjects, research participants, investigators, or investigator personnel) or any confidential data or Trade Secrets used in the business of the Company or its Subsidiaries as currently conducted (collectively, “Company Sensitive Data”) (and the Company and its Subsidiaries have not provided or been required under applicable Data Protection Regulations to provide notification of any breach of privacy or data security), (ii) no material violations of any security policy of the Company or its Subsidiaries regarding any such Company Sensitive Data and (iii) no material unintended or improper disclosure of any Company Sensitive Data in the possession, custody or control of the Company or its Subsidiaries or a contractor or agent acting on behalf of the Company or its Subsidiaries. Since January 1, 2023, none of the Company or its Subsidiaries has received any written notice (x) from a vendor or data processor that processes Company Sensitive Data on behalf of the Company or any of its Subsidiaries with respect to a Security Incident materially impacting Company Sensitive Data or (y) from any other Person, including from any supervisory authority or Governmental Entity of any complaint, investigation, inquiry or enforcement action regarding its Company Sensitive Data processing.

(b)            Each of the Company and its Subsidiaries has materially complied, and continues to materially comply, with applicable Data Protection Regulations, including with (i) requirements to process Personal Data lawfully, (ii) contractual requirements applicable to the engagement of data processors processing Personal Data on behalf of the Company and its Subsidiaries, (iii) requirements to provide adequate security measures to protect Company Sensitive Data, (iv) conduct of appropriate data privacy impact assessments to the extent required by applicable Data Protection Regulations, (v) provisions related to lawful cross-border data transfers of Personal Data and (vi) applicable requirements for the collection, use, storage and security of clinical trial data under ICH Guidelines for Good Clinical Practice and applicable regulations.

(c)            Each of the Company and its Subsidiaries has implemented commercially reasonable physical, technical and organizational measures designed to protect Company Sensitive Data against loss, destruction and damage, unauthorized access, use, modification, disclosure or other misuse.

(d)            To the Company’s Knowledge, (i) the Company and its Subsidiaries have implemented commercially reasonable safeguards for transfers of Personal Data outside of a country of origin in compliance in all material respects with applicable Data Protection Regulations, and (ii) none of the Company or its Subsidiaries has suspended or terminated a transfer of Personal Data due to violation of applicable Data Protection Regulations or received any written notice from a supervisory authority regarding any concerns about a transfer of Personal Data, except, in each case, as would not have a Company Material Adverse Effect.

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(e)            With respect to any clinical trial or other clinical research study conducted by or on behalf of the Company or any of its Subsidiaries, to the Company’s Knowledge, the Company and its Subsidiaries have obtained all required informed consents from clinical trial subjects and research participants and all required approvals from institutional review boards or independent ethics committees, in each case in compliance in all material respects with applicable Data Protection Regulations, 21 C.F.R. Parts 50 and 56 and ICH Guidelines for Good Clinical Practice.

(f)            The Company and its Subsidiaries have deployed and used AI in material compliance with all applicable Laws and Data Protection Regulations, as well as in all material respects with Contract terms applicable to the Company and its Subsidiaries’ processing of Training Data. The Company and its Subsidiaries do not use any data that is subject to an obligation of confidentiality by the Company or its Subsidiaries under all applicable Laws and Contracts to which the Company or any of its Subsidiaries is subject or a party, in any prompts or inputs to any AI tools by Company or its Subsidiaries, except in cases where such AI tools do not use such data, prompts or inputs to train the machine learning or algorithm of such tools or to improve the services related to such AI tools other than solely for use by the Company or its Subsidiaries as permitted by all applicable Laws and Contracts to which the Company or any of its Subsidiaries is subject or a party. The Company has implemented and maintains commercially reasonable policies relating to governance or implementation of AI, including its policies relating to (A) management oversight and approval of employees’ and contractors’ use and implementation of AI, and (B) use and implementation of AI in a manner that is designed to avoid violation, infringement or misappropriation of any third Person’s Intellectual Property Rights and violation of applicable Laws. The Company and its Subsidiaries have not used or employed any AI tools in a manner that would materially limit the Company’s or any of its Subsidiaries’ ownership of, or otherwise materially impair the Company’s or any of its Subsidiaries’ ability to use, commercialize, or otherwise exploit, the Intellectual Property Rights in or pertaining to any output generated by the use of AI tools by or for the Company and its Subsidiaries. The Company does not use AI for any activity that is banned or prohibited under any applicable Law, including activities designated as “high risk” or otherwise subject to heightened requirements or restrictions under any applicable Law.

3.17         Compliance with Laws; Permits; Regulatory Matters.

(a)            The Company and each of its Subsidiaries are and, to the Company’s Knowledge, each Company Partner is, and since January 1, 2025 have been, in compliance in all material respects with all applicable Laws, including Health Care Laws. Since January 1, 2025, neither the Company, any of its Subsidiaries nor, to the Company’s Knowledge, any Company Partner has received any pending or threatened claim, complaint, suit, proceeding, hearing, enforcement audit, investigation, arbitration, or other adverse action from any Person, including any Governmental Entity or customer, alleging product liability, material non-compliance or material violation of any applicable Laws, including Health Care Laws.

(b)            There is no judgment, injunction, order or decree by a Governmental Entity binding upon the Company, any of its Subsidiaries or, to the Company’s Knowledge, any Company Partner, which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any current material business practice of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any Company Partner, any acquisition of material property by the Company, any of its Subsidiaries or, to the Company’s Knowledge, any Company Partner, or the conduct of any material portion of the business by the Company, any of its Subsidiaries or, to the Company’s Knowledge, any Company Partner, as currently conducted, (ii) is reasonably likely to have a material adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the Contemplated Transactions; provided that the representations and warranties in the foregoing clauses (ii) and (iii) are made only as of the date of this Agreement. The Company is not and, since January 1, 2025, has not been a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders, or similar agreements with or imposed by any Governmental Entity.

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(c)            The Company, its Subsidiaries and, to the Company’s Knowledge, each Company Partner currently hold and operate in compliance in all material respects with, and, at all times since January 1, 2025, have held and operated in compliance in all material respects with, all Governmental Authorizations that are or have been necessary for the conduct of the business of the Company and its Subsidiaries as previously conducted and as currently being conducted. All such permits that are necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company Permits”) and necessary for the conduct of the business of the Company Partners as currently conducted (the “Company Partner Permits”) are valid and are in full force and effect (in the case of the Company Partner Permits, to the Company’s Knowledge), and, assuming the notices, filings or other Consents listed on Section 3.17(c) of the Company Disclosure Schedule have been made or obtained, will continue to be so upon consummation of the Contemplated Transactions, except as would not have a Company Material Adverse Effect.

(d)            The Company, its Subsidiaries and, to the Company’s Knowledge, the Company Partners, hold all right, title and interest in and to all Company Permits and Company Partner Permits free and clear of any Lien. All fees and charges with respect to such Company Permits and Company Partner Permits, as of the date of this Agreement, have been paid in full and all filing, reporting and maintenance obligations have been completely and timely satisfied (in the case of the Company Partner Permits, to the Company’s Knowledge), except as would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits and the Company Partner Permits. To the Company’s Knowledge, as of the date of this Agreement, no Legal Proceeding is pending or threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit or any Company Partner Permit.

(e)            None of the Company Products have been or have been requested by a Governmental Entity or other Person to be recalled, withdrawn, removed, suspended, seized, the subject of a corrective action, or discontinued (whether voluntarily or otherwise) (collectively “Recall”). Neither the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, any Governmental Entity or other Person, has sought, is seeking, or, to the Company’s Knowledge, has or is currently threatening or contemplating any Recall of a Company Product. The Company Products have been manufactured, packaged, labeled, tested, stored, shipped, handled, warehoused and distributed in material compliance with all applicable Health Care Laws and are not and have not been prohibited from introduction into interstate commerce under applicable Health Care Laws. Except as would not have a material impact on the Company and its Subsidiaries, taken as a whole, since January 1, 2025, neither the Company nor any of its Subsidiaries has either voluntarily or involuntarily issued, or caused to be issued, any notice or communication due to an alleged lack of safety, efficacy or material noncompliance with any applicable Health Care Laws for any Company Product. To the Company’s Knowledge, as of the date of this Agreement, there are no facts that would reasonably be expected to result in (x) such a notice or communication or (y) the termination or suspension of marketing of any Company Product.

(f)            As of the date of this Agreement, none of the Company, its Subsidiaries, or any of their respective officers, directors, employees, independent contractors or, to the Company’s Knowledge, agents or the Company Partners and their respective officers, directors, employees, independent contractors or agents have been or are currently:

(i)            subject to mandatory or permissive debarment or suspension pursuant to 21 U.S.C. § 335a;

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(ii)            excluded under 42 U.S.C. § 1320a-7 or any similar law, rule or regulation of any Governmental Entity;

(iii)            excluded, debarred, suspended or deemed ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration;

(iv)            charged, named in a complaint, convicted, or otherwise found liable in any Legal Proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a – 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other applicable Health Care Laws or, to the Company’s Knowledge, threatened with prosecution by a Governmental Entity, including the Centers for Medicare and Medicaid Services, the U.S. Department of Health and Human Services, state attorney general, or the U.S. Department of Justice, for any violation of any of the foregoing;

(v)            disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812, or otherwise restricted, in whole or in part, or subject to an assurance; or

(vi)            had a pending Legal Proceeding, or otherwise received any written notice from any Governmental Entity or any Person threatening, investigating, or pursuing (i)-(v) above or, to the Company’s Knowledge, committed any violation of any applicable Health Care Law, that could reasonably be expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(g)            The Company has not been restrained in any material respect by a Governmental Entity in its ability to conduct or have conducted the manufacturing; non-clinical, clinical or other testing; distribution; promotion or marketing of the Company Products.

(h)            All studies and tests conducted by or on behalf of, or sponsored by, the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries or the Company Products has participated, were and, if still pending, are being conducted in compliance in all material respects with all applicable Health Care Laws. To the Company’s Knowledge, the study reports, protocols, and statistical analysis plans for all such studies and tests accurately, completely, and fairly reflect the results from such studies and tests. As of the date of this Agreement, the Company has not received written notice of any complaints, information, or adverse experience reports related to a Company Product that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(i)            Since January 1, 2025, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of the Company Partners has received any written notice from FDA or any other Governmental Entity that it has (i) commenced, or threatened to initiate, any Legal Proceeding to implement a partial or full clinical hold or withdraw any approvals granted to the Company for any clinical investigation of any Company Product, or (ii) commenced, or threatened to initiate, any Legal Proceeding to enjoin manufacture or distribution of any Company Product.

(j)            To the Knowledge of the Company, there are no material Legal Proceedings or governmental, regulatory or administrative investigations, audits, inquiries or actions, or any facts, circumstances or conditions that would reasonably be expected to form the basis for any material Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action, against or affecting the Company, any of its Subsidiaries or any of the Company Partners arising under (i) the FDCA and the regulations of FDA promulgated thereunder or similar Law, (ii) the Public Health Service Act of 1944, (iii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Laws, (iv) applicable Laws relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including United States federal and state Laws pertaining to the Medicare and Medicaid programs, United States federal and state Laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a Governmental Entity or government or private health care program, and United States federal or state Laws pertaining to contracting with the government and similar Laws or (v) ICH Guidelines for Good Clinical Practice, 21 C.F.R. Parts 11, 50, 54, 56, 312, 812 and 814 or any comparable foreign Laws relating to the conduct of clinical trials.

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(k)            The Company, its Subsidiaries and, to the Company’s Knowledge, the Company Partners have not made any false, misleading, or untrue statement of material fact, or failed to disclose a material fact required to be disclosed, to any Governmental Entity, nor committed any act, made any statement, or failed to make any statement that would reasonably be likely to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” or for any other Governmental Entity to invoke any similar policy.

3.18         Insurance. The Company has made available to Parent true, correct and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries in effect on the date of this Agreement. Each insurance policy of the Company and each of its Subsidiaries is in full force and effect and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, between January 1, 2025 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding or informed the Company or any of its Subsidiaries of its intent to do so.

3.19         Real Estate. Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property. Section 3.19 of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all real properties with respect to which the Company or any of its Subsidiaries directly or indirectly holds a valid leasehold interest (including any subleases, licenses or sublicenses) as well as any other real estate that is in the possession of or leased, subleased or licensed by the Company or any of its Subsidiaries (the “Company Leased Real Property”), and a true, correct and complete list of all of the Company Leased Real Property under which any such real property is leased, subleased, licensed or otherwise possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default by the Company thereunder (or any act which, with notice or the passage of time, or both, could result in a material default under the Company Real Estate Leases). The Company’s or its applicable Subsidiary’s use, occupancy and operation of each such Company Leased Real Property conforms to all applicable Laws, and the Company or its applicable Subsidiary has exclusive possession of each such Company Leased Real Property and has not granted any use or occupancy rights to tenants, subtenants or licensees with respect to such Company Leased Real Property. Neither the Company nor any of its Subsidiaries has assigned, transferred, mortgaged, subleased or pledged (directly or indirectly) any interest in any of the Company Real Estate Leases. In addition, each of the Company and its applicable Subsidiary has a valid leasehold interest in (or a valid right to use and occupy) the Company Leased Real Property, free and clear of all Liens other than Permitted Liens. To the Company’s Knowledge, neither the whole nor any part of the Company Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Entity, and no such condemnation or other taking is threatened or contemplated. The Company Leased Real Property comprises all of the real property used in, and is necessary for, the operation of the business of the Company and its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries has ever leased or operated at any real property other than the Company Leased Real Property. All structures and buildings on the Company Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted. To the Company’s Knowledge, there is no pending or contemplated special assessment or reassessment of any parcel included in the Company Leased Real Property that would result in a material increase in the rent, additional rent or other sums and charges payable by the Company or its Subsidiaries.

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3.20          Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement/Prospectus will, at the date the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any material respect.

3.21          Transactions with Affiliates. Since January 1, 2025, no event has occurred that would constitute a transaction between the Company and any of its Affiliates, directors, executive officers or beneficial owners of more than five percent of the outstanding equity securities of the Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act if the Company were subject to such reporting requirements.

3.22          Brokers and Finders. Except for Wedbush Securities Inc., no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.23         Certain Business Practices.

(a)            None of the Company, any of its Subsidiaries or any of their respective directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, or other unlawful payment, in the form of cash, gifts, or anything of value, or taken any other action or made or failed to make any other statement, in violation of Anti-Bribery Laws. Neither the Company nor any of its Subsidiaries nor any of their respective officers, employees or agents is or has been, in any capacity relating to the Company or such Subsidiary, the subject of any debarment or exclusionary claims, actions, proceedings, or, to the Company’s Knowledge, investigation by any Governmental Entity with respect to potential violations of Anti-Bribery Laws. None of the Company, any of its Subsidiaries or any of their respective principals (as defined at 48 C.F.R. 52.209-5(a)(2)) would be required to certify affirmatively to any element of the certification at 48 C.F.R. 52.209-5.

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(b)            None of the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees acting on their behalf, is currently, or has in the past five years been (i) a Sanctioned Person, (ii) organized or ordinarily resident in a Sanctioned Country, (iii) engaged in any unlawful dealings or transactions or entered into any agreement with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of any licenses or authorizations under all applicable Ex-Im Laws or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(c)            Neither the Company nor any of its Subsidiaries is, or is owned or controlled by, a Sanctioned Person, and to the Company’s Knowledge, no officer, manager, director or holder of shares, stocks, securities or other interest in the Company or its Subsidiaries is a Sanctioned Person.

(d)            Each of the Company and its Subsidiaries has obtained all authorizations, licenses, and other permits, consents, notices, waivers, and approvals as required by Trade Control Laws and is in compliance with the terms of all such authorizations, licenses, and other permits, consents, notices, waivers, and approvals. There are no active or pending internal or third-party (including Governmental Entity) investigations related to the Company’s or any of its Subsidiaries’ compliance with Trade Control Laws.

3.24         Ownership of Parent Common Stock. Since January 1, 2025, neither the Company nor any of its Subsidiaries has “owned” (as such term is defined in Section 203(c) of the DGCL), directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which the Company or any its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent represents and warrants to the Company as set forth in the statements contained in this Article IV except as set forth (a) in the Parent SEC Documents filed with, or furnished to, the SEC on or after January 1, 2025 and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent of this Agreement (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section of the Parent Disclosure Schedule shall be deemed to qualify other sections in this Article IV to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections.

4.1            Organizational Documents. Parent has made available to the Company accurate and complete copies of the Organizational Documents of Parent, Merger Sub and each of Parent’s other Subsidiaries in effect as of the date of this Agreement. Neither Parent, nor Merger Sub nor any of Parent’s other Subsidiaries is in material breach or violation of its respective Organizational Documents.

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4.2            Due Organization; Subsidiaries.

(a)            Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not have a Parent Material Adverse Effect.

(b)            Parent is duly licensed and qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified would not have a Parent Material Adverse Effect.

(c)            Each of Parent’s Subsidiaries is identified in Section 4.2(c) of the Parent Disclosure Schedule; and neither Parent nor any of the entities identified in Section 4.2(c) of the Parent Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity other than the entities identified in Section 4.2(c) of the Parent Disclosure Schedule.

(d)            Each of Parent’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not have a Parent Material Adverse Effect.

(e)            Neither Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Parent nor any of its Subsidiaries has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Parent nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other entity.

(f)            All of the outstanding shares of capital stock or equivalent equity interests of each Subsidiary of Parent are owned of record and beneficially, directly or indirectly, by Parent free and clear of all material liens, pledges, security interests or other encumbrances.

4.3            Capitalization.

(a)            The authorized capital stock of Parent as of the date of this Agreement consists of (i) 600,000,000 shares of common stock, par value $0.001 per share (the “Parent Common Stock”), of which 391,462,923 shares have been issued and are outstanding as of the close of business on the Reference Date and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares have been issued and are outstanding as of the close of business on the Reference Date. After giving effect to the Parent Charter Amendment, Parent has authorized a sufficient number of shares of Parent Common Stock to issue the Merger Consideration. Parent does not hold any shares of its capital stock in its treasury. From the close of business on the Reference Date to the date of this Agreement, Parent has not issued any shares of its capital stock other than the issuance of shares of Parent Common Stock upon the exercise of Parent Equity Awards, Parent ESPP Options or Parent Warrants, in each case that were outstanding as of the close of business on the Reference Date in accordance with the terms thereof. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Parent or any of its Subsidiaries.

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(b)            Section 4.3(b) of the Parent Disclosure Schedule lists, as of the Reference Date, (i) each holder of issued and outstanding Parent Warrants, (ii) the number and type of shares subject to each Parent Warrant, (iii) the exercise price of each Parent Warrant, and (iv) the termination date of each Parent Warrant.

(c)            All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. The shares of Parent Common Stock issuable as Merger Consideration will be, when issued, duly authorized and validly issued and fully paid and nonassessable, and not subject to, or issued in violation of, any preemptive right, right of participation, right of maintenance, right of first refusal or any similar right. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. There is no Parent Contract pursuant to which Parent or any of its Subsidiaries may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

(d)            Except for (i) Parent’s 2011 Equity Incentive Plan, Parent’s 2022 Inducement Incentive Plan, Parent’s 2017 Inducement Incentive Plan, and the SomaLogic Equity Plans, in each case, as amended (collectively, the “Parent Equity Plans”) and the award agreements thereunder, and (ii) Parent’s 2017 Employee Stock Purchase Plan, as amended (the “Parent ESPP”), Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, (A) 66,598,611 shares of Parent Common Stock were authorized for issuance under the Parent Equity Plans, of which 32,020,617 shares of Parent Common Stock were subject to issuance upon the exercise of Parent Options, 18,687,069 shares of Parent Common Stock were issuable upon settlement of Parent RSUs, and 15,890,925 shares of Parent Common Stock remained available for future issuance pursuant to the Parent Equity Plans, and (B) 285,087 shares of Parent Common Stock remained available for future issuance pursuant to the Parent ESPP. Section 4.3(d) of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the Reference Date, with respect to each Parent Equity Award of (i) the name of the holder of such Parent Equity Award (or if not permitted under applicable Data Protection Regulations, the grant ID); (ii) the number of shares of Parent Common Stock subject to such Parent Equity Award; (iii) the Parent Equity Plan under which such Parent Equity Award was granted; (iv) the grant or issuance date of such Parent Equity Award; (v) the applicable vesting schedule of such Parent Equity Award; and (vi) if such Parent Equity Award is a Parent Option, the exercise price and the expiration date of such Parent Option and whether such Parent Option is intended to be an “incentive stock option” as defined in Section 422 of the Code. After giving effect to the Parent Charter Amendment, Parent has authorized, subject to approval by Parent’s stockholders, a sufficient number of shares of Parent Common Stock issuable upon the exercise of Company Options to be assumed by Parent pursuant to Section 2.3(a) as of the Effective Time.

(e)            Except for the Parent Equity Awards, Parent ESPP Options, and the Parent Warrants, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries or (iii) condition or circumstance that would be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights (including any rights that are linked in any way to the price or value of the capital stock or other securities) with respect to Parent or any of its Subsidiaries.

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(f)            All outstanding shares of Parent Common Stock, the Parent Equity Awards, the Parent Warrants and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws, (ii) the Organizational Documents of Parent and (iii) all requirements set forth in applicable Contracts. No Parent Options have an exercise price that has been less than the fair market value of the underlying stock as of the date such Parent Option was granted or has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code. Each Parent Option characterized by Parent as an “incentive stock option” within the meaning of Section 422 of the Code was granted in compliance with all of the applicable requirements of Section 422 of the Code.

4.4            Authority; Binding Nature of Agreement; Required Vote.

(a)            Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, with respect to Parent, to receipt of the Parent Stockholder Approval, and with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to consummate the Contemplated Transactions.

(b)            At a meeting duly called and held, the Special Committee has unanimously (i) determined that the Contemplated Transactions are advisable, fair to and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Contemplated Transactions and recommend that the Parent Board approve and declare advisable the Contemplated Transactions and (iii) recommended that the Parent Board resolve to make the Parent Board Recommendation. The Parent Board, acting upon the recommendation of the Special Committee at a meeting duly called, has (i) determined that the Contemplated Transactions are advisable, fair to and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) resolved to make the Parent Board Recommendation. As of the date of this Agreement, such resolutions have not been amended or withdrawn. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except, in each case, as enforcement may be limited by the Enforceability Exceptions. Prior to the execution of the Parent Voting Agreement, the Parent Board approved the Parent Voting Agreement and the transactions contemplated thereby.

(c)            Except for (i) the approval of the Parent Share Issuance, by the affirmative vote of a majority of the voting power of the shares of Parent’s capital stock present in person or represented by proxy at the Parent Stockholder Meeting and entitled to vote on such matter, (ii) the approval of the Parent Charter Amendment and the Parent Reverse Stock Split by the affirmative vote of the holders of Parent’s capital stock entitled to vote thereon, voting as a single class, by a majority of the votes cast for or against such matter (such approvals set forth in (i) and (ii), collectively, the “Parent Stockholder Approval”) and (iii) the approval of the Post-Closing Equity Incentive Plan and Post-Closing ESPP by the affirmative vote of a majority of the voting power of the shares of Parent’s capital stock present in person or represented by proxy at the Parent Stockholders Meeting and entitled to vote thereon, no other corporate proceedings on the part of the Parent stockholders are necessary to authorize, adopt or approve, as applicable, this Agreement or the Contemplated Transactions.

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4.5            Non-Contravention; Consents.

(a)            Subject to (i) obtaining the Parent Stockholder Approval, (ii) the filing of the Certificate of Merger required by the DGCL, (iii) (A) the filing with the SEC of the Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Registration Statement and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the Contemplated Transactions, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (v) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration and (vi) any applicable requirements of the HSR Act or any foreign Antitrust Laws, neither (x) the execution, delivery or performance of this Agreement by Parent nor (y) the consummation by Parent of the Contemplated Transactions, will (with or without notice or lapse of time):

(i)            result in a violation or breach of any of the provisions of the Organizational Documents of Parent or any of its Subsidiaries;

(ii)            result in a violation or breach of, or give any Governmental Entity the right to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the assets owned by Parent or any of its Subsidiaries, is subject;

(iii)            result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries;

(iv)            result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Parent Material Contract; (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (C) accelerate the maturity or performance of any Parent Material Contract; or (D) cancel, terminate or modify any term of any Parent Material Contract; or

(v)            result in the imposition or creation of any Lien upon or with respect to any asset owned or used by Parent or any of its Subsidiaries (except for Permitted Liens);

(b)            Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) (A) the filing with the SEC of the Proxy Statement/Prospectus in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of the Registration Statement, and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, and the Contemplated Transactions, (iii) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Parent Common Stock to be issued as the Merger Consideration, (iv) such filings with and approvals of Nasdaq as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as the Merger Consideration, (v) any applicable requirements of the HSR Act or any foreign Antitrust Laws, and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither Parent nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Entity in connection with (x) the execution, delivery or performance by Parent of this Agreement, or (y) the consummation by Parent of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent to consummate the Contemplated Transactions or that would have a Parent Material Adverse Effect.

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(c)            The Parent Board and the board of directors of Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Parent Voting Agreement and to the consummation of the Contemplated Transactions. To Parent’s Knowledge, no other takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Parent Voting Agreement or any of the Contemplated Transactions.

4.6            SEC Documents; Financial Statements.

(a)            Other than such documents that can be obtained on the SEC’s website at www.sec.gov, Parent has made available to the Company accurate copies of all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC after the date that is 12 months prior to the date hereof (the “Parent SEC Documents”). Since the date 12 months prior to the date hereof, all material statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (or, in the case of a Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. The certifications and statements required by Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Parent Certifications”) are accurate and complete in all material respects and comply as to form and content in all material respects with all applicable Laws. As used in this Section 4.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)            The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-Q under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed between January 1, 2025 and the date of this Agreement there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP.

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(c)            As of the date of this Agreement, Parent is in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

(d)            Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s system of internal control over financial reporting as of March 31, 2026, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(e)            Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Parent Certifications.

(f)            As of May 29, 2026, Parent’s cash, cash equivalents and marketable securities, as determined in accordance with GAAP and in a manner consistent with the preparation of the Parent Balance Sheet, are not less than $543,793,566.

(g)            Section 4.6(g) of the Parent Disclosure Schedule sets forth, as of April 30, 2026, an aging schedule of all accounts payable and accounts receivable of Parent and its Subsidiaries, which schedule is, to the Knowledge of Parent, complete and accurate.

(h)            A good faith estimate of Parent Net Cash, including each component thereof, as of the date of this Agreement, is set forth in Section 4.6(h) of the Parent Disclosure Schedule.

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4.7            Absence of Changes.

(a)            Except as expressly contemplated or permitted by or in connection with the execution and delivery of this Agreement, between the date of Parent’s latest consolidated unaudited balance sheet (the “Parent Balance Sheet”) and the date of this Agreement, (i) Parent has conducted its business in the Ordinary Course of Business in all material respects (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions) and (ii) there has not occurred any action, event or occurrence that would have required the consent of the Company pursuant to Sections 5.1(b)(vii), 5.1(b)(ix), 5.1(b)(xi), 5.1(b)(xii), 5.1(b)(xiv), 5.1(b)(xv), 5.1(b)(xix), 5.1(b)(xxiii), 5.1(b)(xxiv) and, to the extent relating to the foregoing, Section 5.1(b)(xxvi), had such action, event or occurrence taken place after the execution and delivery of this Agreement.

(b)            Since December 31, 2025, there has not been any Parent Material Adverse Effect (disregarding for purposes of this Section 4.7(b) clause (2) of the definition thereof).

4.8            Absence of Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liability, debt or obligation, individually or in the aggregate, of a type required to be recorded or reflected on Parent’s balance sheet or disclosed in the footnotes thereto under GAAP except for liabilities, debts or obligations (a) disclosed, reflected or reserved against in the Parent Balance Sheet or disclosed in the notes thereto included in the Parent SEC Documents as so required by GAAP, (b) that have been incurred by Parent or any of its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business (none of which are liabilities or obligations directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, Legal Proceeding or violation of, or non-compliance with, Law), (c) for performance of obligations of Parent or any of its Subsidiaries under the Contracts which have not resulted from a breach of such Contracts, breach of warranty, tort, infringement or violation of Law, or (d) incurred in connection with the Contemplated Transactions.

4.9            Title to Assets. Parent and each of its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or material tangible assets and material equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all material tangible assets reflected on the Parent Balance Sheet; and (b) all other material tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent or its applicable Subsidiary free and clear of any Liens, other than Permitted Liens.

4.10            Legal Proceedings; Orders.

(a)            As of the date of this Agreement, there is no pending material Legal Proceeding and no Person has threatened in writing to commence any material Legal Proceeding: (i) that involves (A) Parent, (B) any of its Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or any of its Subsidiaries; and (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)            Between January 1, 2025 and the date of this Agreement, no Legal Proceeding has been pending against Parent or any of its Subsidiaries that resulted, or could reasonably be expected to result, in any liability that is material to Parent and its Subsidiaries, taken as a whole.

(c)            As of the date of this Agreement, there is no material order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject; provided that to the extent any such representations or warranties in this sentence pertain to any order, writ, injunction, judgment or decree that relates to the execution, delivery, performance or consummation of this Agreement or any of the Contemplated Transactions, such representations and warranties are made only as of the date of this Agreement. To Parent’s Knowledge, no officer or employee of Parent or any of its Subsidiaries is subject to any unsatisfied order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

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4.11            Contracts.

(a)            Section 4.11(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all Parent Contracts, entered into prior to or on the date of this Agreement, in the following categories (other than any Parent Benefit Plan, any purchase order or work order issued pursuant to the terms of a Parent Contract disclosed on Section 4.11(a) of the Parent Disclosure Schedule, any quality agreement, any business associate agreement, any data processing addenda and any confidentiality agreement) (each such Parent Contract, whether or not set forth on Section 4.11(a) of the Parent Disclosure Schedule and including, for purposes of Section 4.11(b) and Section 5.1(b)(xv), those entered into after the date of this Agreement, a “Parent Material Contract”):

(i)            each material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii)            each Contract containing (A) any provision limiting the freedom of Parent or any of its Subsidiaries or, at or after the Effective Time, the Company or any of its Affiliates, to engage in any line of business, development program, therapeutic area or geographic area or with any Person or compete with any Person, other than any covenant not to solicit any employee, customer, or consultant entered into in the Ordinary Course of Business, (B) any “most-favored nations” obligation or similar provision (including with respect to pricing) restricting Parent or any of its Subsidiaries or, at or after the Effective Time, the Company or any of its Affiliates, (C) any exclusivity obligation on Parent or any of its Subsidiaries or, at or after the Effective Time, the Company or any of its Affiliates or (D) an obligation for Parent or any of its Subsidiaries to purchase a minimum quantity of goods or services or to purchase all or substantially all of a certain type of good or service from a single vendor and its Affiliates in any geographic area or contains a “take or pay” provision, other than, in the cases of clauses (A) and (C) above, any confidentiality or non-use provisions in Contracts entered into in the Ordinary Course of Business, which are not material to the business of or operations of Parent and its Subsidiaries, taken as a whole;

(iii)            each Contract that governs the formation, creation, governance, economics or control of any joint venture, legal partnership or other similar arrangement, other than with respect to any Contract solely between or among Parent and any of its Subsidiaries;

(iv)            each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $150,000 pursuant to its express terms and not cancelable without penalty;

(v)            each Contract relating to the disposition or acquisition of material assets or any ownership interest in any entity (whether by merger, sale of stock, sale of assets or otherwise);

(vi)            each Contract providing for the creation of any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments providing for the creation of material Indebtedness of Parent or any of its Subsidiaries or creating any Liens, other than Permitted Liens or Contracts required to be disclosed on Section 4.11(a)(vii) of the Parent Disclosure Schedule, with respect to any material assets of Parent or any of its Subsidiaries;

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(vii)            each Parent Real Estate Lease;

(viii)            each (A) to Parent’s Knowledge, Parent Out-bound License, (B) to Parent’s Knowledge, Parent In-bound License, (C) settlement, co-existence or other similar Contract that (I) involves the settlement of any pending or threatened Legal Proceeding and (II) either involves a payment obligation after the date of this Agreement in excess of $250,000 or grants a third party a license or right to use or restricts any Person from filing, registering, enforcing, disposing of or otherwise exploiting any Parent Owned IP or (D) Contract that includes any covenant, agreement, undertaking or commitment by the Parent or its Subsidiaries not to sue any other Person for infringement, misappropriation or other violation of any Parent IP or otherwise assert any Parent IP against any other Person; provided that the foregoing this subclause (D) shall not be construed to include license grants;

(ix)            each Contract pursuant to which Parent or any of its Subsidiaries has continuing milestone, royalty or similar contingent payment obligations, but not including any payments due for or upon completion of contracted services, including upon the achievement of development, regulatory or commercial milestones or obligation to pay any royalty, dividend, profit-sharing or similar payment based on the revenues or profits of Parent or any of its Subsidiaries, in each case, excluding indemnification and performance guarantee obligations provided for in the Ordinary Course of Business, any Contracts required to be disclosed on Section 4.11(a)(viii) of the Parent Disclosure Schedule and any Parent In-bound Licenses that are terminable at will (with no penalty or payment);

(x)            each Contract that is not terminable at will with no more than 90 days’ prior notice (with no penalty or payment) by Parent or its Subsidiaries, as applicable, and which expressly provides for payment or receipt by Parent or any of its Subsidiaries after the date of this Agreement under any such Contract of more than $250,000;

(xi)            each collective bargaining agreement or other similar Contract with any labor organization, union, group or association covering employees of Parent or its Subsidiaries;

(xii)            the Illumina Agreement, and any other Contracts with Illumina or any of its Affiliates in connection with the transactions contemplated by the Illumina Agreement and any Contracts between Parent and any Subsidiaries sold as part of the Divested Business;

(xiii)            each Contract (A) providing for the payment of cash or any other compensation or benefits upon the consummation of the Merger, (B) restricting Parent’s ability to terminate the employment of any employee, thereof at any time for any lawful reason or for no reason without penalty, other than as required by applicable Law, (C) restricting Parent’s ability to terminate the services of any individual consultant or any individual independent contractor thereof at any time for any lawful reason or for no reason without penalty, other than any such Contract that is terminable upon no more than thirty (30) days’ prior notice or (D) providing for severance or similar termination payments, retention or change in control payments, or for the acceleration of vesting or grant of any incentive equity or similar compensation; or

(xiv)            each Contract pursuant to which any material research or development activities are conducted by the Parent or any of its Subsidiaries for a third party.

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(b)            Parent has made available to the Company true, correct and complete copies of all Parent Material Contracts, including all material amendments thereto, in each case in effect on the date of this Agreement but excluding any purchase orders, work orders, quality agreements, business associate agreements and data processing addenda incorporated therein. There are no Parent Material Contracts that are not in written form. None of Parent, any of its Subsidiaries or, to Parent’s Knowledge, any other party to a Parent Material Contract, has breached, violated or defaulted under, or received written notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages or pursue other legal remedies which would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. As to Parent and its Subsidiaries, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No counterparty to a Parent Material Contract has notified Parent in writing (or, to Parent’s Knowledge, otherwise) that it intends to terminate or not renew a Parent Material Contract.

(c)            All Contracts relating to the “Business” as defined in the Illumina Agreement (herein referred to as the “Divested Business”) have been fully transferred to Illumina, Inc., an Affiliate thereof or an entity acquired by Illumina, Inc. or an Affiliate thereof pursuant to the Illumina Agreement or otherwise constitute liabilities or obligations related to the Business for which Parent is entitled to seek indemnification under Section 9.2(b)(ii) of the Illumina Agreement. Except as set forth on Section 4.12(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any obligations or liabilities to Illumina, Inc. or any of its Affiliates under the Illumina Agreement (including for a breach thereof).

4.12            Employee and Labor Matters; Benefits Plans.

(a)            Section 4.12(a) of Parent Disclosure Schedule sets forth a true, correct and complete list of all material Parent Benefit Plans in effect on the date of this Agreement, including each such Parent Benefit Plan that provides for retirement, change in control, stay or retention deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits, but excluding (i) any employment agreement, offer letter, employment contract or consultancy agreement with a natural person that is in all material respects consistent with the standard form made available to the Company prior to the date of this Agreement and listed on Section 4.12(a) of the Parent Disclosure Schedule, (ii) any individual equity award agreement that is in all material respects consistent with the standard form made available to the Company prior to the date of this Agreement and listed on Section 4.12(a) of the Parent Disclosure Schedule and (iii) any Parent Benefit Plans required to be maintained pursuant to applicable Laws that do not provide compensation or benefits in excess of those required by applicable Laws.

(b)            As applicable with respect to each Parent Benefit Plan required to be listed on Section 4.12(a) of the Parent Disclosure Schedule, Parent has made available to the Company true, correct and complete copies of (i) each Parent Benefit Plan, including all material amendments thereto, and in the case of an unwritten Parent Benefit Plan, a written description thereof, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recently filed annual report with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (iv) the most recent determination, opinion or advisory letter from the IRS with respect to each Parent Benefit Plan intended to qualify under Section 401(a) of the Code, (v) the most recent nondiscrimination testing report, (vi) all non-routine correspondence received from or provided to the DOL, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity between January 1, 2025 and the date of this Agreement and (vii) all notices and filings concerning IRS or DOL or other Governmental Entity audits or investigations, including with respect to “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, between January 1, 2025 and the date of this Agreement.

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(c)            Each Parent Benefit Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.

(d)            The Parent Benefit Plans that are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and that are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, or are covered by advisory or opinion letters with respect to a volume submitter or prototype plan, and, to Parent’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

(e)            None of Parent, any of its Subsidiaries or any Parent ERISA Affiliate has maintained, contributed to, been required to contribute to, or had any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code), (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (v) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code. The obligations of all Parent Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Parent Benefit Plan is maintained through a human resources or benefit outsourcing entity, professional employer organization or other similar provider.

(f)            As of the date of this Agreement, there are no pending audits or investigations by any Governmental Entity involving any Parent Benefit Plan, and no pending or, to Parent’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto. Since January 1, 2025, all material contributions and premium payments required to have been timely made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any of its Subsidiaries has any liability for any such unpaid contributions with respect to any Parent Benefit Plan, all benefits accrued under any unfunded Parent Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any plan participant have been timely filed or distributed.

(g)            None of Parent or any of its Subsidiaries, or, to Parent’s Knowledge, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent or any of its Subsidiaries to a material Tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h)            No Parent Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Part B of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law at the participant or beneficiary’s sole expense or, as described in Section 4.12(h) of the Parent Disclosure Schedule, as provided with respect to continuation health coverage as part of severance, and none of Parent or any of its Subsidiaries has any obligation to provide such insurance or benefits (whether under a Parent Benefit Plan or otherwise) nor has made a written or oral representation promising to provide such insurance or benefits.

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(i)            For each Parent Benefit Plan that is a group health plan under Section 733(a)(1) of ERISA, Parent has complied in all material respects with the Patient Protection and Affordable Care Act, including PPACA, and COBRA. Neither Parent nor any of its Subsidiaries has failed to comply in all material respects with ERISA Sections 601 to 608 and Code Section 4980B and Parent has, for any relevant period, offered the requisite number of “full-time employees” group health coverage that is “affordable” and of “minimum value” (as such terms are defined by the employer shared responsibility provisions of PPACA). Parent has not incurred (whether or not assessed), or is not reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under PPACA or Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or with respect to any requirement to timely file PPACA information returns with the IRS or provide statements to participants under Section 6056 or 6055 of the Code or state law requirements as applicable, or pursuant to Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of Parent Benefit Plans.

(j)            Except as otherwise contemplated under this Agreement or as set forth on Section 4.12(j) of the Parent Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will either alone or in connection with any other event(s) (i) result in any payment (whether of severance pay or otherwise) becoming due to or forgiveness of indebtedness for any Parent Associate, (ii) increase any amount of compensation or benefits otherwise payable to any Parent Associate, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan (or result in adverse consequences for so doing).

(k)            All severance, retention or other payments required to be made by Parent or any of its Affiliates to any former Parent Associates providing services to the Divested Business (the “Divested Business Employees”) as of the date of and in connection with the transactions contemplated by the Illumina Agreement have been paid in full and Parent has no outstanding liabilities to or obligations to the Divested Business Employees. Parent has obtained valid and binding releases from all Divested Business Employees who received severance or other payments in connection with the transactions contemplated by the Illumina Agreement.

(l)            Neither the execution of this Agreement nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including a termination of employment) will result in the receipt or retention (i) by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Parent and its Subsidiaries of any payment or benefit that is characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code or (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code. All Parent Benefit Plans and other arrangements of the Parent or any Subsidiary are in material compliance with Section 457A of the Code and no payments thereunder are subject to the penalties of Section 457A of the Code.

(m)            Each Parent Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in material compliance in both form and operation with the requirements of Section 409A of the Code and the regulations promulgated thereunder. Parent does not have any liability for nonreporting or underreporting of income subject to Section 409A of the Code.

(n)            No Person has any “gross up” agreements with Parent or any of its Subsidiaries or other assurance of reimbursement by Parent or any of its Subsidiaries for any Taxes.

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(o)            There are, and since January 1, 2025 there have been, no actual, threatened or pending negotiations, strikes, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any proceedings or arbitrations that involve the labor or employment relations of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to or bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to Parent’s Knowledge, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election.

(p)            Parent and each of its Subsidiaries is, and since January 1, 2025 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration and I-9, reasonable accommodation, disability rights or benefits, child labor, working conditions, privacy, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, hours of work and orders, regulations, ordinances and guidelines by any Governmental Entity regarding COVID-19 (including any “stay at home” orders or other similar orders, regulations or guidelines). Except as would not be reasonably likely to result in a liability that is material to Parent and its Subsidiaries, taken as a whole, with respect to employees of Parent or any of its Subsidiaries, each of Parent and its Subsidiaries, since January 1, 2025 (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), premiums, commissions, paid time off, on-call payments, bonus, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). As of the date of this Agreement, there are no actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters pending or, to Parent’s Knowledge, threatened or reasonably anticipated against Parent or any of its Subsidiaries or Parent Associates (in his or her capacity as such) relating to any current or former employee, applicant for employment, independent contractor, employment agreement or Parent Benefit Plan (other than routine claims for benefits). All U.S.-based employees of Parent and its Subsidiaries are employed “at-will” and their employment can be terminated without advance notice or payment of severance.

(q)            Except as would not be reasonably likely to result in a liability that is material to Parent and its Subsidiaries, taken as a whole, with respect to each individual since January 1, 2025 who rendered services to Parent or any of its Subsidiaries, Parent and each of its Subsidiaries has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Parent has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither Parent nor any of its Subsidiaries has any material liability with respect to any misclassification of (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. No employees of Parent or any of its Subsidiaries are employed on a work visa or work permit.

(r)            There is not and has not been since January 1, 2025, nor, to Parent’s Knowledge, is there or has there been since January 1, 2025, any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to Parent’s Knowledge, any union organizing activity, against Parent or any of its Subsidiaries. No event has occurred, and, to Parent’s Knowledge, no condition or circumstance exists, that would reasonably be expected directly or indirectly to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.

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(s)            No Parent Benefit Plan is or has been maintained outside the jurisdiction of the United States, or covers or covered any employee permanently residing or working outside the United States.

(t)            Since January 1, 2025, neither Parent nor its Subsidiaries has caused (i) a plant closing as defined in the WARN Act affecting any single site of employment of Parent or any of its Subsidiaries or one or more operating units within any site of employment of Parent or any of its Subsidiaries or (ii) a mass layoff as defined in the WARN Act, nor has Parent or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law. No employee of Parent or any of its Subsidiaries has suffered an employment loss, as defined in the WARN Act, within the 90-day period ending on the date of this Agreement. Since January 1, 2025, neither Parent nor its Subsidiaries has implemented any material workplace changes such as layoffs, furloughs or permanent office closures.

(u)            No Legal Proceedings are as of the date of this Agreement open and pending (or between January 1, 2025 and the date of this Agreement have been settled or otherwise closed) against Parent or any of its Subsidiaries with respect to the employment of, or failure to employ, any individual, including any brought with or by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, or other Governmental Entity regulating the employment or compensation of individuals (or, with respect to discrimination, unlawful harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures), and no employee of Parent or any of its Subsidiaries has made, between January 1, 2025 and the date of this Agreement, a written complaint of discrimination, unlawful harassment, retaliation, or other similar wrongdoing or, to Parent’s Knowledge, between January 1, 2025 and the date of this Agreement, an oral complaint. Between January 1, 2025 and the date of this Agreement, neither Parent nor any of its Subsidiaries has received any requests for, or conducted, an internal investigation of any Parent Associate with respect to any claims with respect to discrimination, unlawful harassment, retaliation, or other similar wrongdoing. Neither Parent nor any of its Subsidiaries is a party to any settlement agreement with a Parent Associate resolving allegations of sexual or other unlawful harassment, discrimination, or retaliation by any Parent Associate. Parent and its Subsidiaries have used reasonable best efforts to promptly, thoroughly and impartially investigate all employment discrimination, sexual or other unlawful harassment, and retaliation allegations of, or against, any employee in accordance with applicable Law. With respect to each such allegation with potential merit, the applicable employer has taken prompt corrective action reasonably calculated to prevent further discrimination and harassment or retaliation, and neither Parent nor any of its Subsidiaries reasonably expects to incur any material liability with respect to any such allegation.

(v)            Section 4.12(v) of the Parent Disclosure Schedule sets forth a true, correct and complete list of all persons who are employees of Parent or any of its Subsidiaries as of the date of this Agreement, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name (unless not permitted under applicable Data Protection Regulations), (ii) title or position (unless not permitted under applicable Data Protection Regulations) (including whether full or part time), (iii) hire date, (iv) annual base salary or hourly rate of pay, (v) commission, bonus or other incentive-based compensation opportunity for the current year, (vi) leave or layoff status, if applicable, (vii) classification as either exempt or non-exempt under the Fair Labor Standards Act and state and local wage and hour laws and (viii) city, state, and country of service.

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(w)            Section 4.12(w) of the Parent Disclosure Schedule sets forth a true, correct and complete list of each Person retained by Parent (and any Subsidiary thereof) as of the date of this Agreement as a consultant or independent contractor and further sets forth the following information with respect to each: (i) name (unless not permitted under applicable Data Protection Regulations), (ii) services provided, (iii) date of engagement, (iv) the entity or entities to which the individual provides services, (v) fees paid or payable to the individual, (vi) service location (including city, state and country), and (vii) any applicable termination fee provisions or notice provisions that require more than thirty (30) days’ prior notice.

4.13            Environmental Matters. Parent and each of its Subsidiaries are, and have been since January 1, 2025, in compliance in all material respects with all applicable Environmental Laws. Parent and each of its Subsidiaries have and maintain, in full force and effect, all Governmental Authorizations required under applicable Environmental Laws for the operation of their respective businesses or use of the Parent Leased Real Property and Parent and each of its Subsidiaries are in compliance in all material respects with the terms and conditions thereof. Neither Parent nor any of its Subsidiaries has received any written notice or other communication (in writing or otherwise), whether from a Governmental Entity or other Person, that alleges that Parent or any of its Subsidiaries (a) is not in material compliance with, or has material liability pursuant to, any Environmental Law, (b) has been identified as a potentially responsible party with respect to any contaminated site under any Environmental Law or (c) has generated, stored, treated, transported, disposed of or arranged for any other Person to transport or dispose of Hazardous Materials that have been found at any site at which a Governmental Entity or other Person has conducted or has been ordered to conduct a remedial investigation, removal or other response actions pursuant to Environmental Law. To Parent’s Knowledge, there are no underground storage tanks or other underground storage receptacles for Hazardous Materials present on any Parent Leased Real Property. To Parent’s Knowledge, there has been no release of or exposure to any Hazardous Materials at, on or under the Parent Leased Real Property.

4.14            Taxes.

(a)            Parent and each of its Subsidiaries have timely filed (taking into account all extensions of time to file that have been granted) all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in substantial compliance with all applicable Law. No written claim has ever been made prior to the date of this Agreement by any Governmental Entity in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or such Subsidiary is subject to taxation by that jurisdiction.

(b)            All income Taxes and any other material Taxes due and owing by Parent or any of its Subsidiaries on or before the date of this Agreement (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Parent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet. Since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has incurred any material Tax liability outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)            All material Taxes that Parent or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Entity or other Person or properly set aside in accounts for this purpose.

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(d)            There are no Liens for material Taxes (other than Permitted Liens) upon any of the assets of Parent or any of its Subsidiaries.

(e)            No outstanding deficiencies for income Taxes or any other material Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing. There are no pending or ongoing, nor, to Parent’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries (nor any of their predecessors) has waived any statute of limitations in respect of any income Taxes or other material Taxes or agreed to any extension of time with respect to any income Tax or other material Tax assessment or deficiency, which waiver or extension is still in effect.

(f)            Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)            Neither Parent nor any of its Subsidiaries is a party to any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than commercial agreements entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes.

(h)            Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for Tax purposes made on or prior to the Closing Date, (ii) use of an improper method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (vi) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date. Parent has not made any election under Section 965(h) of the Code.

(i)            Neither Parent nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither Parent nor any of its Subsidiaries has any liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or otherwise.

(j)            Neither Parent nor any of its Subsidiaries (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code or (ii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(k)            Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

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(l)            Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m)            Neither Parent nor any of its Subsidiaries has availed itself of any Tax relief pursuant to any pandemic response laws that could reasonably be expected to materially impact the Tax payment and/or Tax reporting obligations of Parent and its Affiliates (including the Company and its Subsidiaries) after the Closing Date.

(n)            Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code (A) within the two-year period ending on the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(o)            For purposes of this Section 4.14, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent or any of its Subsidiaries.

4.15            Intellectual Property.

(a)            Section 4.15(a) of the Parent Disclosure Schedule sets forth, to Parent’s Knowledge, a true, correct and complete list of all of the following Parent IP as of the date of this Agreement: (A) issued Patents and pending applications for Patents, (B) registered Trademarks and applications for registration of Trademarks, (C) Internet domain names and (D) registered Copyrights, indicating as to each item, as applicable: (i) the current legal and record owner(s), (ii) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration or application number of the item, (iv) the dates of application, issuance or registration of the item and (v) the current status of the item (e.g., registered or pending). As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than ex parte initial or continuing examination proceedings in front of a government agency) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Parent Owned IP, or, to the Parent’s Knowledge, any Parent Licensed IP, is being or has been contested or challenged. To Parent’s Knowledge, all Parent IP is in effect, valid, subsisting and enforceable and has not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable. With respect to Parent Owned IP, to Parent’s Knowledge: (x) Parent has taken reasonable steps consistent with ordinary course intellectual property management practices to avoid revocation, cancellation, or unintentional lapse or otherwise materially adversely affecting its enforceability, use, or priority, (y) all duties of disclosure, candor and good faith have been complied with, and (z) all other material procedural requirements have been complied with, or can be complied with, without materially and adversely affecting such Parent Owned IP’s enforceability, use or priority, including, with respect to such Parent Owned IP, (1) inventors having been properly identified on all Patents, (2) all necessary affidavits of inventorship, ownership, use and continuing use and other filings having been timely made, and (3) all necessary maintenance fees and other fees timely paid to file, prosecute, obtain and maintain in effect all such rights in all material respects.

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(b)            To Parent’s Knowledge, Parent or its Subsidiaries solely and exclusively owns or has rights to all right, title and interest in and to all material Parent Owned IP, free and clear of all Liens other than Permitted Liens, and has the right to use all other Intellectual Property Rights necessary for, or used in or held for use by, Parent or its Subsidiaries in their businesses as currently conducted. Except as set forth on Section 4.15(b) of the Parent Disclosure Schedule, to the Parent’s Knowledge, the applicable third-party licensor solely owns the Intellectual Property Rights that are exclusively licensed or sublicensed to Parent or any of its Subsidiaries under a Parent In-bound License. Each Parent Associate materially involved in the creation or development of any material Parent Owned IP has signed a valid, enforceable written agreement containing a present assignment of all such Person’s rights in such material Parent Owned IP to Parent or its Subsidiaries (without further payment being owed to any such Person and without any restrictions or obligations on Parent’s or its Subsidiaries’ ownership or use thereof). Each Person with access to any material Trade Secrets owned or purported to be owned by Parent or any of its Subsidiaries has signed a valid, enforceable written agreement containing confidentiality provisions protecting such Trade Secrets, which, to Parent’s Knowledge, has not been materially breached by any such Person. Parent and its Subsidiaries have taken commercially reasonable measures to protect against unauthorized disclosure of any Trade Secret that is material to the business of Parent and its Subsidiaries, taken as a whole, as currently conducted.

(c)            No funding, facilities or personnel of any Governmental Entity, university, college, research institute, other educational, academic or not-for-profit institution has been used, in whole or in part, to create any material Parent Owned IP or, to Parent’s Knowledge, any material Parent Licensed IP, except for any such funding or use of facilities or personnel that does not result in such Person obtaining ownership of, a statutory license to, or “march-in” rights or a right to direct the location of manufacturing of products with respect to such Parent Owned IP.

(d)            Section 4.15(d) of the Parent Disclosure Schedule, to Parent’s Knowledge, sets forth a true, correct and complete list of each license agreement pursuant to which Parent or any of its Subsidiaries (i) is granted a license or sublicense under any material Intellectual Property Right owned by any third party that is used by Parent or any of its Subsidiaries in its business as conducted as of the date of this Agreement (each a “Parent In-bound License”) or (ii) grants to any third party a license or sublicense under any material Parent IP or any material Intellectual Property Right licensed to Parent or any of its Subsidiaries under a Parent In-bound License (each a “Parent Out-bound License”); provided that neither “Parent In-bound Licenses” nor “Parent Out-bound Licenses” shall include any Standard IP Contracts.

(e)            To Parent’s Knowledge, since January 1, 2025, the operation of the businesses of Parent and its Subsidiaries has not infringed or misappropriated or otherwise violated any valid Intellectual Property Rights owned by any other Person. As of the date of this Agreement, no Legal Proceeding (i) is pending (or is threatened in writing) against Parent or any of its Subsidiaries alleging that the operation of the businesses of Parent or any of its Subsidiaries is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Intellectual Property Rights owned by any other Person or (ii) has been commenced (or threatened in writing) by Parent or any of its Subsidiaries against any other Person alleging that the operation of the businesses of such Person is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Parent Owned IP. Since January 1, 2025, neither Parent nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the businesses of Parent or any of its Subsidiaries is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated Intellectual Property Rights of another Person nor has Parent or any of its Subsidiaries made any written notice or other written communication alleging any other Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Parent Owned IP. To the Parent’s Knowledge, no third party is infringing, misappropriating or otherwise violating any Parent IP.

(f)            None of the Parent Owned IP or, to Parent’s Knowledge, any Parent Licensed IP, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent or any of its Subsidiaries of any such Parent Owned IP or Parent Licensed IP.

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(g)            None of Parent or its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate Parent or any of its Subsidiaries to grant or offer to any other Person any license or right to any Parent IP.

4.16            Privacy and Data Security.

(a)            The operation of Parent’s and its Subsidiaries’ business is in compliance in all material respects with applicable Data Protection Regulations. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Contemplated Transactions will result in any material violation of applicable Data Protection Regulations. Since January 1, 2023, there have been (i) no Security Incidents materially impacting Personal Data (including any clinical trial data or other data obtained from or about clinical trial subjects, research participants, investigators, or investigator personnel) or any confidential data or Trade Secrets used in the business of Parent or its Subsidiaries as currently conducted (collectively, “Parent Sensitive Data”) (and Parent and its Subsidiaries have not provided or been required under applicable Data Protection Regulations to provide notification of any breach of privacy or data security), (ii) no material violations of any security policy of Parent or its Subsidiaries regarding any such Parent Sensitive Data and (iii) no material unintended or improper disclosure of any Parent Sensitive Data in the possession, custody or control of Parent or its Subsidiaries or a contractor or agent acting on behalf of Parent or its Subsidiaries. Since January 1, 2023, none of Parent or its Subsidiaries has received any written notice (x) from a vendor or data processor that processes Parent Sensitive Data on behalf of Parent or any of its Subsidiaries with respect to a Security Incident materially impacting Parent Sensitive Data or (y) from any other Person, including from any supervisory authority or Governmental Entity of any complaint, investigation, inquiry or enforcement action regarding its Parent Sensitive Data processing.

(b)            Each of Parent and its Subsidiaries has materially complied, and continues to materially comply, with applicable Data Protection Regulations, including with (i) requirements to process Personal Data lawfully, (ii) contractual requirements applicable to the engagement of data processors processing Personal Data on behalf of Parent and its Subsidiaries, (iii) requirements to provide adequate security measures to protect Parent Sensitive Data, (iv) conduct of appropriate data privacy impact assessments to the extent required by applicable Data Protection Regulations, (v) provisions related to lawful cross-border data transfers of Personal Data and (vi) applicable requirements for the collection, use, storage and security of clinical trial data under ICH Guidelines for Good Clinical Practice and applicable regulations.

(c)            Each of Parent and its Subsidiaries has implemented commercially reasonable physical, technical and organizational measures designed to protect Parent Sensitive Data against loss, destruction and damage, unauthorized access, use, modification, disclosure or other misuse.

(d)            To Parent’s Knowledge, (i) Parent and its Subsidiaries have implemented commercially reasonable safeguards for transfers of Personal Data outside of a country of origin in compliance in all material respects with applicable Data Protection Regulations, and (ii) none of Parent or its Subsidiaries has suspended or terminated a transfer of Personal Data due to violation of applicable Data Protection Regulations or received any written notice from a supervisory authority regarding any concerns about a transfer of Personal Data, except, in each case, as would not have a Parent Material Adverse Effect.

(e)            With respect to any clinical trial or other clinical research study conducted by or on behalf of Parent or any of its Subsidiaries, to Parent’s Knowledge, Parent and its Subsidiaries have obtained all required informed consents from clinical trial subjects and research participants and all required approvals from institutional review boards or independent ethics committees, in each case in compliance in all material respects with Data Protection Regulations, 21 C.F.R. Parts 50 and 56 and ICH Guidelines for Good Clinical Practice.

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(f)            Parent and its Subsidiaries have deployed and used AI in material compliance with all applicable Laws and Data Protection Regulations, as well as in all material respects with Contract terms applicable to Parent and its Subsidiaries’ processing of Training Data. Parent and its Subsidiaries do not use any data that is subject to an obligation of confidentiality by Parent or its Subsidiaries under all applicable Laws and Contracts to which Parent or any of its Subsidiaries is subject or a party, in any prompts or input to any AI tools by Parent or its Subsidiaries, except in cases where such AI tools do not use such data, prompts or inputs to train the machine learning or algorithm of such tools or to improve the services related to such AI tools other than solely for use by the Parent or its Subsidiaries as permitted by all applicable Laws and Contracts to which Parent or any of its Subsidiaries is subject or a party. Parent has implemented and maintains commercially reasonable policies relating to governance or implementation of AI, including its policies relating to (A) management oversight and approval of employees’ and contractors’ use and implementation of AI, and (B) use and implementation of AI in a manner that is designed to avoid violation, infringement or misappropriation of any third Person’s Intellectual Property Rights and violation of applicable Laws. Parent and its Subsidiaries have not used or employed any AI tools in a manner that would materially limit Parent’s or any of its Subsidiaries’ ownership of, or otherwise materially impair Parent’s or any of its Subsidiaries’ ability to use, commercialize, or otherwise exploit, the Intellectual Property Rights in or pertaining to any output generated by the use of AI tools by or for Parent and its Subsidiaries. Parent does not use AI for any activity that is banned or prohibited under any applicable Law, including activities designated as “high risk” or otherwise subject to heightened requirements or restrictions under any applicable Law.

4.17            Compliance with Laws; Permits; Regulatory Matters.

(a)            Parent and each of its Subsidiaries, and the operation of the business of Parent and its Subsidiaries, are and, to Parent’s Knowledge, each Parent Partner is, and since January 1, 2025 have been, in compliance in all material respects with all applicable Laws, including Health Care Laws. Since January 1, 2025, neither Parent, any of its Subsidiaries nor, to Parent’s Knowledge, any Parent Partner has received any pending or threatened claim, complaint, suit, proceeding, hearing, enforcement audit, investigation, arbitration, or other adverse action from any Person, including any Governmental Entity or customer, alleging product liability, material non-compliance or material violation of any applicable Laws, including Health Care Laws.

(b)            There is no judgment, injunction, order or decree by a Governmental Entity binding upon Parent, any of its Subsidiaries or, to Parent’s Knowledge, any Parent Partner, which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any current material business practice of Parent, any of its Subsidiaries or, to Parent’s Knowledge, any Parent Partner, any acquisition of material property by Parent, any of its Subsidiaries or, to Parent’s Knowledge, any Parent Partner, or the conduct of any material portion of the business by Parent, any of its Subsidiaries or, to Parent’s Knowledge, any Parent Partner, as currently conducted, (ii) is reasonably likely to have a material adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the Contemplated Transactions; provided that the representations and warranties in the foregoing clauses (ii) and (iii) are made only as of the date of this Agreement. Parent is not and, since January 1, 2025, has not been a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders, or similar agreements with or imposed by any Governmental Entity.

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(c)            Parent, its Subsidiaries and, to Parent’s Knowledge, each Parent Partner currently hold and operate in compliance in all material respects with, and, at all times since January 1, 2025, have held and operated in compliance in all material respects with, all Governmental Authorizations that are or have been necessary for the conduct of the business of Parent and its Subsidiaries as previously conducted and as currently being conducted. All such permits that are necessary for the conduct of the business of Parent and its Subsidiaries as currently conducted (the “Parent Permits”) and necessary for the conduct of the business of the Parent Partners as currently conducted (the “Parent Partner Permits”) are valid and are in full force and effect (in the case of the Parent Partner Permits, to Parent’s Knowledge), and, assuming the notices, filings or other Consents listed on Section 4.17(c) of the Parent Disclosure Schedule have been made or obtained, will continue to be so upon consummation of the Contemplated Transactions, except as would not have a Parent Material Adverse Effect.

(d)            Parent, its Subsidiaries and, to Parent’s Knowledge, the Parent Partners hold all right, title and interest in and to all Parent Permits and Parent Partner Permits free and clear of any Lien. All fees and charges with respect to such Parent Permits and Parent Partner Permits, as of the date of this Agreement, have been paid in full and all filing, reporting and maintenance obligations have been completely and timely satisfied (in the case of the Parent Partner Permits, to Parent’s Knowledge), except as would not have a Parent Material Adverse Effect. Parent and each of its Subsidiaries are in material compliance with the terms of the Parent Permits and the Parent Partner Permits. To Parent’s Knowledge, as of the date of this Agreement, no Legal Proceeding is pending or threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit or any Parent Partner Permit.

(e)            None of the Parent Products have been or have been requested by a Governmental Entity or other Person to be Recalled. Neither Parent nor any of its Subsidiaries, nor, to Parent’s Knowledge, any Governmental Entity or other Person, has sought, is seeking, or, to Parent’s Knowledge, has or is currently threatening or contemplating any Recall of a Parent Product. The Parent Products have been manufactured, packaged, labeled, tested, stored, shipped, handled, warehoused and distributed in material compliance with all applicable Health Care Laws and are not and have not been prohibited from introduction into interstate commerce under applicable Health Care Laws. All products marketed by Parent or any of its Subsidiaries are, and have been, labeled, promoted and advertised in material compliance with applicable Health Care Laws. Except as would not have a material impact on Parent and its Subsidiaries, taken as a whole, since January 1, 2025, neither Parent nor any of its Subsidiaries has either voluntarily or involuntarily issued, or caused to be issued, any notice or communication due to an alleged lack of safety, efficacy or material noncompliance with any applicable Health Care Laws for any Parent Product. To Parent’s Knowledge, as of the date of this Agreement, there are no facts that would reasonably be expected to result in (x) such a notice or communication or (y) the termination or suspension of marketing of any Parent Product.

(f)            As of the date of this Agreement, none of Parent, its Subsidiaries, or any of their respective officers, directors, employees, independent contractors or, to Parent’s Knowledge, agents or the Parent Partners and their respective officers, directors, employees, independent contractors or agents have been or are currently:

(i)            subject to mandatory or permissive debarment or suspension pursuant to 21 U.S.C. § 335a;

(ii)           excluded under 42 U.S.C. § 1320a-7 or any similar law, rule or regulation of any Governmental Entity;

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(iii)          excluded, debarred, suspended or deemed ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration;

(iv)          charged, named in a complaint, convicted, or otherwise found liable in any Legal Proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a - 7, 31 U.S.C. §§ 3729 - 3733, 42 U.S.C. § 1320a-7a, or any other applicable Health Care Laws or, to Parent’s Knowledge, threatened with prosecution by a Governmental Entity, including the Centers for Medicare and Medicaid Services, the U.S. Department of Health and Human Services, state attorney general, or the U.S. Department of Justice, for any violation of any of the foregoing;

(v)            disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812, or otherwise restricted, in whole or in part, or subject to an assurance; or

(vi)          had a pending Legal Proceeding, or otherwise received any written notice from any Governmental Entity or any Person threatening, investigating, or pursuing (i)-(v) above or, to Parent’s Knowledge, committed any violation of any applicable Health Care Law, that could reasonably be expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(g)            Parent has not been restrained in any material respect by a Governmental Entity in its ability to conduct or have conducted the manufacturing; non-clinical, clinical or other testing; distribution; promotion or marketing of the Parent Products.

(h)            All studies and tests conducted by or on behalf of, or sponsored by, the Parent or any of its Subsidiaries, or in which the Parent or any of its Subsidiaries or the Parent Products has participated, were and, if still pending, are being conducted in compliance in all material respects with all applicable Health Care Laws. To the Parent’s Knowledge, the study reports, protocols, and statistical analysis plans for all such studies and tests accurately, completely, and fairly reflect the results from such studies and tests. As of the date of this Agreement, the Parent has not received written notice of any complaints, information, or adverse experience reports related to a Parent Product that would reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole.

(i)            Since January 1, 2025, neither Parent nor any of its Subsidiaries nor, to Parent’s Knowledge, any of the Parent Partners has received any written notice from FDA or any other Governmental Entity that it has (i) commenced, or threatened to initiate, any Legal Proceeding to implement a partial or full clinical hold or withdraw any approvals granted to Parent for any clinical investigation of any Parent Product, or (ii) commenced, or threatened to initiate, any Legal Proceeding to enjoin manufacture or distribution of any Parent Product.

(j)            To the Knowledge of Parent, there are no material Legal Proceedings or governmental, regulatory or administrative investigations, audits, inquiries or actions, or any facts, circumstances or conditions that would reasonably be expected to form the basis for any material Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action, against or affecting Parent, any of its Subsidiaries or any of the Parent Partners arising under the FDCA and the regulations of FDA promulgated thereunder or similar Law and other applicable Health Care Laws.

(k)            The Parent, its Subsidiaries and, to Parent’s Knowledge, the Parent Partners have not made any false, misleading, or untrue statement of material fact, or failed to disclose a material fact required to be disclosed, to any Governmental Entity, nor committed any act, made any statement, or failed to make any statement that would reasonably be likely to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” or for any other Governmental Entity to invoke any similar policy.

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4.18            Insurance. Parent has made available to the Company true, correct and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries in effect on the date of this Agreement. Each insurance policy of Parent and each of its Subsidiaries is in full force and effect and Parent and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, between January 1, 2025 and the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding or informed Parent or any of its Subsidiaries of its intent to do so.

4.19            Real Estate. Neither Parent nor any of its Subsidiaries owns, or has ever owned, any real property. Section 4.19 of the Parent Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all real properties with respect to which Parent or any of its Subsidiaries directly or indirectly holds a valid leasehold interest (including any subleases, licenses or sublicenses) as well as any other real estate that is in the possession of or leased, subleased or licensed by Parent or any of its Subsidiaries (the “Parent Leased Real Property”), and a true, correct and complete list of all of the Parent Leased Real Property under which any such real property is leased, subleased, licensed or otherwise possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default by Parent thereunder (or any act which, with notice or the passage of time, or both, could result in a material default under the Parent Real Estate Leases). Parent’s or its applicable Subsidiary’s use, occupancy and operation of each such Parent Leased Real Property conforms to all applicable Laws, and Parent or its applicable Subsidiary has exclusive possession of each such Parent Leased Real Property and has not granted any use or occupancy rights to tenants, subtenants or licensees with respect to such Parent Leased Real Property. Neither Parent nor any of its Subsidiaries has assigned, transferred, mortgaged, subleased or pledged (directly or indirectly) any interest in any of the Parent Real Estate Leases. In addition, each of Parent and its applicable Subsidiary has a valid leasehold interest in (or a valid right to use and occupy) the Parent Leased Real Property, free and clear of all Liens other than Permitted Liens. To Parent’s Knowledge, neither the whole nor any part of the Parent Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Entity, and no such condemnation or other taking is threatened or contemplated. The Parent Leased Real Property comprises all of the real property used in, and is necessary for, the operation of the business of Parent and its Subsidiaries as currently conducted. Neither Parent nor any of its Subsidiaries has ever leased or operated at any real property other than the Parent Leased Real Property. All structures and buildings on the Parent Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of Parent and its Subsidiaries as currently conducted. To Parent’s Knowledge, there is no pending or contemplated special assessment or reassessment of any parcel included in the Parent Leased Real Property that would result in a material increase in the rent, additional rent or other sums and charges payable by Parent or its Subsidiaries.

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4.20            Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent in writing for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement/Prospectus will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any material respect. The Proxy Statement/Prospectus will comply as to form with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

4.21            Transactions with Affiliates. Since March 31, 2026, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act.

4.22            Brokers and Finders. Except for Centerview Partners LLC and UBS Securities LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, including Merger Sub.

4.23            Opinion of Financial Advisor. As of the date of this Agreement, (a) the Parent Board has received the oral opinion, that will subsequently be provided in writing, of Centerview Partners LLC that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent and (b) the Special Committee (in such capacity) has received the oral opinion (to be subsequently confirmed in writing) of UBS Securities LLC, as financial advisor to the Special Committee, that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Parent. Parent shall, promptly following the execution of this Agreement by all Parties, furnish a copy of each such written opinion to the Company solely for informational purposes (it being agreed that none of the Company, nor any of its Affiliates or Representatives, shall have the right to rely on such opinion).

4.24            Certain Business Practices.

(a)            None of Parent, any of its Subsidiaries or any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, or other unlawful payment, in the form of cash, gifts, or anything of value, or taken any other action or made or failed to make any other statement, in violation of Anti-Bribery Laws except, in each case, as would not be material to Parent’s business or operations. Neither Parent nor any of its Subsidiaries nor any of their respective officers, employees or agents is or has been, in any capacity relating to Parent or such Subsidiary, the subject of any debarment or exclusionary claims, actions, proceedings, or, to Parent’s Knowledge, investigation by any Governmental Entity with respect to potential violations of Anti-Bribery Laws except, in each case, as would not be material to Parent’s business or operations. None of Parent, any of its Subsidiaries or any of their respective principals (as defined at 48 C.F.R. 52.209-5(a)(2)) would be required to certify affirmatively to any element of the certification at 48 C.F.R. 52.209-5.

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(b)            None of Parent nor any of its Subsidiaries, nor to Parent’s Knowledge, any of their respective officers, directors or employees acting on their behalf, is currently, or has since January 1, 2025 been (i) a Sanctioned Person, (ii) organized or ordinarily resident in a Sanctioned Country, (iii) engaged in any material unlawful dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaged in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any licenses or authorizations under all applicable Ex-Im Laws or (v) otherwise in material violation of applicable Trade Control Laws.

(c)            Each of Parent and its Subsidiaries has obtained all authorizations, licenses, and other permits, consents, notices, waivers, and approvals as required by Trade Control Laws and is in compliance with the terms of all such authorizations, licenses, and other permits, consents, notices, waivers, and approvals. There are no active or pending internal or third-party (including Governmental Entity) investigations related to Parent’s or any of its Subsidiaries’ compliance with Trade Control Laws.

4.25            Ownership and Operations of Merger Sub. Parent directly owns beneficially all of the outstanding shares of common stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities, and has incurred no liabilities or obligations other than as expressly contemplated hereby or as otherwise required or incidental to negotiate, execute, deliver and effect the Contemplated Transactions. The authorized shares of common stock of Merger Sub consist of 1,000 shares, all of which are validly issued and outstanding. All of the issued and outstanding shares of Merger Sub are directly owned by Parent, free and clear of any Liens other than Liens imposed under any federal or state securities Laws.

4.26            Customers and Suppliers.

(a)            Section 4.26(a) of the Parent Disclosure Schedule sets forth a correct and complete list of the 10 largest customers of Parent and its Subsidiaries based on the aggregate revenue received or accrued by Parent and its Subsidiaries, taken as a whole, for the twelve-month period ended December 31, 2025.

(b)            Section 4.26(b) of the Parent Disclosure Schedule sets forth a correct and complete list of the 10 largest suppliers of Parent and its Subsidiaries based on the aggregate payments made or accrued by Parent and its Subsidiaries, taken as a whole, for the three-month period ended December 31, 2025.

4.27            Ownership of the Company Common Stock. Since January 1, 2025, neither Parent nor any of its Subsidiaries has “owned” (as such term is defined in Section 203(c) of the DGCL), directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements or understandings to which Parent or any its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

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Article V
COVENANTS

5.1            Interim Operations.

(a)            Conduct of Business by the Company. Except (i) for matters set forth in Section 5.1(a) of the Company Disclosure Schedule, (ii) as expressly permitted by or required in accordance with this Agreement, (iii) as required by applicable Law or (iv) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms (such time, the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the Ordinary Course of Business and (y) use commercially reasonable efforts to (1) preserve intact the material components of its present business organization, (2) keep available the services of its present officers and key employees in all material respects, (3) preserve its relationships with manufacturers, suppliers, vendors, distributors, Governmental Entities with jurisdiction over the Company’s operations, customers, licensors, licensees and others with which it has material business dealings, (4) comply in all material respects with all applicable Laws and (5) maintain in effect all Company Permits in accordance with their terms and renew any Company Permit that would otherwise expire pursuant to their terms (it being agreed that matters addressed by the specific provisions of the next sentence shall be governed by such provisions rather than the general provisions of this sentence). In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(i)            establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of any shares of its capital stock or other equity interests or securities or repurchase, redeem or otherwise reacquire any shares of its capital stock or other equity interests or securities (except repurchases from terminated employees, directors or consultants of the Company or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award or purchase rights granted under the Company Equity Plan in accordance with the terms of such award in effect on the date of this Agreement);

(ii)           sell, issue, grant, modify, amend, reprice, pledge or otherwise dispose of or encumber or authorize: (A) any capital stock or other equity interests or security of the Company or any of its Subsidiaries (except for shares of Company Common Stock issued upon the valid exercise or conversion of outstanding Company Options or Company Warrants (other than the amendment of any Company Warrant to become a Company Converting Warrant)); (B) any option, warrant or right to acquire any capital stock or any other equity interests or security, other than Company Options granted to (1) new employees who were offered a specific number of Company Options as part of offer letters entered into prior to the date of this Agreement or, in Ordinary Course of Business, after the date of this Agreement and (2) existing employees in the Ordinary Course of Business as annual incentive compensation or (C) any instrument convertible into or exchangeable for any capital stock or other equity interests or security of the Company or any of its Subsidiaries;

(iii)          except as required by the terms of this Agreement, adopt, amend, terminate or waive or propose to adopt, amend, terminate or waive any of the Company’s or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except for the Contemplated Transactions;

(iv)          except as required by the terms of this Agreement, amend, terminate or waive or propose to amend, terminate or waive the Company Equity Plan, any provision of any agreement evidencing any outstanding stock option, any restricted stock unit grant, or performance-based vesting restricted stock unit grant, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other equity interest or security or any related Contract;

(v)           adopt or implement any stockholder rights plan or similar arrangement;

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(vi)          form any Subsidiary or acquire or propose to acquire any equity interest or other interest in, or business of, any other entity or enter into a joint venture with any other entity;

(vii)         (A) lend money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, (D) other than the incurrence or payment of Transaction Expenses, make any capital expenditure in excess of $3,000,000 in the aggregate, or (E) make any investment in, including by way of capital contribution or acquisition of equity interests or debt securities of, any Person;

(viii)        other than in the Ordinary Course of Business: (A) adopt, terminate, establish or enter into any Company Benefit Plan; (B) cause or permit any Company Benefit Plan to be amended in any material respect, or (C) increase or modify the amount or form of the wages, salary, commissions, or bonus compensation payable to any of its directors, officers or employees;

(ix)           recognize any labor union or labor organization, or enter into any collective bargaining agreement, or take any similar actions with respect to any employee, group of employees, or representative of any employees;

(x)            acquire any material asset (other than Intellectual Property Rights) or sell, lease or otherwise irrevocably dispose of any of its material assets or properties (other than Intellectual Property Rights), or grant any Lien with respect to such assets or properties, except in the Ordinary Course of Business;

(xi)          (A) sell, assign, transfer, license, sublicense, grant any Lien (other than Permitted Liens) with respect to or otherwise dispose of any material Company IP (in each case, other than pursuant to non-exclusive licenses granted in the Ordinary Course of Business or pursuant to a Company Collaboration Agreement) or (B) cancel, fail to refile a provisional application after abandonment, fail to renew or extend, or fail to diligently prosecute (including making any filing, pay any fee, or take any other action necessary to prosecute and maintain) any Company IP (in the case of Company Licensed IP, solely to the extent that the Company or any of its Subsidiaries has rights to control, prosecution and maintenance thereof), except, for each of the foregoing, in the ordinary course of prosecution upon exercise of reasonable business judgment by the Company or the lapse or expiry of Company IP at the end of its statutory term;

(xii)         disclose to any third party (other than (A) pursuant to written confidentiality obligations, (B) as required by applicable Law, including applicable Data Protection Regulations, or (C) in the ordinary course of conducting clinical trials or other clinical research activities subject to contractual or statutory confidentiality obligations) or otherwise fail to preserve and maintain, any material Trade Secrets of the Company;

(xiii)         make (other than on an originally filed income Tax Return), change or revoke any material Tax election, fail to pay any income Tax or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income Tax or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than commercial agreements entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income Tax or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven months), or change any material accounting method in respect of Taxes;

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(xiv)        (A) materially amend, terminate (other than automatic terminations) or expressly release any material rights under any Company Material Contract, or (B) enter into any Contract that is or would be considered a Company Material Contract under any of clauses (i), (vi) or (ix) of Section 3.11(a) (it being understood that the renewal or extension of any such Contract in the Ordinary Course of Business shall be permitted) if in effect on the date hereof, in each case other than Company Collaboration Agreements;

(xv)         other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xvi)        settle or compromise any Legal Proceeding other than solely for monetary damages (net of insurance proceeds received) not in excess of $200,000 individually or $1,000,000 in the aggregate; provided that such settlement or compromise does not impose any non-monetary obligations on the Company or its Subsidiaries (other than customary confidentiality and de minimis contractual obligations in the applicable compromise or settlement agreement that are incidental to an award of monetary damages thereunder) and does not involve the admission of wrongdoing by the Company, any of its Subsidiaries or any of their respective directors or officers;

(xvii)       enter into or amend any Contract if such Contract or amendment would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(xviii)      fail to maintain in full force and effect the existing insurance policies of the Company or to renew or replace such insurance policies with comparable insurance policies;

(xix)         dissolve or liquidate the Company or any Subsidiary thereof;

(xx)          make any payment or loan to, or enter into any agreement, arrangement or understanding with, any of its stockholders, directors, managers, officers or other Affiliates; or

(xxi)         agree, resolve or commit to do any of the foregoing.

(b)            Conduct of Business by Parent. Except (i) for matters set forth in Section 5.1(b) of the Parent Disclosure Schedule, (ii) as expressly permitted by or required in accordance with this Agreement (including Wind-Down Activities and any Parent Legacy Transaction conducted in accordance with Section 5.23), (iii) as required by applicable Law or (iv) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Parent shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the Ordinary Course of Business and (y) use commercially reasonable efforts to comply in all material respects with all applicable Laws. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Parent Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement (including Wind-Down Activities and any Parent Legacy Transaction conducted in accordance with Section 5.23) or required by applicable Law or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following:

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(i)            establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of any shares of its capital stock or other equity interests or securities or repurchase (other than the issuance of the Closing Dividend in accordance with Section 5.21 and the completion of the Parent Reverse Stock Split in accordance with Section 5.22), redeem or otherwise reacquire any shares of its capital stock or other equity interests or securities (except repurchases from terminated employees, directors or consultants of Parent or in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award or purchase rights granted under the Parent Equity Plans in accordance with the terms of such award in effect on the date of this Agreement);

(ii)           sell, issue, grant, modify, reprice, amend, pledge or otherwise dispose of or encumber or authorize: (A) any capital stock or other equity interests or security of Parent, any of its Subsidiaries or Merger Sub (except for shares of Parent Common Stock issued upon the valid exercise of Parent Options or Parent ESPP Options, settlement of Parent RSUs or conversion of Parent Warrants); (B) any option, warrant or right to acquire any capital stock or any other equity interests or security; or (C) any instrument convertible into or exchangeable for any capital stock or other equity interests or security of Parent, any of its Subsidiaries or Merger Sub;

(iii)          except as required by the terms of this Agreement, adopt, amend, terminate or waive or propose to adopt, amend, terminate or waive any of Parent’s or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except for the Contemplated Transactions;

(iv)          except as required by the terms of this Agreement, amend, terminate or waive or propose to amend, terminate or waive any of Parent Equity Plans, any provision of any agreement evidencing any outstanding stock option, any restricted stock unit grant, or performance-based vesting restricted stock unit grant, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other equity interest or security or any related Contract;

(v)           adopt or implement any stockholder rights plan or similar arrangement;

(vi)          form any Subsidiary or acquire or propose to acquire any equity interest or other interest in, or business of, any other entity or enter into a joint venture with any other entity;

(vii)         (A) lend money to any Person (except for the advancement of expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, (D) other than the incurrence or payment of Transaction Expenses, make any capital expenditures, or (E) make any investment in, including by way of capital contribution or acquisition of equity interests or debt securities of, any Person;

(viii)        other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Parent Benefit Plan; (B) cause or permit any Parent Benefit Plan to be amended in any material respect, or (C) increase or modify the amount or form of the wages, salary, commissions, or bonus compensation payable to any of its directors, officers or employees;

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(ix)           recognize any labor union or labor organization, or enter into any collective bargaining agreement, or take any similar actions with respect to any employee, group of employees, or representative of any employees;

(x)            hire any employee or contractor, other than to fill vacancies caused by the termination of employees and contractors whose employment or engagement is terminated after the date of this Agreement;

(xi)           acquire any material asset (other than Intellectual Property Rights);

(xii)          (A) sell, assign, transfer, license, sublicense, grant any Lien (other than any Permitted Lien) with respect to or otherwise dispose of any material Parent IP (in each case, other than pursuant to non-exclusive licenses granted in the Ordinary Course of Business) or (B) cancel, fail to refile a provisional application after abandonment, fail to renew or extend or fail to diligently prosecute (including making any filing, pay any fee, or take any other action necessary to prosecute and maintain) and material Parent IP (in the case of any Parent Licensed IP, solely to the extent that Parent or any of its Subsidiaries has rights to control the prosecution and maintenance thereof), except, for each of the foregoing, in the ordinary course of prosecution upon exercise of reasonable business judgment by Parent or the lapse or expiry of Parent IP at the end of its statutory term; provided that the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) shall be required prior to Parent’s entry into any definitive agreement, or binding term sheet or letter of intent, relating to any Parent Legacy Transaction involving the actions described in this Section 5.1(b)(xii);

(xiii)        disclose to any third party (other than (A) pursuant to written confidentiality obligations or (B) as required by applicable Law) or otherwise fail to preserve and maintain, any material Trade Secrets of Parent;

(xiv)        make (other than on an originally filed income Tax Return), change or revoke any material Tax election, fail to pay any income Tax or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income Tax or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than commercial agreements entered into in the Ordinary Course of Business the principal subject matter of which is not the allocation of Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income Tax or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven months), or change any material accounting method in respect of Taxes;

(xv)         (A) materially amend, terminate (other than automatic terminations) or expressly release any material rights under any Parent Material Contract, or (B) enter into, renew or extend the term of (other than automatic renewals or extensions) any Contract that is or would be considered a Parent Material Contract under any of clauses (ii), (vii) or (x) of Section 4.11(a) (it being understood that the renewal or extension of any such Contract in the Ordinary Course of Business shall be permitted so long as the renewed or extended Contract contains terms of the type described in clauses (ii), (vii) or (x) of Section 4.11(a) that are no less favorable to Parent or its Subsidiaries as the relevant terms in the existing Contract) if in effect on the date hereof;

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(xvi)        fail to pay accounts payable and other obligations when due (or, if earlier, the date that such account payable or other obligation would typically be paid by Parent in the Ordinary Course of Business), or accelerate the collection of accounts receivable;

(xvii)       make any expenditures, incur any liabilities or discharge or satisfy any liabilities greater than $100,000, in each case, other than those expenditures or liabilities that (A) will not survive the Closing, (B) are discharged or satisfied prior to the Closing, and/or (C) are taken into account in the calculation of Parent Net Cash;

(xviii)      following the delivery by Parent to the Company of the Parent Net Cash Schedule pursuant to Section 2.6(a), incur or pay any liability, obligation or commitment (including any Transaction Expense) that would result in a reduction of Parent Net Cash as of the Closing by more than $50,000 in the aggregate;

(xix)         other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xx)          (A) settle or compromise any Legal Proceeding other than solely for monetary damages (net of insurance proceeds received) not in excess of $200,000 individually or $1,000,000 in the aggregate; provided that such settlement or compromise does not impose any non-monetary obligations on Parent or its Subsidiaries (other than customary confidentiality and de minimis contractual obligations in the applicable compromise or settlement agreement that are incidental to an award of monetary damages thereunder) and does not involve the admission of wrongdoing by Parent, any of its Subsidiaries or any of their respective directors or officers or (B) initiate any Legal Proceeding;

(xxi)         enter into or amend any Contract if such Contract or amendment would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(xxii)        fail to maintain in full force and effect the existing insurance policies of Parent or to renew or replace such insurance policies with comparable insurance policies;

(xxiii)       dissolve or liquidate Parent or any Subsidiary thereof;

(xxiv)       enter into any new line of business outside Parent’s existing business;

(xxv)        make any payment or loan to, or enter into any agreement, arrangement or understanding with, any of its directors, managers, officers or other Affiliates; or

(xxvi)       agree, resolve or commit to do any of the foregoing.

(c)            Notice of Material Events. During the Pre-Closing Period, each Party shall promptly notify the other Party in writing upon becoming aware of any event, condition, fact or circumstance that would reasonably be expected to make the satisfaction of any of the conditions set forth in Article VI impossible. Without limiting the generality of the foregoing, a Party shall promptly advise the other Party in writing upon becoming aware of (i) any claim asserted or Legal Proceeding commenced, or, to the Party’s knowledge, either: (A) with respect to a Governmental Entity, overtly threatened; or (B) with respect to any other Person, threatened in writing, in each case against, relating to, involving or otherwise affecting any of the Contemplated Transactions; (ii) any knowledge of any notice from any Person alleging that the consent of such Person is or may be required in connection with the Merger or any of the other Contemplated Transactions; and (iii) any other material Legal Proceeding or material claim threatened in writing, commenced or asserted against such Party or its respective Subsidiaries. No notification given pursuant to this Section 5.1(c) shall limit or otherwise affect any of the representations, warranties, covenants, obligations, rights or remedies of the Parties contained in this Agreement or the conditions to the obligations of the Parties under this Agreement.

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(d)            All notices, requests, instructions, communications or other documents to be given in connection with any consultation or approval required pursuant to this Section 5.1 shall be in writing and shall be deemed given as provided for in Section 8.7, and, in each case, shall be addressed to such individuals as the Parties shall designate in writing from time to time.

5.2            Company Acquisition Proposals; Company Change in Recommendation.

(a)            No Solicitation or Negotiation. During the Pre-Closing Period, except as expressly permitted by this Section 5.2, the Company shall not, and the Company shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall cause its and their respective investment bankers, attorneys, accountants and other advisors, agents and representatives (collectively, along with such directors, officers and employees, “Representatives”) not to, directly or indirectly:

(i)            solicit, initiate, induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL) any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;

(ii)           participate in any discussions or negotiations or cooperate in any way with any Person regarding any Company Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal;

(iii)          provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person in connection with, or for the purpose of soliciting, initiating, inducing, encouraging or facilitating, any Company Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal;

(iv)          enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to, or that could reasonably be expected to lead to, a Company Acquisition Proposal;

(v)           adopt, approve, declare advisable or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(vi)          take any action or exempt any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or the Company’s organizational or other governing documents; or

(vii)         resolve, publicly propose or agree to do any of the foregoing.

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The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Company Acquisition Proposal. The Company shall (i) as soon as reasonably practicable after the date of this Agreement (and in all events no later than three Business Days), deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making a Company Acquisition Proposal within the last 12 months, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any such Company Acquisition Proposal effective as of the date hereof and requesting the prompt return or destruction of all confidential information previously furnished to such Person by or on behalf of the Company relating to any Company Acquisition Proposal (and the Company shall use its reasonable best efforts to have such information returned or destroyed) and immediately terminate all physical and electronic data room access previously granted to any such party or its Representatives and (ii) commencing on the date of this Agreement, prohibit any third party (other than Parent and its Representatives) from having access to any physical or electronic data room relating to any possible Company Acquisition Proposal. The Company shall use its reasonable best efforts to enforce the terms of each confidentiality agreement with any such Person. The Company shall not grant any waiver of, or agree to any amendment or modification to, or release any such Person from, any such agreement, to permit such Person to submit a Company Acquisition Proposal.

(b)            Notice. The Company shall promptly (and, in any event, within 24 hours) notify Parent (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to a Company Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Company Acquisition Proposal are received by the Company or any of its Representatives, (ii) any Person requests non-public information from the Company or any of its Representatives in connection with any Company Acquisition Proposal (provided that the Company shall only be required to provide notice once per Person under this clause (ii)) or (iii) any discussions or negotiations with respect to or that could reasonably be expected to lead to a Company Acquisition Proposal are sought to be initiated with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep Parent reasonably informed, on a current basis (and in any event within 24 hours), of any material developments with respect to any such proposals or offers (including any amendments thereto), including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above and copies of any written materials provided to such Person by the Company or any of its Representatives. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.2 or otherwise prohibits the Company from complying with its obligations under this Section 5.2. The Company further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit the Company from providing any information to Parent in accordance with this Section 5.2 or otherwise prohibit the Company from complying with its obligations under this Section 5.2.

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(c)            For purposes of this Agreement, “Company Acquisition Proposal” means any transaction or series of related transactions (other than the Contemplated Transactions) involving: (i) any acquisition or purchase from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 25% interest in the total outstanding securities (or instruments convertible into or exercisable or exchangeable for 25% or more of such securities) of the Company, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving the Company or any of its Subsidiaries; (ii) any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving the Company, pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction or any parent entity thereof; (iii) any sale, lease, exchange, transfer or disposition (in each case, other than in the ordinary course of business) of more than 25% of the assets of the Company and its Subsidiaries (taken as a whole) (measured by the fair market value thereof); or (iv) any combination of the foregoing; provided that the negotiation of and entry into a Company Collaboration Agreement shall not constitute a Company Acquisition Proposal.

(d)            The Company agrees that in the event that the Company or any Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 5.2, the Company shall be deemed to be in breach of this Section 5.2.

(e)            No Company Change in Recommendation or Company Alternative Acquisition Agreement. Except as provided in Section 5.2(f), the Company Board and each committee of the Company Board shall not (i)(A) withhold, withdraw, qualify or modify (or propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Board Recommendation or (B) approve, recommend or otherwise declare advisable (or propose or resolve to approve, recommend or otherwise declare advisable) any Company Acquisition Proposal (any such action referred to in this clause (i), a “Company Change in Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement relating to or that could reasonably be expected to lead to any Company Acquisition Proposal or any agreement requiring the Company (or that would require or could reasonably be expected to require the Company) to abandon, terminate, delay or fail to consummate the Merger or any other transaction contemplated by this Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the Contemplated Transactions (a “Company Alternative Acquisition Agreement”).

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(f)            Company Change in Recommendation Due to Superior Proposal. Notwithstanding anything to the contrary set forth in Section 5.2(d), following receipt of a bona fide written Company Acquisition Proposal by the Company after the date of this Agreement that did not result from a breach of this Section 5.2 and with respect to which the Company has received a written, definitive form of Company Alternative Acquisition Agreement that has not been withdrawn, and the Company Board determining in good faith, after consultation with outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Proposal, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation, if all of the following conditions are met:

(i)            the Company shall have complied in all material respects with the provisions of this Section 5.2 with respect to such Company Acquisition Proposal and shall have (A) provided to Parent four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Company Acquisition Proposal that constitutes a Company Superior Proposal, (2) the material terms and conditions of the Company Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Company Acquisition Proposal), including an unredacted copy of the Company Alternative Acquisition Agreement and all other written documents and a summary of the material terms of oral communications related to the Company Superior Proposal (it being understood and agreed that any material amendment to any Company Acquisition Proposal (including the financial terms or any other material term or condition of such Company Acquisition Proposal) shall require a new notice to Parent and an additional two Business Day notice period) and (3) that, subject to clause (ii) below, the Company Board has determined to effect a Company Change in Recommendation, and (B) prior to making such a Company Change in Recommendation, (x) engaged, and used its reasonable best efforts to cause its Representatives to engage, in good faith negotiations with Parent (to the extent Parent wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement or other proposals that may be proposed in writing by Parent during such notice period such that such Company Acquisition Proposal ceases to constitute a Company Superior Proposal, and (y) in determining whether to make a Company Change in Recommendation, the Company Board shall take into account any changes to the terms of this Agreement, and any other proposals, proposed in writing by Parent; and

(ii)            the Company Board shall have determined, in good faith, after consultation with outside financial advisors and outside legal counsel, that, in light of such Company Acquisition Proposal and taking into account any revised terms proposed in writing by Parent and the results of negotiations with Parent pursuant to clause (i) above, such Company Acquisition Proposal continues to constitute a Company Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Company Change in Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the holders of Company Shares under applicable Law.

(g)            Company Change in Recommendation Due to Company Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.2(e), upon the occurrence of any Company Intervening Event, the Company Board may, at any time prior to the time the Company Stockholder Approval is obtained, make a Company Change in Recommendation, if all of the following conditions are met:

(i)            the Company shall have (A) provided to Parent four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Company Intervening Event and the rationale for the Company Change in Recommendation (it being understood and agreed that any amendment to the facts and circumstances relating to the Company Intervening Event shall require a new notice to Parent and an additional two Business Day notice period), and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to effect a Company Change in Recommendation and (B) prior to making such a Company Change in Recommendation, engaged in good faith negotiations with Parent (to the extent Parent wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement or other proposals that may be proposed in writing by Parent during such notice period in such a manner that the failure of the Company Board to make a Company Change in Recommendation in response to the Company Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the fiduciary duties of the Company Board to the holders of Company Shares under applicable Law; and

(ii)            the Company Board shall have determined in good faith, after consultation with outside financial advisors and outside legal counsel, that in light of such Company Intervening Event and taking into account any revised terms proposed in writing by Parent and the results of negotiations with Parent pursuant to clause (i) above, the failure to make a Company Change in Recommendation, would be inconsistent with the fiduciary duties of the Company Board to the holders of Company Shares under applicable Law.

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(h)            Certain Permitted Disclosure. Nothing contained in this Section 5.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law (as determined in good faith by the Company) with regard to a Company Acquisition Proposal; provided, that this Section 5.2(h) shall not be deemed to permit the Company or the Company Board to effect a Company Change in Recommendation except in accordance with Sections 5.2(f) or 5.2(g). The Company shall not submit to its stockholders for approval any Company Acquisition Proposal prior to the valid termination of this Agreement.

5.3            Parent Acquisition Proposals; Parent Change in Recommendation.

(a)            No Solicitation or Negotiation. During the Pre-Closing Period, except as expressly permitted by this Section 5.3 or in connection with any Parent Legacy Transaction conducted in accordance with Section 5.23, Parent shall not, and Parent shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall cause its and their respective Representatives not to, directly or indirectly:

(i)            solicit, initiate, induce, knowingly encourage or knowingly facilitate (including by way of granting a waiver under Section 203 of the DGCL) any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal;

(ii)           participate in any discussions or negotiations or cooperate in any way with any Person regarding any Parent Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Parent Acquisition Proposal;

(iii)          provide any non-public information or data concerning Parent or any of its Subsidiaries to any Person in connection with, or for the purpose of soliciting, initiating, inducing, encouraging or facilitating, any Parent Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Parent Acquisition Proposal;

(iv)          enter into any binding or nonbinding letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement with respect to, or that could reasonably be expected to lead to, a Parent Acquisition Proposal (other than an Acceptable Parent Confidentiality Agreement entered into in accordance with Section 5.3(b));

(v)           adopt, approve, declare advisable or recommend or make any public statement approving or recommending any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(vi)          take any action or exempt any Person (other than the Company and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover laws or Parent’s organizational or other governing documents; or

(vii)         resolve, publicly propose or agree to do any of the foregoing.

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Parent shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or inquiry, proposal or offer that could reasonably be expected to lead to a Parent Acquisition Proposal and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Parent Acquisition Proposal. Parent shall (i) as soon as reasonably practicable after the date of this Agreement (and in all events no later than three Business Days), deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making a Parent Acquisition Proposal within the last 12 months, to the effect that Parent is ending all discussions and negotiations with such Person with respect to any such Parent Acquisition Proposal effective as of the date hereof and requesting the prompt return or destruction of all confidential information previously furnished to such Person by or on behalf of Parent relating to any Parent Acquisition Proposal (and Parent shall use its reasonable best efforts to have such information returned or destroyed) and immediately terminate all physical and electronic data room access previously granted to any such party or its Representatives and (ii) commencing on the date of this Agreement, prohibit any third party (other than the Company and its Representatives) from having access to any physical or electronic data room relating to any possible Parent Acquisition Proposal. Parent shall use its reasonable best efforts to enforce the terms of each confidentiality agreement with any such Person. Parent shall not grant any waiver of, or agree to any amendment or modification to, or release any such Person from, any such agreement, to permit such Person to submit a Parent Acquisition Proposal, unless in any such case the Parent Board shall have determined, in good faith, after consultation with outside legal counsel, that the failure to take such actions would be inconsistent with the fiduciary duties of the Parent Board to the holders of Parent capital stock under applicable Law.

(b)            Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.3(a), prior to the time, but not after, the Parent Stockholder Approval is obtained, Parent may, in response to a bona fide written Parent Acquisition Proposal (which Parent Acquisition Proposal was made after the date of this Agreement and has not been withdrawn) which did not result from a breach of this Section 5.3 and so long as it has provided written notice to the Company of the identity of such Person or group making the Parent Acquisition Proposal, the material terms and conditions of such Parent Acquisition Proposal (including, if applicable, copies of any material written communications) and its intention to engage or participate in any discussions or negotiations with any such Person or group, (i) provide access to non-public information regarding Parent or any of its Subsidiaries to the Person or group making the Parent Acquisition Proposal (provided that such information has previously been made available to the Company or is provided to the Company substantially concurrently with the making of such information available to such Person or group and that, prior to furnishing any such non-public information, Parent receives from the Person or group making such Parent Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects (including with respect to confidentiality and restrictions on use) on such Person(s) as the Confidentiality Agreement’s terms are on with the Company (an “Acceptable Parent Confidentiality Agreement”)) (it being understood that such confidentiality agreement need not include a “standstill” agreement or prohibit the making or amending of a Parent Acquisition Proposal), and (ii) engage or participate in any discussions or negotiations with any such Person or group regarding such Parent Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Parent Board determines in good faith after consultation with outside financial advisors and outside legal counsel that (x) such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or could reasonably be expected to result in a Parent Superior Proposal and (y) the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Parent Board to the holders of Parent capital stock under applicable Law. Parent shall provide the Company with an accurate and complete copy of the Acceptable Parent Confidentiality Agreement entered into as contemplated by this Section 5.3(b) promptly (and in any event within 24 hours) after the execution thereof.

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(c)            Notice. Parent shall promptly (and, in any event, within 24 hours) notify the Company (orally and in writing) if (i) any written or other inquiries, proposals or offers with respect to a Parent Acquisition Proposal or any inquiries, proposals, offers or requests for information relating to or that could reasonably be expected to lead to a Parent Acquisition Proposal are received by Parent or any of its Representatives, (ii) any Person requests non-public information from Parent or any of its Representatives in connection with any Parent Acquisition Proposal (provided that Parent shall only be required to provide notice once per Person under this clause (ii)) or (iii) any discussions or negotiations with respect to or that could reasonably be expected to lead to a Parent Acquisition Proposal are sought to be initiated with Parent, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and other material written communications or, if oral, a summary of the material terms and conditions of such proposal or offer), and thereafter shall keep the Company reasonably informed, on a current basis (and in any event within 24 hours), of any material developments with respect to any such proposals or offers (including any amendments thereto), including by promptly providing copies of any additional requests, proposals or offers, including any drafts of proposed agreements and any amendments thereto and other information set forth above and copies of any written materials provided to such Person by Parent or any of its Representatives. Parent agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits Parent from providing any information to the Company in accordance with this Section 5.3 or otherwise prohibits Parent from complying with its obligations under this Section 5.3. Parent further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit Parent from providing any information to the Company in accordance with this Section 5.3 or otherwise prohibit Parent from complying with its obligations under this Section 5.3.

(d)            Definitions. For purposes of this Agreement:

“Parent Acquisition Proposal” means any transaction or series of related transactions (other than the Contemplated Transactions) involving: (i) any acquisition or purchase from Parent by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 15% interest in the total outstanding securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such securities) of Parent, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving Parent or any of its Subsidiaries; (ii) any tender offer (including self-tender) or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding securities (or instruments convertible into or exercisable or exchangeable for 15% or more of such securities) of Parent; (iii) any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction involving Parent, pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction or any parent entity thereof; (iv) any sale, lease, exchange, transfer or disposition (in each case, other than in the ordinary course of business) of more than 15% of the assets of Parent and its Subsidiaries (taken as a whole) (measured by the fair market value thereof); or (v) any combination of the foregoing.

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“Parent Intervening Event” means any Effect that is material to Parent and its Subsidiaries taken as a whole, occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Parent Board (or if known, the magnitude or effect of which was not known to, or reasonably foreseeable) prior to the execution of this Agreement, which Effect (or the magnitude or effect thereof) becomes known to, or reasonably foreseeable by, the Parent Board prior to the receipt of the Parent Stockholder Approval and (ii) does not relate to (A) a Parent Acquisition Proposal or (B) (1) any changes in the market price or trading volume of Parent, (2) the mere fact the Company or Parent meets or exceeds any internal or analysts’ published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Parent Common Stock or the credit rating of Parent (it being understood that, with respect to clause (2), the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Parent Intervening Event), (3) any events or developments relating to the Company or any of its Affiliates, (4) any event or development generally affecting the industries in which Parent or the Company operate or in the economy generally or other general business, financial, market or political conditions, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (5) any change in any applicable Law or other legal or regulatory conditions or changes in GAAP or other accounting standards, (6) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by Parent or the Company (or refrained to be taken by Parent or the Company) pursuant to the Agreement or the consummation of the Contemplated Transactions, including expiration or termination of waiting periods or the receipt of approvals, consents or clearances applicable to the Merger under the Antitrust Laws, (7) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events or (8) any Legal Proceedings made or brought by any of the current or former stockholders of Parent or the Company (on their own behalf or on behalf of Parent or the Company) against Parent or the Company, including Legal Proceedings arising out of the Contemplated Transactions.

“Parent Superior Proposal” means any bona fide, written Parent Acquisition Proposal on terms which the Parent Board determines in its good faith judgment, after consultation with outside financial advisors and outside legal counsel, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to Parent’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the Contemplated Transactions pursuant to Section 5.3(f) of this Agreement and the time likely to be required to consummate such Parent Acquisition Proposal); provided that for purposes of the definition of “Parent Superior Proposal”, the references to “15%” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%”.

(e)            No Parent Change in Recommendation or Parent Alternative Acquisition Agreement. Except as provided in Section 5.3(f), the Parent Board and each committee of the Parent Board shall not (and the Special Committee shall not recommend that the Parent Board) (i)(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company, the Parent Board Recommendation or (B) approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Parent Acquisition Proposal or make or authorize the making of any public statement (oral or written), (C) remove the Parent Board Recommendation from or fail to include the Parent Board Recommendation in the Proxy Statement/Prospectus (any such action referred to in this clause (i), a “Parent Change in Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other similar agreement (other than an Acceptable Parent Confidentiality Agreement entered into in compliance with Section 5.3(b)) relating to or that could reasonably be expected to lead to any Parent Acquisition Proposal or any agreement requiring Parent (or that would require or could reasonably be expected to require Parent) to abandon, terminate, delay or fail to consummate the Merger or any other transaction contemplated by this Agreement or that would otherwise materially impede, interfere with or be inconsistent with, the Contemplated Transactions (a “Parent Alternative Acquisition Agreement”).

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(f)            Parent Change in Recommendation Due to Superior Proposal. Notwithstanding anything to the contrary set forth in Section 5.3(e), following receipt of a bona fide written Parent Acquisition Proposal by Parent after the date of this Agreement that did not result from a breach of this Section 5.3 and with respect to which Parent has received a written, definitive form of a Parent Alternative Acquisition Agreement that has not been withdrawn, and the Parent Board determining in good faith, after consultation with outside financial advisors and outside legal counsel, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal, the Parent Board may, at any time prior to the time the Parent Stockholder Approval is obtained, make a Parent Change in Recommendation, if all of the following conditions are met:

(i)            Parent shall have complied in all material respects with the provisions of this Section 5.3 with respect to such Parent Acquisition Proposal and shall have (A) provided to the Company four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Parent Acquisition Proposal that constitutes a Parent Superior Proposal, (2) the material terms and conditions of the Parent Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Parent Acquisition Proposal), including an unredacted copy of the Parent Alternative Acquisition Agreement and all other written documents and a summary of the material terms of oral communications related to the Parent Superior Proposal (it being understood and agreed that any material amendment to any Parent Acquisition Proposal (including the financial terms or any other material term or condition of such Parent Acquisition Proposal) shall require a new notice to the Company and an additional two Business Day notice period) and (3) that, subject to clause (ii) below, the Parent Board has determined to effect a Parent Change in Recommendation, and (B) prior to making such a Parent Change in Recommendation, (x) engaged, and used its reasonable best efforts to cause its Representatives to engage, in good faith negotiations with the Company (to the extent the Company wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement or other proposals that may be proposed in writing by the Company during such notice period such that the Parent Acquisition Proposal ceases to constitute a Parent Superior Proposal, and (y) in determining whether to make a Parent Change in Recommendation, the Parent Board shall take into account any changes to the terms of this Agreement, and any other proposals, proposed in writing by the Company; and

(ii)            the Parent Board shall have determined, in good faith, after consultation with outside financial advisors and outside legal counsel, that, in light of such Parent Acquisition Proposal and taking into account any revised terms proposed in writing by the Company and the results of negotiations with Parent pursuant to clause (i) above, such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Parent Change in Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Parent Board to the holders of Parent capital stock under applicable Law.

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(g)            Parent Change in Recommendation Due to Parent Intervening Event. Notwithstanding anything to the contrary set forth in Section 5.3(e), upon the occurrence of any Parent Intervening Event, the Parent Board may, at any time prior to the time the Parent Stockholder Approval is obtained, make a Parent Change in Recommendation, if all of the following conditions are met:

(i)            Parent shall have (A) provided to the Company four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Parent Intervening Event and the rationale for the Parent Change in Recommendation (it being understood and agreed that any amendment to the facts and circumstances relating to the Parent Intervening Event shall require a new notice to the Company and an additional two Business Day notice period), and (2) state expressly that, subject to clause (ii) below, the Parent Board has determined to effect a Parent Change in Recommendation and (B) prior to making such a Parent Change in Recommendation, engaged in good faith negotiations with the Company (to the extent the Company wishes to engage) during such four Business Day period to consider adjustments to the terms and conditions of this Agreement or other proposals that may be proposed in writing by the Company during such notice period in such a manner that the failure of the Parent Board to make a Parent Change in Recommendation in response to the Parent Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the fiduciary duties of the Parent Board to the holders of Parent capital stock under applicable Law; and

(ii)           the Parent Board shall have determined in good faith, after consultation with outside financial advisors and outside legal counsel, that in light of such Parent Intervening Event and taking into account any revised terms proposed in writing by the Company and the results of negotiations with the Company pursuant to clause (i) above, the failure to make a Parent Change in Recommendation, would be inconsistent with the fiduciary duties of Parent Board to the holders of Parent’s capital stock under applicable Law.

(iii)          Parent’s obligation to call, give notice of and hold the Parent Stockholder Meeting in accordance with Section 5.5(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Parent Superior Proposal or Parent Acquisition Proposal or by any Parent Change in Recommendation.

(h)            Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit Parent from complying with its disclosure obligations under applicable U.S. federal or state Law (as determined in good faith by Parent) with regard to a Parent Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Parent Board is affirmed or remains unchanged; provided, further, that this Section 5.3(h) shall not be deemed to permit the Parent Board to effect a Parent Change in Recommendation except in accordance with Sections 5.3(f) or 5.3(g). Parent shall not submit to the vote of its stockholders any Parent Acquisition Proposal or Parent Superior Proposal prior to the valid termination of this Agreement.

(i)            Parent agrees that in the event that Parent or any Representative of Parent takes any action which, if taken by Parent, would constitute a breach of this Section 5.3, Parent shall be deemed to be in breach of this Section 5.3.

5.4            Information Supplied.

(a)            Parent shall prepare and cause to be filed with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) with respect to the Parent Stockholders Meeting. As promptly as practicable (and in any event within 60 days) following the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Merger (it being understood that Parent shall use its reasonable best efforts to prepare and file the Registration Statement with the SEC within 45 days of the date of this Agreement). Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other Contemplated Transactions. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of the Company and Parent shall furnish or cause to be furnished all information about the such Party and its officers, directors and shareholders requested by the other Party that is required to be disclosed in the Proxy Statement/Prospectus or the Registration Statement, including without limitation all requisite information about each individual designated by the Parent pursuant to Section 5.14 to be appointed to the board of directors of Parent upon the Closing. Parent shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

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(b)            No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by Parent without providing the Company a reasonable opportunity to review and comment thereon (other than any filing, amendment or supplement in connection with a Parent Change in Recommendation or a Parent Alternative Acquisition Agreement), and Parent shall consider in good faith and reflect all comments reasonably proposed by the Company. Parent shall promptly provide the Company with copies of all such filings, amendments or supplements to the extent not publicly available. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other Party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Registration Statement or Proxy Statement/Prospectus, as applicable, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Parent. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Registration Statement or the Proxy Statement/Prospectus, or for additional information, and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement, Proxy Statement/Prospectus or the Merger and (ii) all orders of the SEC relating to the Registration Statement. No response to any comments from the SEC or the staff of the SEC relating to the Proxy Statement/Prospectus will be made by Parent without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and Parent shall consider in good faith and reflect all comments reasonably proposed by the Company. Parent will cause the Registration Statement and Proxy Statement/Prospectus to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

(c)            Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) cooperate in connection with Parent’s compliance with its obligations under the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder as may be reasonably requested by Parent, including with respect to preparation of the Proxy Statement/Prospectus and the Registration Statement, (B) provide on a timely basis all audited and unaudited consolidated financial statements of the Company and its Subsidiaries required by applicable Law to be included in any filing with the SEC of Parent or any of its affiliates, including the Proxy Statement/Prospectus, the Registration Statement and any Form 8-K related to the transactions contemplated by this Agreement, (C) provide such financial records and information regarding the Company and its Subsidiaries as may be reasonably necessary for Parent to prepare any pro forma financial statements required by applicable Law to be included in any statements, forms, schedules, reports or other documents filed or furnished by Parent or its affiliates with the SEC, including the Proxy Statement/Prospectus, the Registration Statement and any Form 8-K relating to the transactions contemplated by this Agreement and (D) in connection with the provision of audited and unaudited consolidated financial statements of the Company and its Subsidiaries to be included in the Proxy Statement/Prospectus and the Registration Statement, provide a customary “management’s discussion and analysis of financial condition and results of operations” for each period included in such audited and unaudited consolidated financial statements; provided that, upon delivery of any financial statements pursuant to (B) and (C) above, such financial statements shall be deemed Company Financial Statements, as applicable, for purposes of this Agreement and the representations and warranties set forth in Section 3.6 shall be deemed to apply to such financial statements with the same force and effect as if made as of the date of this Agreement.

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(d)            Notwithstanding anything to the contrary contained in this Section 5.4, Parent shall not be in breach of any of the foregoing provisions of this Section 5.4 to the extent the failure by the Company or any of its Subsidiaries to deliver any required information to Parent in connection with the Proxy Statement/Prospectus and Registration Statement (including the Company Financial Statements) resulted in the Parent’s failure to meet its obligations under the foregoing provisions of this Section 5.4.

(e)            During the period from the date of this Agreement to the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Article VII, the Company shall request its auditors to (i) cooperate with respect to any filing with the SEC of Parent or any of its affiliates, including the Proxy Statement/Prospectus, the Registration Statement and any Form 8-K relating to the transactions contemplated by this Agreement, including in connection with the preparation of any required pro forma financial statements or the delivery of any auditor consents and (ii) provide access to the Parent and its Representatives to the work papers of the Company’s auditors.

5.5            Stockholder Approvals.

(a)            Company Stockholder Written Consent.

(i)            Immediately after the execution of this Agreement, the Company shall solicit, and take all action necessary to obtain, in accordance with this Agreement, the DGCL, the Organizational Documents of the Company and the Investor Agreements, the Company Stockholder Written Consent from the Consenting Company Stockholders constituting the Company Stockholder Approval. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions. Upon obtaining the Company Stockholder Approval, the Company shall promptly deliver copies of the executed Company Stockholder Written Consent to Parent.

(ii)           All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.5(a) shall be subject to Parent’s advance review and reasonable approval. The Parties shall reasonably cooperate with each other and provide, and require their respective Representatives to provide, the other Party and its Representatives with all true, correct and complete information regarding such Party or its Subsidiaries that is required by applicable Law to be included in any information statement or other materials distributed to the Company’s stockholders in connection with the Contemplated Transactions or reasonably requested by the other Party to be included therein.

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(iii)           Promptly following receipt of the Company Stockholder Approval, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent substantially concurrently with the execution and delivery of this Agreement. The Stockholder Notice shall (A) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and authorized, approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (B) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the Organizational Documents of the Company, and (C) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.5(a)(iii) shall be subject to Parent’s advance review and reasonable approval.

(b)            Parent Stockholders Meeting.

(i)            Parent will, as promptly as practicable in accordance with applicable Law and its certificate of incorporation and bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Parent Common Stock to consider and vote upon the Parent Share Issuance, the Parent Charter Amendment, the Parent Reverse Stock Split, and any Parent Legacy Transaction that requires the approval of the Parent Stockholders, which meeting shall in any event take place within 45 days after the declaration of the effectiveness of the Registration Statement (the “Parent Stockholders Meeting”). Parent shall use its reasonable best efforts to hold the Parent Stockholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Subject to the provisions of Section 5.3, the Parent Board shall (and the Special Committee shall, if applicable, recommend that the Parent Board) include the Parent Board Recommendation in the Proxy Statement/Prospectus and recommend at the Parent Stockholders Meeting that the holders of capital stock of Parent approve the Parent Share Issuance, the Parent Charter Amendment and the Parent Reverse Stock Split, and shall use its reasonable best efforts to obtain and solicit such approval. Notwithstanding the foregoing, (A) if on or before the date on which the Parent Stockholders Meeting is scheduled, Parent reasonably believes that (1) it will not receive proxies representing the Parent Stockholder Approval, whether or not a quorum is present or (2) it will not have enough shares of Parent Common Stock represented to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, Parent may (and, if requested by the Company, Parent shall) postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders Meeting and (B) Parent may postpone or adjourn the Parent Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders Meeting, as long as the date of the Parent Stockholders Meeting is not postponed or adjourned more than an aggregate of 30 days in connection with all such postponements or adjournments pursuant to either or both of the preceding clauses (A) and (B).

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(ii)            Notwithstanding any Parent Change in Recommendation, Parent shall comply with its obligations under Section 5.5(b)(i) unless this Agreement is terminated in accordance with Article VII prior to the Parent Stockholders Meeting. Without the prior written consent of the Company, the Parent Share Issuance, the Parent Charter Amendment and the Parent Reverse Stock Split shall be the only matters (other than matters of procedure and matters required by Law to be voted on by Parent’s stockholders in connection with the Contemplated Transactions) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.

5.6            Regulatory Approvals; Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, each Party shall, and shall cause each of its Subsidiaries and Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws in connection with the Merger or any of the Contemplated Transactions. Notwithstanding anything in this Agreement to the contrary, Parent and the Company each agree to, and the Company shall cause each Additional Filing Party to, use reasonable best efforts to (i) prepare and file, as promptly as practicable, but in any event no later than 15 Business Days after the date of this Agreement as it relates to the HSR Act, any and all documentation to effect all necessary filings required by applicable Antitrust Laws with respect to the Merger, (ii) deliver as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested by any Governmental Entities in connection with the Merger, and (iii) obtain, as promptly as practicable, all Consents required to be obtained from any Governmental Entity that are necessary, proper or advisable to consummate the Merger, including by advocating for antitrust clearance.

(b)            To the extent permitted by applicable Law, each of the Company and Parent shall promptly advise the other Party of any material communication between it or its Affiliates and any Governmental Entity (and if in writing, furnish the other party with a copy of such communication) regarding the Merger contemplated by this Agreement or otherwise materially affecting its ability to timely consummate the Merger contemplated by this Agreement pursuant to the terms hereof. In furtherance and not in limitation of Section 5.6(a), Parent and the Company shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws. Without limiting the foregoing, the Parties hereto agree to (i) promptly notify each other of all meetings or substantive communications with any Governmental Entity relating to any Antitrust Laws, and give each other an opportunity to participate in each of such meetings, (ii) promptly notify each other of all substantive oral and written communications with any Governmental Entity relating to any Antitrust Laws, (iii) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws and (iv) provide each other with copies of all written communications from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of competitively sensitive materials provided under this Section 5.6(b) may be provided on an outside counsel only basis if deemed advisable by the Parties.

(c)            Notwithstanding anything in this Agreement to the contrary, each Party shall, and shall cause each of its subsidiaries and Affiliates to, take reasonable actions necessary to obtain any consents, clearances or approvals required under or in connection with the Antitrust Laws to expeditiously close the Merger or the other transactions contemplated by this Agreement (and in any event by or before the Termination Date); provided that, notwithstanding anything to the contrary contained in this Agreement, neither Party shall be required to take, or agree or commit to take (and without the consent of the other Party, shall not be permitted to take, or agree or commit to take), any actions that would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Parent and its Subsidiaries (including the Company after giving effect to the Closing), taken as a whole, following the Closing; provided, further, that no Party shall take or agree to take or commit to take any such action unless such action is conditioned upon the Closing.

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(d)            Each Party shall bear its own expenses and costs incurred by such Party in connection with any filings and submissions pursuant to Antitrust Laws.

(e)            Prior to the Effective Time, each Party shall use reasonable best efforts to obtain any consents, approvals or waivers of third parties requested by the other Party hereto with respect to any Contracts to which it is a party as may be necessary for the consummation of the Contemplated Transactions or required by the terms of any Contract as a result of the execution, performance or consummation of the Merger or the other transactions contemplated by this Agreement.

(f)            The Company, Parent and Merger Sub shall not, and shall cause their respective Subsidiaries and Affiliates not to, acquire or agree to acquire any rights, interests, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise) or take any other actions, if such acquisition or action would reasonably be expected to (i) prevent, materially delay, or adversely affect in any material respect the ability of Parent and its Affiliates or the Company to consummate the Merger or any of the Contemplated Transactions, or (ii) cause Parent, Merger Sub or the Company to be required to obtain any clearances, consents, approvals, waivers, waiting period expirations or terminations, non-actions or other authorizations under any Laws with respect to the Merger or the other transactions contemplated by this Agreement.

5.7            Access; Consultation. Upon reasonable notice, and except as may otherwise be required by applicable Law, each of the Company and Parent shall, and shall cause each of its Subsidiaries and their respective Representatives to, afford the other Party’s Representatives reasonable access (at the requesting Party’s cost) under the supervision of appropriate personnel of the other Party, during normal business hours during the period prior to the Effective Time, to the other Party’s, and each of its Subsidiaries’ employees, properties, assets, books, records and contracts and, during such period, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to the other all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by the other, as and when reasonably requested by the requesting Party; provided that no investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; provided, further that the foregoing shall require neither the Company nor Parent to permit any invasive sampling or testing or to disclose any information pursuant to this Section 5.7 to the extent that (i) in the reasonable good faith judgment of such Party, any applicable Law requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of such Party, the information is subject to confidentiality obligations to a third party, (iii) disclosure of any such information or document would result in the loss of attorney-client privilege or (iv) information is not reasonably available or accessible to such Party; provided, further that with respect to clauses (i) through (iii) of this Section 5.7, Parent or the Company, as applicable, shall use its reasonable best efforts to (x) obtain the required consent of any such third party to provide such inspection or disclosure, (y) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (z) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 5.7 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other Party. All requests for information made pursuant to this Section 5.7 shall be directed in writing to an executive officer of the Company or Parent, as applicable, or such Person as may be designated by any such executive officer. Each Party shall take reasonable steps to ensure that any information it obtains regarding the other Party pursuant to this Section 5.7 shall be used solely in connection with, and in furtherance of effecting, the Contemplated Transactions.

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5.8            Stock Exchange Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time. The Company will cooperate with Parent as reasonably requested by Parent with respect to any Nasdaq listing application filed by Parent and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.8.

5.9            Publicity. The initial press release with respect to the Merger and the other Contemplated Transactions shall be a joint press release approved by both Parties and thereafter the Company and Parent shall consult with each other prior to issuing or making, and provide each other the reasonable opportunity to review and comment on, any press releases or other public announcements with respect to the Contemplated Transactions and any filings with any Governmental Entity (including any national securities exchange) with respect thereto, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, (b) any press release or public statement that consists solely of information previously disclosed in all material respects in prior press releases issued or public statements made by a Party in compliance with this Section 5.9, (c) any internal announcements to employees regarding the Merger so long as such statements consist solely of information previously disclosed in all material respects in previous press releases issued or public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party) or (d) with respect to any Company Change in Recommendation or Parent Change in Recommendation, or with respect to any Company Superior Proposal or Parent Superior Proposal or Parent’s or the Company’s response thereto. Notwithstanding the foregoing, Parent shall provide the Company with a reasonable opportunity to review and comment on any broad-based employee communications by Parent to employees of the Company or its Subsidiaries regarding the Merger or the other Contemplated Transactions prior to distribution thereof.

5.10          Expenses. Except as otherwise provided in Section 7.5 and Section 7.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expense.

5.11          Indemnification; Directors’ and Officers’ Insurance.

(a)            From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Company shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company or any of their respective Subsidiaries (each, an “Indemnified Person”) against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of Parent or the Company or any of their respective Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (including the DGCL). Each Indemnified Person will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the Indemnified Person of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Company Certificate of Incorporation and the Surviving Company Bylaws shall contain provisions no less favorable than the provisions relating to indemnification, advancement of expenses and elimination of liability for monetary damages set forth in the Organizational Documents of the Company and Parent immediately prior to the Effective Time, and such provisions shall not be amended, repealed, abrogated or otherwise modified in any manner that would adversely affect any Indemnified Person.

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(b)            Prior to the Effective Time, Parent shall purchase a six-year prepaid “tail policy” (the “D&O Tail Policy”) for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided Parent’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Parent by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions).

(c)            In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers all or substantially all of its properties and assets to any Person or (iii) engages in any similar transaction, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.11. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.11.

(d)            The provisions of this Section 5.11 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives. The obligations set forth in this Section 5.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person, or any person who is a beneficiary under the policies referred to in this Section 5.11 and their heirs and representatives, without the prior written consent of such affected Indemnified Person or other person. Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in successfully enforcing the rights provided in this Section 5.11.

(e)            Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Effective Time) is made against any of the Indemnified Persons on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such claim.

5.12         Takeover Statute. The Company and the Company Board and Parent and the Parent Board shall use their respective reasonable best efforts to (a) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the Contemplated Transactions and (b) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Contemplated Transactions, take all action reasonably appropriate to ensure that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such statute or regulation on the Contemplated Transactions.

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5.13         Control of Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

5.14         Directors and Officers.

(a)            The Parties shall use reasonable best efforts and take all necessary action so that immediately after the Effective Time, (i) the Parent Board is comprised of at least nine members, with between seven and ten such members designated by the Company in its discretion, two such members designated by Parent, subject to the reasonable approval of the Company (the “Legacy Parent Directors”) (with the Person listed as chair of the Parent Board in Exhibit G designated by the Company as the chair of the Parent Board), with each such designee set forth in Exhibit G as added or modified from time to time in accordance with this Section 5.14(a), (ii) the Persons listed in Exhibit G under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Parent, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law and (iii) the board of directors and officers of the Surviving Company are as set forth in Exhibit G. If any Person listed in Exhibit G is unable or unwilling to serve as an officer of Parent, as set forth therein, as of the Effective Time, the Parties shall mutually agree upon a successor. The Persons listed in Exhibit G under the heading “Board Designees – Company” shall be the Company’s designees pursuant to clause (i) of this Section 5.14(a) (which list may be changed by the Company at any time prior to the Closing by written notice to Parent to include different board designees). Each Person listed in Exhibit G under the heading “Committee Members” shall be a member of the committee of the Parent Board set forth opposite such Person’s name, in each case effective as of immediately after the Effective Time (which list may be added or changed by the Company at any time prior to the Closing by written notice to Parent to include different Committee Members). Prior to the Closing, the Company may, in its discretion, determine that the Parent Board will be a classified board following the Closing and designate a class to each designee set forth in Exhibit G.

(b)            The Company Board and the Parent Board (or, in each case, a duly authorized committee thereof) shall, prior to the Effective Time, take all such actions within its control as may be necessary or appropriate to cause the Contemplated Transactions and any other dispositions of equity securities of the Company and acquisitions of equity securities of Parent (including derivative securities) in connection with the Contemplated Transactions by each individual who is a director or executive officer of the Company or is or may become a director or executive officer of Parent in connection with the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(c)            On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with each individual to be appointed to, or serving on, the board of directors of Parent upon the Closing, which indemnification agreements shall continue to be effective following the Closing.

5.15          Lock-Up Agreements. Parent and the Company shall use reasonable best efforts to cause each individual who will serve as a director or executive officer of Parent following the Closing to execute and deliver a Company Lock-Up Agreement or Parent Lock-Up Agreement, as applicable, and such other stockholders of the Parties as may be otherwise agreed by the Parties to execute and deliver a Company Lock-Up Agreement or Parent Lock-Up Agreement, as applicable, in each case no later than the Closing. Pursuant to each Lock-Up Agreement, the signatory shall agree not to sell, transfer, pledge, hypothecate or otherwise dispose of any shares of Parent Common Stock held by such signatory for a period of 180 days following the Closing, subject to customary exceptions.

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5.16         Approval by Sole Stockholder of Merger Sub. Immediately (and in any event within 24 hours) following the execution and delivery of this Agreement by the Parties, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with Delaware Law, by written consent.

5.17         Stockholder Litigation. Each Party shall notify the other Party, in writing and promptly after acquiring knowledge thereof, of any Legal Proceedings related to this Agreement, the Merger or the other Contemplated Transactions that is brought against or, to the Knowledge of the Company or Parent, threatened against, either Party, either Party’s Subsidiaries and/or any of their respective directors or officers (collectively, “Transaction Litigation”) and shall keep the other Party informed on a reasonably current basis with respect to the status thereof. Each Party shall control any Transaction Litigation brought against such Party or such Party’s Subsidiaries and/or any of their respective directors or officers. Each Party shall provide the other Party (a) the opportunity to participate in the defense of any such Transaction Litigation and (b) the right to review and comment in advance on all material filings or responses to be made by the Parties in connection with any such Transaction Litigation (and the Parties shall in good faith take such comments and other advice into consideration). The Parties agree to cooperate in the defense and settlement of any such Transaction Litigation, and neither Party shall settle any such Transaction Litigation without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that such other Party will not be obligated to consent to any settlement that does not include a full release of the said Party and such Party’s Affiliates or that imposes an injunction or other equitable relief upon the said Party or any of its Affiliates. Without limiting in any way the Parties’ obligations under Section 5.6, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any Transaction Litigation contemplated by this Section 5.17. For purposes of this Section 5.17, with respect to a Party not controlling a Transaction Litigation, “participate” means that such Party will be kept reasonably apprised by the Party controlling such Transaction Litigation of proposed strategy and other significant decisions with respect to such Transaction Litigation (to the extent that the attorney-client privilege between such controlling Party and its counsel is not undermined or otherwise adversely affected), and such non-controlling Party may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

5.18         Tax Treatment.

(a)             Each of Parent and Merger Sub shall use its respective reasonable best efforts to, and cause each of their respective Subsidiaries to, cause the Merger to qualify for the Intended Tax Treatment. Neither Parent nor Merger Sub shall take any action (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its respective Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.

(b)            The Company shall use its reasonable best efforts to, and cause its Subsidiaries to, cause the Merger to qualify for the Intended Tax Treatment. The Company shall not take any action (or fail to take any action, including failing to use its reasonable best efforts to proscribe any of its Subsidiaries from taking any action) that could reasonably be expected to prevent or impede such qualification.

(c)            Unless otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code or any analogous provision of applicable state, local or foreign Law, (i) each of the Parties shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code in all Tax Returns, and (ii) none of the Parties shall take any Tax reporting position inconsistent with the characterization of the Contemplated Transactions as a “reorganization” under Section 368(a) of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub and the Company are parties under Section 368(b) of the Code. In the event that the Merger would be reasonably likely to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, each of the Parties agrees to use reasonable best efforts to adopt an alternative structure, including a “two-step merger” described in Revenue Ruling 2001-46, if applicable, that would permit the Contemplated Transactions to qualify for tax-deferred treatment under the Code.

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(d)            If, in connection with the preparation and filing of the Proxy Statement/Prospectus, the Registration Statement or any other filing required by applicable Law or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Merger and the Intended Tax Treatment be prepared and submitted (a “Tax Opinion”), (i) Parent and the Company shall each use their respective reasonable best efforts to deliver to Fenwick & West LLP, counsel to the Company, and to Freshfields US LLP, counsel to Parent, customary Tax representation letters satisfactory to each such counsel, dated and executed as of such date(s) as determined to be reasonably necessary by each such counsel in connection with the preparation and filing of such Registration Statement or any other filing required by applicable Law, (ii) the Company shall use its reasonable best efforts to cause Fenwick & West LLP to furnish a Tax Opinion addressed to the Company, subject to customary assumptions and limitations, satisfactory to the SEC and (iii) Parent shall use its reasonable best efforts to cause Freshfields US LLP to furnish a Tax Opinion addressed to Parent, subject to customary assumptions and limitations, satisfactory to the SEC.

(e)            Notwithstanding anything to the contrary contained herein, Parent and the Company each shall pay 50% of all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger, and the portion paid for by Parent will be treated as a Transaction Expense of Parent hereunder. The party responsible under applicable Law shall file any necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, each of Parent, the Company and their respective Affiliates shall join in the execution of any such Tax Returns.

5.19         Parent Resignations. Parent shall obtain and deliver to the Company at or prior to the Effective Time (or, at the option of the Company, at a later date) the resignation of each officer and director of Parent and each of its Subsidiaries, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any employment agreement or Parent Benefit Plan applicable to such individual’s status as an officer or director of Parent or a Subsidiary thereof).

5.20         Obligations of Merger Sub and Surviving Company. Parent will take all action necessary to cause each of Merger Sub and the Surviving Company to perform their respective obligations under this Agreement before and after the Effective Time.

5.21         Closing Dividend; CVR Agreement.

(a)            Prior to the Effective Time, Parent may declare a dividend (the “Closing Dividend”) to its stockholders of record of one contingent value right (each, a “CVR”) for each outstanding share of Parent Common Stock held by such stockholder as of the close of business on the last Business Day prior to the day on which the Effective Time occurs (the “CVR Record Date”), each CVR representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, a Contingent Value Rights Agreement to be entered into by Parent and a rights agent (the “Rights Agent”) selected by Parent with the Company’s prior written approval (such approval not to be unreasonably withheld, delayed or conditioned) (the “CVR Agreement”), in substantially the form attached hereto as Exhibit H, with such customary or reasonable revisions to the CVR Agreement that are requested by the Rights Agent. The payment date for the Closing Dividend shall be three Business Days after the Effective Time; provided that the payment of such dividend shall be expressly conditioned upon the occurrence of the Effective Time, and if the Effective Time does not occur for any reason following the setting of the CVR Record Date, (i) the Closing Dividend shall be deemed not to have been declared, (ii) no CVRs shall be issued or distributed to any holder of Parent Common Stock, (iii) the CVR Agreement shall be of no force or effect and (iv) Parent shall have no obligation to any holder of Parent Common Stock with respect to any CVR or the Closing Dividend.

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(b)            In the event Parent declares the Closing Dividend, prior to the Effective Time, Parent shall authorize and duly adopt, execute and deliver the CVR Agreement, and shall instruct the Rights Agent selected by Parent pursuant to Section 5.21(a) to execute and deliver the CVR Agreement.

5.22         Parent Reverse Stock Split. Unless otherwise agreed by the Parties, Parent shall submit to Parent’s stockholders at the Parent Stockholders Meeting a proposal to approve and adopt an amendment to Parent’s certificate of incorporation to authorize the Parent Board to effect a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio mutually agreed to by the Company and Parent (the “Parent Reverse Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the Parent Reverse Stock Split. The Parent Reverse Stock Split may take effect prior to the Effective Time to the extent Parent determines that would be necessary or advisable to comply with Nasdaq Rule 5110(a) or any other Nasdaq rule or regulation.

5.23         Wind-Down Activities and Legacy Transactions; Parent Employees.

(a)            Parent shall use its commercially reasonable efforts to effect the sale, license, transfer, disposition, divestiture or other monetization transaction with respect to the Parent Legacy Business (each, a “Parent Legacy Transaction”); provided that (i) the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) shall be required prior to Parent’s entry into any definitive agreement, or binding term sheet or letter of intent, relating to any Parent Legacy Transaction and (ii) Parent shall not be required to enter into any specific Parent Legacy Transaction. Parent shall keep the Company reasonably informed of the status of any Parent Legacy Transaction.

(b)            Parent and the Company shall work together in good faith (and in consultation with one or more nationally recognized wind-down consultants) to reach agreement within 30 days of the date of this Agreement on a mutually acceptable written schedule (the “Wind-Down Schedule”) that sets forth the actions that would be required in order to wind down the Parent Legacy Business (the “Wind-Down Activities”) and the costs to effect such Wind-Down Activities (the “Wind-Down Costs”) or a methodology to determine such costs, with the goals of (i) minimizing and eliminating remaining obligations and Liabilities of Parent while at the same time maximizing the amount of Parent Net Cash and (ii) preserving cash. Parent and the Company shall work together in good faith to ensure that the Wind-Down Schedule addresses, among other matters, current and non-current accrued liabilities, long-term contract obligations of Parent (including deferred revenue) and liabilities arising under service contracts in effect prior to the Closing (the “Specified Cash-Walk Items”).

(c)            In lieu of pursuing a Parent Legacy Transaction with respect to all or any portion of the Parent Legacy Business, Parent may elect at any time to commence the Wind-Down Activities. In the event that Parent has not entered into a definitive agreement for the disposition of a particular portion of the Parent Legacy Business on or prior to the date that the Registration Statement is declared effective under the Securities Act, Parent shall be required to undertake, and to cause its Subsidiaries to undertake, the Wind-Down Activities, together with such modifications as may be mutually agreed by Parent and the Company, acting reasonably, with respect to such portion of the Parent Legacy Business.

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(d)            Parent agrees to take the actions set forth on Section 5.23(d) of the Parent Disclosure Schedule.

5.24         Termination of Company Investor Agreements. The Company shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director designation rights, including the Contracts set forth on Schedule C except as noted in such schedule (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time, without any material liability being imposed on the part of Parent or the Surviving Company; provided that any liabilities remaining under any Investor Agreement shall not be included in the definition of Parent Net Cash or as a “Permitted Deduction” under the CVR Agreement; provided, further, that no action by the Company or any party to an Investor Agreement shall be required under this Section 5.24 for any Investor Agreements that automatically terminate at the Effective Time by operation of the express terms of such Investor Agreements.

5.25         Parent Equity Plans.

(a)            Prior to the Effective Time, the Parent Board shall adopt the Post-Closing Equity Incentive Plan, subject to the Closing and effective as of the Effective Time, and shall include a proposal in the Proxy Statement/Prospectus for the stockholders of Parent to approve the Post-Closing Equity Incentive Plan. Subject to the approval of the Post-Closing Equity Incentive Plan by the stockholders of Parent prior to the Effective Time, Parent shall file with the SEC, promptly after the Effective Time and at the Company’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Post-Closing Equity Incentive Plan.

(b)            Prior to the Effective Time, the Parent Board shall adopt the Post-Closing ESPP, subject to the Closing and effective as of the Effective Time, and shall include a proposal in the Proxy Statement/Prospectus for the stockholders of Parent to approve the Post-Closing ESPP. Subject to the approval of the Post-Closing ESPP by the stockholders of Parent prior to the Effective Time, Parent shall file with the SEC, promptly after the Effective Time and at the Company’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Post-Closing ESPP. For the avoidance of doubt, approval of the Post-Closing Equity Incentive Plan and Post-Closing ESPP by the stockholders of Parent shall not be a condition to Closing.

(c)            At least 15 Business Days prior to the Effective Time, the Parent Board (or the Human Capital Committee of the Parent Board) shall terminate each then-current offering period under the Parent ESPP and shall refund all contributions made by participants in the Parent ESPP, in each case, in accordance with applicable Laws and the terms of the Parent ESPP. Following such termination, no new offering period will commence prior to the Effective Time. If requested by the Company in writing at least five Business Days prior to the Closing, the Parent Board shall also terminate the Parent ESPP, subject to the Closing and effective as of the Effective Time.

(d)            Parent shall provide the Company with a copy of any resolutions, proposals, or other corporate actions (the form and substance of which shall be subject to reasonable review and approval by the Company; provided that such approval shall not be unreasonably withheld, conditioned or delayed) required by this Section 5.25.

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5.26         Termination of the Parent’s 401(k) Plan. Unless otherwise directed by the Company in writing at least five Business Days before the Effective Time, Parent shall take all necessary actions to terminate each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code (each, a “Parent 401(k) Plan”), with such termination effective as of no later than the date immediately preceding the Closing Date. Parent shall provide the Company with a copy of any resolutions or other corporate action (the form and substance of which shall be subject to reasonable review and approval by the Company; provided that such approval shall not be unreasonably withheld, conditioned or delayed) evidencing that the Parent 401(k) Plans will be terminated effective as of no later than the date immediately preceding the Closing Date, contingent upon the Effective Time, and will adopt any necessary amendments to the Parent 401(k) Plans to effect such termination. Prior to and conditioned upon termination of the Parent 401(k) Plans or, with respect to any employees who are to be transferred pursuant to any Parent Legacy Transaction, the consummation of a Parent Legacy Transaction, Parent shall take any action necessary to fully vest any and all unvested amounts of the accounts of all participants in the Parent 401(k) Plans that are impacted by such termination or by a Parent Legacy Transaction, as applicable.

5.27         Company Preferred Stock. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any of its Subsidiaries to, take, authorize, approve or permit any action that results in, or would reasonably be expected to result in, a material adjustment to the Conversion Price (as defined in the certificate of incorporation of the Company) or the conversion rate of any series of the Company Preferred Stock.

Article VI
CONDITIONS

6.1           Conditions to Each Party’s Obligation to Effect the Contemplated Transactions. The respective obligation of each Party to effect the Merger and the other Contemplated Transactions is subject to the satisfaction or waiver as of immediately prior to the Closing of each of the following conditions:

(a)            Stockholder Approvals. (i) The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company’s Organizational Documents and (ii) the Parent Stockholder Approval shall have been obtained in accordance with applicable Law and Parent’s Organizational Documents.

(b)            Legal Restraint. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint and no binding order or determination by any Governmental Entity of competent jurisdiction (collectively, the “Legal Restraints”) shall be in effect that prevents, restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger or any of the Contemplated Transactions.

(c)            Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Legal Proceedings for that purpose shall have been initiated or threatened in writing by the SEC, unless subsequently withdrawn.

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(d)            Nasdaq Listing. The existing shares of Parent Common Stock shall be listed on Nasdaq as of the Closing Date, and the shares of Parent Common Stock issuable in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(e)            Competition Clearances. The waiting period (and any extension thereof) applicable to the Merger or any of the Contemplated Transactions under the HSR Act shall have expired or been terminated, and any consents, authorizations, clearances and approvals required to be obtained with respect to the Merger or any of the Contemplated Transactions under the foreign Antitrust Laws forth in Section 6.1(e) of the Company Disclosure Schedules shall have been obtained.

6.2           Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other Contemplated Transactions are also subject to the satisfaction or waiver by Parent as of immediately prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 3.1 (Organizational Documents), 3.2(a) (Due Organization), 3.2(c) (Subsidiaries), 3.3 (Capitalization), 3.4 (Authority; Binding Nature of Agreement; Required Vote), 3.5(a)(i) (Non-Contravention; Consents), 3.5(c) (Takeover Laws), 3.7(b) (Absence of Changes), and 3.22 (Brokers and Finders)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not have a Company Material Adverse Effect (disregarding for purposes of this Section 6.2(a) clause (2) of the definition thereof); (ii) the representations and warranties of the Company contained in Sections 3.1 (Organizational Documents), 3.2(a) (Due Organization), 3.2(c) (Subsidiaries), 3.3 (Capitalization) (other than Section 3.3(a), Section 3.3(b), the first and second sentences of Section 3.3(d), Section 3.3(e) and Section 3.3(g)), 3.4 (Authority; Binding Nature of Agreement; Required Vote), 3.5(a)(i) (Non-Contravention; Consents), 3.5(c) (Takeover Laws) and 3.22 (Brokers and Finders) shall be true and correct (A) in all respects, in the case of any such representations and warranties to the extent they are qualified within the text thereof by any “materiality” or “Company Material Adverse Effect” qualifications or (B) in all material respects, in the case of any such representations and warranties to the extent they are not so qualified within the text thereof by any such “materiality” or “Company Material Adverse Effect” qualifications, in each case at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of the Company contained in Section 3.3(a), Section 3.3(b), the first and second sentences of Section 3.3(d), the first sentence of Section 3.3(e) and Section 3.3(g) (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies, at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iv) the representations and warranties of the Company contained in Section 3.7(b) (Absence of Changes) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time.

(b)            Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)            No Company Material Adverse Effect. After the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

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(d)            Company Closing Deliverables.

(i)            Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied.

(ii)            Parent shall have received at the Closing a properly executed certification that the Company Shares are not “United States real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Parent with the IRS following the Closing) in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(iii)           Company Stockholder Written Consent. The Company shall have delivered to Parent the Company Stockholder Written Consent.

(iv)          Termination of Obligations under the Investor Agreements. The Company shall have delivered to Parent evidence reasonably satisfactory to Parent that, as of the Effective Time, all of the obligations of the Company under each of the Investor Agreements have been terminated without any material liability being imposed on the part of Parent or the Surviving Company (other than such Investor Agreements that automatically terminate at the Effective Time by operation of the express terms of such Investor Agreements), except as provided in Schedule C.

6.3           Conditions to Obligation of Company. The obligations of the Company to effect the Merger and the other Contemplated Transactions are also subject to the satisfaction or waiver by the Company as of immediately prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Parent contained in this Agreement (except for the representations and warranties contained in Sections 4.1 (Organizational Documents), 4.2(a) (Due Organization), 4.2(c) (Subsidiaries), 4.3 (Capitalization), 4.4 (Authority; Binding Nature of Agreement; Required Vote), 4.5(a)(i) (Non-Contravention; Consents), 4.5(c) (Takeover Laws), 4.6(f) (Financial Statements), 4.7(b) (Absence of Changes), 4.22 (Brokers and Finders) and 4.24 (first sentence only) (Opinion of Financial Advisor)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would have a Parent Material Adverse Effect; (ii) the representations and warranties of Parent contained in Sections 4.1 (Organizational Documents), 4.2(a) (Due Organization), 4.2(c) (Subsidiaries), 4.3 (Capitalization) (other than Section 4.3(a), Section 4.3(b), the first and second sentences of Section 4.3(d) and Section 4.3(e)), 4.4 (Authority; Binding Nature of Agreement; Required Vote), 4.5(a)(i) (Non-Contravention; Consents), 4.5(c) (Takeover Laws), 4.6(f) (Financial Statements), 4.22 (Brokers and Finders) and 4.24 (first sentence only) (Opinion of Financial Advisor) shall be true and correct (A) in all respects, in the case of any such representations and warranties to the extent they are qualified within the text thereof by any “materiality” or “Parent Material Adverse Effect” qualifications or (B) in all material respects, in the case of any such representations and warranties to the extent they are not so qualified within the text thereof by any such “materiality” or “Parent Material Adverse Effect” qualifications, in each case at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of Parent contained in Section 4.3(a), Section 4.3(b), the first and second sentences of Section 4.3(d) and the first sentence of Section 4.3(e) (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies, at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iv) the representations and warranties of Parent contained in Section 4.7(b) (Absence of Changes) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time.

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(b)            Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)            No Parent Material Adverse Effect. After the date of this Agreement, there shall not have occurred and be continuing a Parent Material Adverse Effect.

(d)            Parent Charter Amendment. Parent shall have effected the Parent Charter Amendment and delivered to the Company a file-stamped copy of the amendment to Parent’s certificate of incorporation effecting the Parent Charter Amendment.

(e)            Parent Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied.

(f)            Resignations. The Company shall have received copies of the resignations, effective as of the Effective Time, of each director and officer (for such officers, limited to the offices held by such officers and not to such officer’s employment) of Parent and its Subsidiaries, other than a resignation from the individuals designated directors to the Parent Board by Parent in accordance with Section 5.14(a).

6.4            Frustration of Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

Article VII
TERMINATION

7.1            Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after satisfaction of the condition referred to in Section 6.1(a), by mutual written consent of the Company and Parent.

7.2            Termination by Either Parent or Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a)            the Merger shall not have been consummated by 11:59 p.m. (Eastern Time) on March 31, 2027, (the “Termination Date”): provided that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any Party if its material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date;

(b)            the Parent Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, in each case at which a vote upon the Parent Stockholder Approval was taken; or

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(c)            if the condition set forth in Section 6.1(b) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating Party shall have complied with its obligations pursuant to Section 5.6 in respect of any such Legal Restraint.

7.3           Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if:

(a)            at any time prior to the Parent Stockholder Approval having been obtained, (i) a Parent Change in Recommendation shall have occurred, (ii) the Parent Board shall have failed to publicly reaffirm the Parent Board Recommendation within 10 Business Days after the Company so requests in writing (provided that the Company shall be limited to one such request with respect to any Parent Acquisition Proposal unless such Parent Acquisition Proposal has been modified, and then one such request with respect to any such modification) following the public disclosure of any Parent Acquisition Proposal with any Person other than the Company (or if the Parent Stockholders Meeting is scheduled to be held within 10 Business Days of the written request of the Company, promptly and in any event prior to the date on which the Parent Stockholders Meeting is scheduled to be held), (iii) the Parent Board shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Parent Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by Parent’s stockholders) within 10 Business Days of the commencement of such tender offer or exchange offer or (iv) Parent shall have intentionally and materially breached its obligations set forth in Section 5.3(a); provided that the Company’s right to terminate this Agreement pursuant to this Section 7.3(a) shall expire upon receipt of the Parent Stockholder Approval; or

(b)            at any time prior to the Effective Time, whether before or after satisfaction of the condition referred to in Section 6.1(a) is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to Parent from the Company of such breach or failure and (ii) the date that is one Business Day prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(b) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

7.4           Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a)            at any time prior to the Company Stockholder Approval having been obtained, (i) a Company Change in Recommendation shall have occurred or (ii) the Company shall have intentionally and materially breached its obligations set forth in Section 5.2(a); provided that Parent’s right to terminate this Agreement pursuant to this Section 7.4(a) shall expire upon receipt of the Company Stockholder Approval; or

(b)            at any time prior to the Effective Time, whether before or after satisfaction of the condition referred to in Section 6.1(a) is obtained, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 days following notice to the Company from Parent of such breach or failure and (ii) the date that is one Business Day prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or

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(c)            if the Company does not deliver to Parent the Company Stockholder Written Consent constituting the Company Stockholder Approval within 24 hours following execution and delivery of this Agreement.

7.5           Company Termination Fee and Expense Reimbursement.

(a)            In the event that (i) (A) after the date of this Agreement, a Company Acquisition Proposal shall have been made to the Company and such Company Acquisition Proposal shall not have been withdrawn at the time the Company Stockholder Approval is obtained, or a third party has announced an intention to make a Company Acquisition Proposal and such intention shall not have been withdrawn at the time the Company Stockholder Approval is obtained, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.2(a) or Section 7.2(b), or by Parent pursuant to Section 7.4(b), and (C) within 12 months after such termination, the Company enters into a Company Alternative Acquisition Agreement with respect to a Company Acquisition Proposal or consummates a Company Acquisition Proposal (solely for purposes of this Section 7.5(a)(i), the references to “25%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”); or (ii) this Agreement is terminated by Parent pursuant to Section 7.4(a); then the Company shall, within two Business Days after such termination in the case of clause (ii) or within one Business Day after the consummation of a Company Acquisition Proposal, in the case of clause (i), pay (or cause to be paid) to Parent the Company Termination Fee by wire transfer of same day funds (provided that if either the Company or Parent terminates this Agreement pursuant to Section 7.2(a) or Section 7.2(b) at any time when Parent would then be been permitted to terminate this Agreement pursuant to Section 7.4(a), this Agreement shall be deemed terminated pursuant to Section 7.4(a) for purposes of this Section 7.5(a)); provided, further, that if this Agreement was validly terminated pursuant to Section 7.2(b) or Section 7.4(b), the Company Termination Fee shall be reduced by an amount equal to the Parent Fee Reimbursement actually paid to Parent pursuant to Section 7.5(b). In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b)            If this Agreement is terminated by Parent pursuant to Section 7.4(c), the Company shall reimburse Parent for all reasonable out of pocket fees and expenses incurred by Parent in connection with this Agreement and the Contemplated Transactions (which shall not include any fees and expenses incurred by Parent in connection with any Parent Legacy Transaction), up to a maximum of $5,000,000 (the “Parent Fee Reimbursement”), by wire transfer of same day funds within five Business Days following the date on which Parent submits to the Company true and correct copies of reasonable documentation supporting such expenses.

7.6           Parent Termination Fee and Expense Reimbursement.

(a)            In the event that (i) (A) after the date of this Agreement, a Parent Acquisition Proposal shall have been made to Parent and such Parent Acquisition Proposal becomes publicly known prior to the Parent Stockholders Meeting and, in either case, such Parent Acquisition Proposal shall not have been withdrawn at the time of the Parent Stockholders Meeting, or a third party has publicly announced an intention to make a Parent Acquisition Proposal and such intention shall not have been withdrawn at the time of the Parent Stockholders Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.2(a) or Section 7.2(c), or by the Company pursuant to Section 7.3(b), and (C) within 12 months after such termination, Parent enters into a Parent Alternative Acquisition Agreement with respect to a Parent Acquisition Proposal or consummates a Parent Acquisition Proposal (solely for purposes of this Section 7.6(a)(i), the references to “15%” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%”); or (ii) this Agreement is terminated by the Company pursuant to Section 7.3(a); then Parent shall, within two Business Days after such termination in the case of clause (ii) or within one Business Day after the consummation of a Parent Acquisition Proposal, in the case of clause (i), pay (or cause to be paid) to the Company the Parent Termination Fee by wire transfer of same day funds (provided that if either the Company or Parent terminates this Agreement pursuant to Section 7.2(a) or Section 7.2(c) at any time after the Company would have been permitted to terminate this Agreement pursuant to Section 7.3(a), this Agreement shall be deemed terminated pursuant to Section 7.3(a) for purposes of this Section 7.6(a)); provided, further, that if this Agreement was validly terminated pursuant to Section 7.2(c) or Section 7.3(b), the Parent Termination Fee shall be reduced by an amount equal to the Company Fee Reimbursement actually paid to the Company pursuant to Section 7.6(b). In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

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(b)            If this Agreement is terminated pursuant to Section 7.2(b), Parent shall reimburse the Company for all reasonable out of pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $5,000,000 (the “Company Fee Reimbursement”), by wire transfer of same day funds within five Business Days following the date on which the Company submits to Parent true and correct copies of reasonable documentation supporting such expenses.

7.7            Notice of Termination. The Party desiring to terminate this Agreement pursuant to Section 7.1, Section 7.2, Section 7.3 or Section 7.4 shall give written notice of such termination to the other Parties in accordance with Section 8.7, specifying the provision of this Agreement pursuant to which such termination is effected.

7.8            Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in this Section 7.8 and in Section 8.1) shall become void and of no effect with no liability on the part of any Party (or of any of its respective Representatives); provided that no such termination shall relieve any Party (a) from any liability for Fraud or Willful Breach of this Agreement prior to such termination and (b) from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 7.5 or the Parent Termination Fee pursuant to Section 7.6, as applicable. For purposes of this Agreement, the term “Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

7.9            Remedies.

(a)            Each Party acknowledges that the agreements contained in Sections 7.5 and 7.6 are an integral part of the Contemplated Transactions, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if the Company fails to pay promptly the Company Termination Fee pursuant to Section 7.5 or Parent fails to pay promptly the Parent Termination Fee pursuant to Section 7.6 (each, a “Termination Fee”), and, in order to obtain such Termination Fee, the Party entitled to receive such Termination Fee (the “Recipient”) commences a suit which results in a judgment against the Party obligated to pay such Termination Fee (the “Payor”), the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such Termination Fee at the prime rate in effect on the date such Termination Fee was required to be paid through the date of full payment thereof.

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(b)            The Parties agree that the monetary remedies set forth in this Article VII and the specific performance remedies set forth in Section 8.12 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent, Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates, on the one hand, and of Parent, Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates against the Company and its Subsidiaries, on the other hand, for any loss suffered as a result of the failure of the Merger to be consummated except in the case of Fraud or a Willful Breach of this Agreement (in which case only the breaching Party (and not the stockholders of such Party) shall be liable for damages for such Fraud or Willful Breach, and such liability shall not be limited to the amount of the applicable Termination Fee), and upon payment of such amount, none of the Parties or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions, except for the liability of a Party in the case of Fraud or a Willful Breach of this Agreement by such Party and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Contemplated Transactions to be consummated except in the case of Fraud or a Willful Breach of this Agreement (in which case the Company shall be liable for damages for such Fraud or Willful Breach, and such liability shall not be limited to the amount of any termination fee or expense reimbursement), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions, except for the liability of the Company in the case of Fraud or a Willful Breach of this Agreement.

Article VIII
MISCELLANEOUS AND GENERAL

8.1           Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Section 5.10, Section 5.11 and Section 5.18 shall survive the consummation of the Merger. This Article VIII (other than Section 8.2, Section 8.3 and Section 8.4) and the agreements of the Company, Parent and Merger Sub contained in Section 5.10, Section 7.5, Section 7.6, Section 7.8 and Section 7.9 and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

8.2           Amendment. This Agreement may be amended with the approval of the Company, Merger Sub and Parent at any time (whether before or after obtaining the Company Stockholder Approval or before or after obtaining the Parent Stockholder Approval); provided that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders; provided, further that after the Closing, no amendment to this Agreement shall be made by Parent without the consent of the Legacy Parent Directors that would reasonably be expected to adversely impact the rights of the holders of Parent equity interests immediately prior to the Effective Time (the “Legacy Parent Stockholders”) or adversely impact in any material respect the amount or timing of any payments to the Legacy Parent Stockholders (or the inputs into such payments) under this Agreement or the CVR Agreement, including any payments under the Illumina Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

8.3           Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

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8.4           Waiver.

(a)            No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)            No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given; provided that after the Closing, no waiver shall be made by Parent without the consent of the Legacy Parent Directors that would reasonably be expected to adversely impact the rights of the Legacy Parent Stockholders or adversely impact in any material respect the amount or timing of any payments to the Legacy Parent Stockholders (or the inputs into such payments) under this Agreement or the CVR Agreement, including any payments under the Illumina Agreement.

8.5           Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. Notwithstanding any other provision of this Agreement to the contrary, the information set forth in the Company Disclosure Schedule and the Parent Disclosure Schedule constitutes “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and the Company Disclosure Schedule and the Parent Disclosure Schedule do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in. PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

8.6           Governing Law and Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in New Castle County or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.6; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.7 of this Agreement. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

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8.7            Notices. All notices, requests, instructions, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) delivered by e-mail (provided that no “bounceback” or similar notification of non-delivery is received by the sender with respect thereto) or (c) when received by the addressee if sent by nationally recognized overnight delivery service or prepaid first class certified mail (with written confirmation of receipt), in each case, at the following addresses:

if to Parent or Merger Sub:

Standard BioTools Inc.

50 Milk Street, 10th Floor

Boston, MA 02109

Attention: [***]

Email: [***]

with copies to (which shall not constitute notice):

Freshfields US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Attn: Damien R. Zoubek; Jenny Hochenberg; Abigail G. Hathaway
Email: damien.zoubek@freshfields.com; jenny.hochenberg@freshfields.com;

abigail.hathaway@freshfields.com

if to the Company:

Treeline Biosciences, Inc.

[***]

Attention: [***]

Email: [***]

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with copies to (which shall not constitute notice):

Fenwick & West LLP
902 Broadway, 18th Floor
New York, NY 10010
Attn: Effie Toshav; David Michaels
Email: EToshav@fenwick.com; DMichaels@fenwick.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Unless a different deadline for the delivery of notices, requests, instructions, demands and other communications is expressly provided for in this Agreement, all such notices, requests instructions, demands and other communications will be deemed given on the day delivered pursuant to the means set forth above if delivered before 5:00 p.m. Eastern Time, and otherwise on the next following day.

8.8           No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than Parties any rights or remedies hereunder, other than (a) the Indemnified Persons as provided in Section 5.11, (b) the right of the Company’s stockholders to receive the Merger Consideration after the Closing and (c) the rights of the Company’s other equityholders pursuant to Section 2.3 after the Closing.

8.9            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

8.10         No Other Representations and Warranties.

(a)            Except for the representations and warranties of the Company contained in Article III, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries is making and has not made, and no other Person is making or has made on behalf of the Company or any of its Subsidiaries, any express or implied representation or warranty in connection with this Agreement or the Contemplated Transactions. Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries in connection with the Contemplated Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and its Subsidiaries.

(b)            Except for the representations and warranties of Parent and Merger Sub contained in Article IV, the Company acknowledges that neither Parent nor Merger Sub is making or has made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the Contemplated Transactions. The Company is not relying and it has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV, including the Parent Disclosure Schedule. Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the Contemplated Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.

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8.11         Construction.

(a)            References to “cash,” “dollars” or “$” are to U.S. dollars.

(b)            For purposes of this Agreement, whenever the context requires: the singular shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c)            The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d)            As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)            The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)            References herein to a Person are also to such Person’s successors and permitted assigns.

(g)            Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive.

(h)            Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively. Any capitalized terms used in any Exhibits or Schedules but not otherwise defined therein have the meanings ascribed to such terms as in this Agreement.

(i)            Any reference to (A) any Contract (including this Agreement) are to the Contract as amended, modified, supplemented, restated or replaced from time to time (in the case of Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement) and (B) any Law refers to such Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any Law include any successor to such section.

(j)            The headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(k)            The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

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(l)            The phrases “provided to,” “made available,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean, with respect to any statement in Article III or Article IV to the effect that any information, document or other material has been “delivered” or “provided” to a Party or its representatives, that such information, document, or material was (i) made available for review in the virtual data room set up by the Parties in connection with this Agreement at least one Business Day prior to the date of this Agreement, (ii) actually delivered (whether by physical or electronic delivery) upon request to the other Party or its representatives at least one Business Day prior to the date of this Agreement or (iii) with respect to Parent, such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(m)            Unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 PM Eastern Time on such day or Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time.

8.12         Specific Performance. The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law. Notwithstanding the foregoing, in no event shall the Company be entitled to both (a) specific performance to cause the other party to consummate the Closing and (b) the payment of the Parent Termination Fee. The Parties acknowledge that the agreements contained in this Section 8.12 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

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8.13         Actions by Parent After the Closing. Following the Closing and prior to the later of (x) the valid termination of the CVR Agreement and (y) the final determination of Parent Net Cash pursuant to Section 2.7 (such period, the “Post-Closing Period”), any amendment of, or waiver under, this Agreement that would reasonably be expected to adversely impact the rights of the Legacy Parent Stockholders or adversely impact in any material respect the amount or timing of any payments to the Legacy Parent Stockholders (or the inputs into such payments) under this Agreement or the CVR Agreement, including any payments under the Illumina Agreement, shall require and be subject to the consent of the Legacy Parent Directors. If at any time during the Post-Closing Period, either Legacy Parent Director ceases to serve on the Parent Board for any reason, any decisions vested in the Legacy Parent Directors under this Agreement shall be vested solely in the remaining Legacy Parent Director. If the remaining Legacy Parent Director also ceases to serve on the Parent Board for any reason during the Post-Closing Period, (a) Parent shall appoint a nationally recognized securityholder representation firm, the fees and expenses of which shall constitute a “Permitted Deduction” under the CVR Agreement, to exercise the authority vested in the Legacy Parent Directors under this Agreement and (b) all references to “Legacy Parent Directors” in this Agreement shall thereafter be deemed to be references to such securityholder representation firm. To the extent the Legacy Parent Directors do not provide consent to the actions described in this Section 8.13 or elsewhere in this Agreement, all disputes between Parent or the Parent Board and the Legacy Parent Directors shall be resolved in accordance with Section 2.7(d) to the extent related to the calculation of Parent Net Cash and otherwise pursuant to Section 8.6.

8.14         Special Committee Approval. For all purposes under this Agreement (other than Section 5.25) and the other agreements contemplated hereby, Parent and the Parent Board, as applicable, shall act only as authorized and approved by, or in accordance with the recommendation of, as applicable, the Special Committee.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of date first set forth above.

TREELINE BIOSCIENCES, INC.

By:	/s/ Joshua H. Bilenker
Name:	Joshua H. Bilenker
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

STANDARD BIOTOOLS INC.

By:	/s/ Michael Egholm
Name:	Michael Egholm
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

SIRI MERGER SUB, INC.

By:	/s/ Sean Mackay
Name:	Sean Mackay
Title:	Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A

DEFINITIONS

“Accounting Principles” means the accounting principles, policies, procedures and methodologies set forth on Schedule B attached hereto.

“Additional Filing Party” means any stockholder of the Company that the Company reasonably determines is required to make any filings under the HSR Act in connection with the Merger.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Aggregate Company Exercise Price” means the sum of the exercise prices of all In-the-Money Company Options that are unexpired, unexercised, and outstanding as of immediately prior to the Effective Time and that are included in the calculation of Company Outstanding Shares.

“Aggregate Parent Exercise Price” means the sum of the exercise prices of all In-the-Money Parent Options that are unexpired, unexercised, and outstanding as of immediately prior to the Effective Time and that are included in the calculation of Parent Outstanding Shares.

“AI” means any machine learning, deep learning, automated decision making, and other artificial intelligence, including any and all (i) proprietary algorithms, software, generative AI tools or other IT assets that make use of, incorporate, or employ large language models, expert systems, natural language processing, computer vision, automated speech recognition, automated planning and scheduling, neural networks, statistical learning algorithms, transformers, trained models, or reinforcement learning, and (ii) proprietary embodied AI and related hardware or equipment.

“Anti-Bribery Laws” means the FCPA, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption, anti-bribery, or anti-money laundering laws or regulations.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any competition, antitrust, merger control or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Assumed Company Warrant” means any Company Warrant that is not a Company Converting Warrant.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

Exhibit A - 1

“CLIA” means the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. §§ 263a et seq.), as amended.

“Company Affiliate” means any Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Associate” means any current or former officer, employee, independent contractor, consultant or director, of or to the Company or any of its Subsidiaries or any controlled Company Affiliate.

“Company Benefit Plan” means each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA whether or not subject to ERISA) and (ii) other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, stock option, stock purchase, stock ownership, restricted stock, incentive, equity or equity-based, phantom equity, profits interest, employment, consulting, severance, change-of-control, retention, health, medical, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any Company Associate or under which the Company or any of its Subsidiaries has any actual or contingent liability (including as to the result of it being treated as a single employer under Section 414 of the Code with any other Person).

“Company Capital Stock” means Company Common Stock, together with Company Preferred Stock.

“Company Collaboration Agreement” means any collaboration, co-development, co-promotion, license, option, research or similar Contract entered into by the Company or any of its Subsidiaries with any third-party for the research, development, manufacture, or commercialization of any drug candidate, product candidate or Company Product, which may include the grant of licenses or options to license Intellectual Property Rights, the transfer or sale of Company assets, co-funding arrangements, milestone or royalty payment obligations, or the sharing of development data and results with respect to any such drug candidate, product candidate or Company Product.

“Company Contract” means any Contract: (i) to which the Company or any of its Subsidiaries is a party; (ii) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (iii) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Converting Warrant” means any Company Warrant that has been amended prior to the Effective Time to allow for the treatment of Company Converting Warrants pursuant to Section 2.3(c).

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

Exhibit A - 2

“Company Intervening Event” means any Effect that is material to the Company and its Subsidiaries taken as a whole, occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Company Board (or if known, the magnitude or effect of which was not known to, or reasonably foreseeable) prior to the execution of this Agreement, which Effect (or the magnitude or effect thereof) becomes known to, or reasonably foreseeable by, the Company Board prior to the receipt of the Company Stockholder Approval and (ii) does not relate to (A) a Company Acquisition Proposal or (B) (1) any changes in the market price or trading volume of the Company, (2) the mere fact the Company or Parent meets or exceeds any internal or analysts’ published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that, with respect to clause (2), the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Company Intervening Event), (3) any events or developments relating to Parent or any of its Affiliates, (4) any event or development generally affecting the industries in which the Company or Parent operate or in the economy generally or other general business, financial, market or political conditions, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (5) any change in any applicable Law or other legal or regulatory conditions or changes in GAAP or other accounting standards, (6) any event or development to the extent directly resulting from the announcement or pendency of, or any actions required to be taken by the Company or Parent (or refrained to be taken by the Company or Parent) pursuant to the Agreement or the consummation of the Contemplated Transactions, including expiration or termination of waiting periods or the receipt of approvals, consents or clearances applicable to the Merger under the Antitrust Laws, (7) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events or (8) any Legal Proceedings made or brought by any of the current or former stockholders of the Company or Parent (on their own behalf or on behalf of the Company or Parent) against the Company or Parent, including Legal Proceedings arising out of the Contemplated Transactions.

“Company IP” means Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property Rights that are exclusively licensed (or sublicensed), or purported to be exclusively licensed (or sublicensed), by any third party to the Company or any of its Subsidiaries. For clarity, Company Licensed IP shall not include Intellectual Property Rights that have been denoted by a Governmental Entity as expired, lapsed or abandoned.

Exhibit A - 3

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (1) materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent the consummation of the Contemplated Transactions, in each case, excluding any Effect to the extent that, either alone or in combination, it results from or arises out of (i) general business or economic conditions generally affecting the industry in which the Company and its Subsidiaries operate, (ii) political conditions, acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes, tsunamis, floods, mudslides, weather conditions, other natural disasters, man-made disasters, health and other emergencies, calamities, epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), disease outbreaks, other acts of God or force majeure events, (iii) changes in financial, banking or securities markets, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iv) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (v) any change in the stock price or trading volume of Company Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Company Common Stock may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (vi) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company (it being understood, however, that any Effect causing or contributing to the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (vii) the execution or announcement of this Agreement or the pendency of the Contemplated Transactions, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions and (C) any other negative development (or potential negative development) in the relationships of the Company or any of its Subsidiaries with business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions, (viii) any actions taken or failure to take action, in each case, to which Parent has provided its prior written consent; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement (excluding the requirement that the Company comply with the terms of Section 5.1(a), except to the extent Parent has unreasonably withheld its consent under Section 5.1(a)), (ix) any fees or expenses incurred in connection with the Contemplated Transactions, (x) (A) any results, outcomes, data, adverse events or side effects arising from any clinical trials being conducted by or on behalf of the Company or any of its Subsidiaries or any competitor of the Company or any of its Subsidiaries (or the announcements thereof), (B) results of meetings with the FDA or other Governmental Entity (including any minutes of, or communications from, any Governmental Entity in connection with such meetings) with respect to the Company Products, (C) the determination by, or the delay of a determination by, the FDA or any other applicable Governmental Entity, or any panel or advisory body empowered or appointed thereby, with respect to a clinical hold, acceptance, filing, designation (including de-designation for the accelerated approval pathway), approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance, or requirement to conduct additional clinical studies or trials, with respect to the Company Products or (D) FDA approval (or other clinical or regulatory developments), market entry or pending market entry of any product competitive with or related to any of the Company Products, or any guidance, announcement or publication by the FDA or other applicable Governmental Entity relating to the Company Products, or (xi) any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, Merger Sub, Parent or any of their directors or officers, including Legal Proceedings arising out of the Merger or in connection with any other Contemplated Transactions; except, in each case, with respect to clauses (i) through (iv), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Option” means any option to purchase Company Common Stock (whether granted under the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Owned IP” means all Intellectual Property Rights that are owned, or purported to be owned, by the Company or any of its Subsidiaries. For clarity, Company Owned IP shall not include Intellectual Property Rights that have been denoted by a Governmental Entity as expired, lapsed or abandoned.

“Company Partner” means any Person (other than the Company or any of its Subsidiaries) that is engaged by or on behalf of the Company or any of its Subsidiaries to perform any material activities relating to the research, development or manufacture of any Company Product, including any contract research organization, contract manufacturing organization, contract development and manufacturing organization, clinical trial site operator or other material service provider performing activities subject to regulation under applicable Law on behalf of the Company or any of its Subsidiaries; provided that, notwithstanding anything else in this Agreement, to the extent any representation relates to a Company Partner, that aspect of the representation is limited to the matters that have a direct effect on the activities subject to a Contract between the Company and the Company Partner and is limited to the Company’s Knowledge.

Exhibit A - 4

“Company Product” means all products and services currently marketed for sale or sold by the Company or any of its Subsidiaries, all products and services under development for sale by the Company or any of its Subsidiaries, and all modified, updated and/or next generation versions or derivatives of the foregoing.

“Company Superior Proposal” means any bona fide, written Company Acquisition Proposal on terms which the Company Board determines in its good faith judgment, after consultation with outside financial advisors and outside legal counsel, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the Contemplated Transactions pursuant to Section 5.2(f) of this Agreement and the time likely to be required to consummate such Company Acquisition Proposal); provided that for purposes of the definition of “Company Superior Proposal”, the references to “25%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”.

“Company Termination Fee” means $16,100,000.

“Company Warrant” means any warrant to purchase Company Shares.

“Confidentiality Agreement” means the confidentiality agreement entered into between the Company and Parent dated March 26, 2026.

“Consent” means consent, approval, ratification, permission, authorization, clearance, waiver, permit or order.

“Contemplated Transactions” means the Merger, the Parent Share Issuance, the Parent Charter Amendment, the Parent Reverse Stock Split and the other transactions and actions contemplated by this Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, understanding, arrangement or undertaking of any nature.

“Data Protection Regulation” means all Laws, Contracts, Company privacy policies or notices, and all binding regulatory guidance and standards issued by Governmental Entities or self-regulatory frameworks, concerning the privacy, protection, processing, cross-border transfer, and/or security of Personal Data, including HIPAA, the GDPR, state and foreign privacy Laws, Executive Order 14117 and rules and regulations issued thereunder (including 28 C.F.R. Part 202), and, with respect to data obtained in connection with clinical trials or other clinical research, applicable requirements of 21 C.F.R. Parts 11, 50 and 56, ICH Guidelines for Good Clinical Practice and any comparable foreign Laws.

“Effect” means any effect, change, event or development.

Exhibit A - 5

“Environmental Laws” means any Law concerning environmental matters, Hazardous Materials, pollution or protection of the environment or natural resources, or protection of human health and safety as related to exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a ratio (rounded to four decimal places), subject to Section 2.1(c), equal to (x) the Company Value Per Share divided by (y) the Parent Value Per Share, in which:

“Company Outstanding Shares” means the sum, without duplication, of the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time (on an as-converted to Company Common Stock basis) or issuable upon the exercise of any In-the-Money Company Options, Company Warrants or other “in-the-money” direct or indirect rights to acquire shares of Company Capital Stock, in each case that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

“Company Valuation” means (A) $2,500,000,000, plus (B) the Aggregate Company Exercise Price.

“Company Value Per Share” means the quotient of (A) the Company Valuation, divided by (B) the number of Company Outstanding Shares.

“Parent Outstanding Shares” means the sum, without duplication, of the aggregate number of shares of Parent Common Stock that are issued and outstanding immediately prior to the Effective Time or issuable upon the settlement of any Parent RSUs or the exercise of any In-the-Money Parent Options, In-the-Money Parent Warrants or other “in-the-money” direct or indirect rights to acquire shares of Parent Common Stock (other than the 2014 Indenture, as defined in the Parent Disclosure Schedule), in each case that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

“Parent Valuation” means (A) $460,000,000, plus (B) the Parent Net Cash Surplus, if any, minus (C) the Parent Net Cash Shortfall, if any, plus (D) the Aggregate Parent Exercise Price.

“Parent Value Per Share” means the quotient of (A) the Parent Valuation, divided by (B) the number of Parent Outstanding Shares.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended.

Exhibit A - 6

“Fraud” means, with respect to a Party, an actual and intentional misrepresentation, deceit or concealment of fact made by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in Article III or Article IV, as applicable, of this Agreement, with the intent to induce the other Party to rely on such misrepresentation, deceit or concealment of fact and act or fail to act to such other Party’s detriment, on which such other Party justifiably relies and subsequently justifiably acts or fails to act in a manner that results in actual material losses to such other Party.

“GAAP” means United States generally accepted accounting principles.

“GDPR” means the EU General Data Protection Regulation 2016/679 including the UK implementation of this Regulation under section 3 of the UK European Union (Withdrawal) Act 2018.

“Governmental Authorization” means any: (i) permit, license, certificate, franchise, permission, variance, exception, exemption, approval, order, clearance, registration, qualification, accreditation, authorization, consents or listings issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law; or (ii) right under any Contract with any Governmental Entity.

“Governmental Entity” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (iv) self-regulatory organization (including FINRA, Nasdaq and Payment Card Industry Security Standards Council) and independent third-party accrediting body and entities responsible for certifying an entity’s adherence to various International Organization for Standardization or Good Manufacturing Practice standards.

“Hazardous Materials” means any substance, material or waste that is listed, defined or otherwise characterized as “hazardous”, “toxic”, “radioactive,” a “biohazard” or a “pollutant”, or “contaminant” or terms of similar meaning or effect under any Environmental Law, including petroleum or its by-products, asbestos, polychlorinated biphenyls, perchlorate and per-and polyfluoroalkyl substances.

“Health Care Laws” means Laws, rules, policies, guidelines and regulations applicable to the business, products, and/or services of the Company or Parent, as applicable, including, but not limited to, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395 et seq. (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396 et seq (the Medicaid statute); the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the civil False Claims Act, 31 U.S.C. §§ 3729 et seq.; the criminal False Claims Act 42 U.S.C. § 1320a-7b(a); the criminal laws relating to health care fraud and abuse, including 18 U.S.C. §§ 286 and 287 and the health care fraud criminal provisions under HIPAA (as defined herein); the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h; the exclusion law, 42 U.S.C. § 1320a-7; the Health Information Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq., including all implementing regulations (collectively, “HIPAA”); the CLIA; the FDCA; the Public Health Service Act, 42 U.S.C. §§ 201 et seq.; the regulations promulgated pursuant to such laws; ICH Guidelines for Good Clinical Practice; 21 C.F.R. Parts 11, 50, 54, 56, 312, 314, 812, 814 and 820; and any similar federal, state, local and foreign laws and regulations of any Governmental Entity, including the regulatory agencies applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, storage, import, export or disposal of any of the products or services of the Company or Parent, as applicable.

Exhibit A - 7

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Illumina Agreement” means that certain Stock Purchase Agreement, dated June 22, 2025, by and between Parent and Illumina, Inc.

“Illumina TSA” means that certain Transition Services Agreement, dated January 30, 2026, by and among Parent, SomaLogic, Inc. and Illumina, Inc.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, including related prepayment fees, final fees or other similar fees, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any debt of any other Person (other than any guarantee by a Party with respect to debt of such Party or any wholly owned Subsidiary of such Party), (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (vii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person, in each case, to the extent drawn upon or called, (viii) obligations in respect of banker’s acceptances, to the extent drawn upon or called, (ix) all unpaid or remaining lease costs for any operating leases of such Person (net of any payments to be made following the Closing by a sublessee to Parent in respect of such operating leases pursuant to a sublease in effect as of the Effective Time), and (x) obligations representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed.

“Intellectual Property Rights” means all rights, title and interest in intellectual property, whether protected, created or arising under the Law of the United States or any other jurisdiction, including: (i) all patents, patent applications, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”), (ii) all domestic and foreign copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Law, including literary works, all forms and types of computer software, pictorial and graphic works that are so protectable (collectively, “Copyrights”), (iii) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and other general intangibles of a like nature to the extent protectable by applicable trademark law, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”), (iv) all Internet domain names, (v) all trade secrets, technology, discoveries, improvements, know-how, proprietary rights, formulae, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material, in each case, which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such non-availability (collectively, “Trade Secrets”) and (vi) all other intellectual property rights throughout the world, along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing. For clarity, Intellectual Property Rights shall not include rights, title and interest in registrations of intellectual property rights or applications for such registrations to the extent such registrations or applications have been denoted by a Governmental Entity as expired, lapsed or abandoned.

Exhibit A - 8

“In-the-Money Company Option” means a Company Option with a per-share exercise price of less than the implied per-share value of the Company Common Stock immediately prior to the Effective Time, determined in good faith by the Parties in connection with the calculation of the Exchange Ratio.

“In-the-Money Parent Option” means a Parent Option with a per-share exercise price that is less than the Parent Value Per Share.

“In-the-Money Parent Warrant” means a Parent Warrant with a per-share exercise price that is less than the Parent Value Per Share.

“Judgment” means any judgment, order, injunction, ruling, writ award or decree of any Governmental Entity.

“Knowledge” of any Person means, in the case of Parent, the actual knowledge of any of the Persons set forth on Schedule 1 of the Parent Disclosure Schedule after reasonable inquiry of the individuals who as of the date hereof are officers or employees of Parent or any of its Subsidiaries and who have primary responsibility for the matter in question and, in the case of the Company, the actual knowledge of any of the Persons set forth on Schedule 1 of the Company Disclosure Schedule after reasonable inquiry of the individuals who as of the date hereof are officers or employees of the Company or any of its Subsidiaries and who have primary responsibility for the matter in question.

“Law” means any federal, state, local, county, regional, foreign or transnational law, statute, regulation, code, ordinance, common law, ruling, writ, award, zoning law, building code or decree of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Entity or any arbitrator or arbitration panel, except for (i) examinations or administrative actions, hearings or proceedings by or before a Governmental Entity (e.g., appeals initiated by the applicant or patentee before the U.S. Patent Trial and Appeal Board) in the ordinary course of prosecution of Intellectual Property Rights, in connection with obtaining approval for conduct of clinical trials or in connection with obtaining approval for marketing or sale of products or services or (ii) audits by any Governmental Entity and that are not-for-cause and pursuant to which no materially adverse findings were issued (e.g., routine facility audits by U.S. Food and Drug Administration under which no warning letters or other material adverse findings were issued).

“Liens” means pledges, liens, charges, mortgages, deeds of trust, encumbrances and security interests of any kind or nature whatsoever.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its and its Subsidiaries’ normal operations and consistent in all material respects with its and its Subsidiaries’ past practices (in the case of Parent, (i) after giving effect to the transactions contemplated by the Illumina Agreement and (ii) except for any actions taken to dispose of or wind down the Parent Legacy Business).

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

Exhibit A - 9

“Parent Affiliate” means any Person under common control with Parent or any of its Subsidiaries within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Parent Associate” means any current or former officer, employee, independent contractor, consultant or director, of or to Parent or any of its Subsidiaries or any controlled Parent Affiliate.

“Parent Benefit Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and (ii) other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, stock option, stock purchase, stock ownership, restricted stock, incentive, equity or equity-based, phantom equity, profits interest, employment, consulting, severance, change-of-control, retention, health, medical, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, sponsored, maintained, contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any Parent Associate or under which Parent or any of its Subsidiaries has any actual or contingent liability (including as to the result of it being treated as a single employer under Section 414 of the Code with any other Person).

“Parent Contract” means any Contract: (i) to which Parent or any of its Subsidiaries is a party; (ii) by which Parent or any of its Subsidiaries or any Parent IP or any other asset of Parent or its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation; or (iii) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

“Parent Equity Award” means Parent Options and Parent RSUs.

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Parent ESPP Option” means an option to purchase capital stock of Parent pursuant to the Parent ESPP.

“Parent IP” means Parent Owned IP and Parent Licensed IP.

“Parent Legacy Business” means the mass cytometry business and the microfluidics business, in each case, of Parent and its Subsidiaries.

“Parent Legacy Business NWC” means the sum of (i) Parent’s accounts receivable minus its accounts payable and accrued expenses, in each case related to the Parent Legacy Business (which may be a negative number) and (ii) 20% of the book value of any inventory of the Parent Legacy Business, in each case as of the Closing and determined in accordance with GAAP.

Exhibit A - 10

“Parent Licensed IP” means all Intellectual Property Rights that are exclusively licensed (or sublicensed), or purported to be exclusively licensed (or sublicensed), by any third party to Parent or any of its Subsidiaries. For clarity, Parent Licensed IP shall not include Intellectual Property Rights that have been denoted by a Governmental Entity as expired, lapsed or abandoned.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (1) materially adversely affects or would reasonably be expected to materially adversely affect the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (2) would reasonably be expected to prevent the consummation of the Contemplated Transactions by Parent, in each case, excluding any Effect to the extent that, either alone or in combination, it results from or arises out of (i) general business or economic conditions generally affecting the industry in which Parent and its Subsidiaries operate, (ii) political conditions, acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes, tsunamis, floods, mudslides, weather conditions, other natural disasters, man-made disasters, health and other emergencies, calamities, epidemics, pandemics (including COVID-19 and any evolutions or mutations thereof), disease outbreaks, other acts of God or force majeure events, (iii) changes in financial, banking or securities markets, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iv) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (v) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (vi) the failure of Parent to meet internal or analysts’ expectations or projections or the results of operations of Parent (it being understood, however, that any Effect causing or contributing to the failure of Parent to meet internal or analysts’ expectations or projections or the results of operations of Parent may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (vii) the execution or announcement of this Agreement or the pendency of the Contemplated Transactions, including (A) the identity of the Company, (B) the loss or departure of officers or other employees of Parent or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions and (C) any other negative development (or potential negative development) in the relationships of Parent or any of its Subsidiaries with business partners, whether as a direct or indirect result of the loss or departure of officers or employees of Parent or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the Contemplated Transactions, (viii) any actions taken or failure to take action, in each case, to which the Company has provided its prior written consent; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement (excluding the requirement that Parent comply with the terms of Section 5.1(b)), except to the extent the Company has unreasonably withheld its consent under Section 5.1(b), (ix) any fees or expenses incurred in connection with the Contemplated Transactions, or (x) any Legal Proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent, Merger Sub, the Company or any of their directors or officers, including Legal Proceedings arising out of the Merger or in connection with any other Contemplated Transactions; except, in each case, with respect to clauses (i) through (iv), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.

Exhibit A - 11

“Parent Net Cash” means, as of 12:01 a.m. Eastern Time on the Closing Date and without duplication, (i) the sum of (A) the cash, cash equivalents and marketable securities of Parent and its Subsidiaries other than Restricted Cash, (B) any prepaid expenses or deposits paid or made by Parent or its Subsidiaries and (C) Parent Legacy Business NWC, minus (ii) the sum of, in each case to the extent unpaid as of 12:01 a.m. Eastern Time on the Closing Date, (A) any Transaction Expenses of Parent or its Subsidiaries, (B) any outstanding Indebtedness of Parent and its Subsidiaries, (C) any Parent Termination Costs (as defined in Section 5.23(d) of the Parent Disclosure Schedule), (D) all premiums, underwriting costs, brokerage commissions, costs, expenses and other amounts in respect of the D&O Tail Policy, (E) any out-of-pocket expenses incurred by Parent prior to the Closing (whether or not payable prior to the Closing) associated with the disposition of the Parent Legacy Business, (F) solely in the event the Wind-Down Activities with respect to any portion of the Parent Legacy Business have been commenced, or are required to be commenced, pursuant to Section 5.23, any Wind-Down Costs as set forth in the Wind-Down Schedule with respect to such portion of the Parent Legacy Business, (G) actual costs incurred in connection with the matters set forth in Section 4.10 of the Parent Disclosure Schedule, (H) solely to the extent not provided for in the Wind-Down Schedule, any Specified Cash-Walk Items (it being understood that if Specified Cash-Walk Items are provided for in the Wind-Down Schedule, the treatment thereof in the Wind-Down Schedule shall govern to the extent conflicting with this paragraph) and (I) any unpaid Taxes incurred or to be incurred, in a Taxable period (or portion thereof) ending on or prior to the Closing Date or otherwise in connection with the Closing, by Parent and its Affiliates, including in connection with the foregoing clauses (A) through (H). Each component of Parent Net Cash, to the extent applicable, shall be determined in accordance with the Accounting Principles or as set forth in the Wind-Down Schedule.

“Parent Net Cash Shortfall” means the amount by which the Parent Net Cash is less than $449,000,000.

“Parent Net Cash Surplus” means the amount by which the Parent Net Cash exceeds $451,000,000.

“Parent Option” means any option to purchase capital stock of Parent (whether granted under any Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Parent Owned IP” means all Intellectual Property Rights that are owned, or purported to be owned, by Parent or any of its Subsidiaries. For clarity, Parent Owned IP shall not include Intellectual Property Rights that have been denoted by a Governmental Entity as expired, lapsed or abandoned.

“Parent Partner” means any Person (other than Parent or any of its Subsidiaries) that is engaged by or on behalf of the Parent or any of its Subsidiaries to perform any material activities relating to the research, development or manufacture of any Parent Product, including any contract research organization, contract manufacturing organization, contract development and manufacturing organization, clinical trial site operator or other material service provider performing activities subject to regulation under applicable Law on behalf of the Parent or any of its Subsidiaries; provided that, notwithstanding anything else in this Agreement, to the extent any representation relates to a Parent Partner, that aspect of the representation is limited to the matters that have a direct effect on the activities subject to a Contract between the Parent and the Parent Partner and is limited to Parent’s Knowledge.

“Parent Product” means all products and services currently marketed for sale or sold by Parent or any of its Subsidiaries, all products and services under development for sale by Parent or any of its Subsidiaries, and all modified, updated and/or next generation versions or derivatives of the foregoing.

“Parent RSU” means a restricted stock unit that entitles the holder to receive shares of Parent capital stock upon vesting or lapse of restrictions (whether granted under any Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

Exhibit A - 12

“Parent Termination Fee” means $16,100,000.

“Parent Warrant” means any warrant to purchase capital stock of Parent.

“Permitted Liens” means any (i) Lien (A) for Taxes or other governmental assessments, charges or claims of payment (1) not yet due and payable or (2) the amount or validity of which is being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business with respect to liabilities that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (C) with respect to zoning, planning, and other limitations and restrictions, including all rights of any Governmental Entity (but not violations thereof) that are not presently violated and do not materially and adversely affect, impair or interfere with the use of any property affected thereby, (D) that restricts the transfer or assignment of a Contract that is included in the terms of such Contract, (E) with respect to this Agreement and Liens created by the execution and delivery of this Agreement, (F) which is disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or notes thereto which has been previously provided to Parent or the Company, as applicable, or (G) for which adequate reserves have been established, (ii) imperfections of title and (iii) non-exclusive license of Intellectual Property Rights granted in the Ordinary Course of Business.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, university, college, research institute or other educational, academic or not-for-profit institution, or other entity.

“Personal Data” means any information maintained by or on behalf of the Company or Parent, or any of their respective Subsidiaries, that includes (i) personal, personally identifiable, sensitive or regulated information or data that relates to an identified or identifiable natural person, (ii) protected health information as defined by HIPAA, (iii) any personal data of clinical trial subjects or participants in any clinical research study conducted by or on behalf of the Company or Parent, or any of their respective Subsidiaries, as applicable, including any data collected pursuant to an informed consent, or (iv) such other data defined as “personal data,” “personally identifiable information,” “consumer health data,” or other similar term in any applicable Data Protection Regulations.

“Post-Closing Equity Incentive Plan” means an equity incentive plan of Parent in form and substance as designated by the Company, reserving for issuance a number of shares of Parent Common Stock to be designated by the Company and containing an annual “evergreen” not to exceed five percent of outstanding shares of Parent Common Stock.

“Post-Closing ESPP” means an “employee stock purchase plan” of Parent in form and substance as designated by Company, reserving for issuance a number of shares of Parent Common Stock to be designated by the Company.

“Reference Date” means June 3, 2026.

“Restricted Cash” means, without duplication, (i) cash of Parent that has been historically classified as restricted cash by Parent or that is otherwise required to be classified as restricted cash in accordance with the Accounting Principles, (ii) cash held outside of the United States that is subject to restrictions or penalties, or otherwise cannot be readily repatriated to the United States (by dividend or similar distribution if held by a Subsidiary), (iii) cash that is represented by real estate lease deposits, (iv) cash that is held in reserve accounts or third-party escrow accounts, and (v) cash collateralizing any obligation, but excluding restricted cash securing corporate credit card obligations; provided that if any cash would be treated as Restricted Cash pursuant to the foregoing clauses (i) through (v) on account of any of lease, escrow, obligation or other liability reflected as a deduct in the calculation of Parent Net Cash, then such cash shall not be deemed to be Restricted Cash. For purposes of determining the amount of cash to be considered Restricted Cash solely as a result of Taxes on repatriation, only the amount of any net Taxes payable to repatriate such cash to the United States shall be considered Restricted Cash.

Exhibit A - 13

“Sanctions Laws” means all applicable Laws pertaining to financial, trade and economic sanctions administered by the United States, United Nations, European Union or any member state thereof, or United Kingdom.

“Sanctioned Country” means any country, region or territory that is the subject of comprehensive Sanctions Laws, which currently comprise Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, as well as, for the purposes of this Agreement, Syria.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including any Person that is (i) organized under the laws of, ordinarily resident in, or located in a Sanctioned Country; (ii) 50% or more owned or controlled by the government of a Sanctioned Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, European Union, United Nations or United Kingdom, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (collectively, “Designated Parties”); or (B) 50% or more owned or, where relevant under applicable Sanctions Laws, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable Sanctions Laws.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any unauthorized access, use, processing, transfer or disclosure, accidental or unlawful destruction, or any loss, theft or alteration, of data.

“SomaLogic Equity Plans” means the SomaLogic 2009 Equity Incentive Plan, the SomaLogic 2017 Equity Incentive Plan, and the SomaLogic 2021 Omnibus Incentive Plan.

“Standard IP Contracts” of a Party means (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software (including provision of software as a service) or services that are generally available on nondiscriminatory pricing terms; (b) non-disclosure agreements, employment agreements, clinical trial agreements, sponsored research agreements, consulting services agreements, material transfer agreements and other agreements entered into in the Ordinary Course of Business, in each case, that do not transfer ownership of material Intellectual Property Rights owned by the Party, or grant rights to use material Intellectual Property Rights owned by the Party for the supply, manufacturing, development or commercialization of products (other than on behalf of, or for the benefit of, the Party or its Subsidiaries); (c) Contracts granting to or granted by the Party or its Subsidiaries a license, ownership or other rights in and to incidental rights (e.g., rights in trademarks or feedback but, for the avoidance, of doubt, excluding rights to any Intellectual Property Rights that are material to the Party and its Subsidiaries, taken as a whole); (d) Contracts granting service providers a non-exclusive, royalty-free license to incidental rights in the Ordinary Course of Business for the provision of such service provider’s services to the Party or its Subsidiaries; and (e) employee invention assignment and consulting agreements that contain assignments of Intellectual Property Rights to the Party or its Subsidiaries.

Exhibit A - 14

“Subsidiary” means, with respect to any Person, another Person (i) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (B) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (ii) of which such first Person is a general partner.

“Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed with a Governmental Entity in connection with the administration or collection of any Taxes.

“Taxes” means any federal, state, local, foreign or other tax, including any income, capital gain, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, Medicare, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and any other taxes, duties or assessments in the nature of a tax imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Training Data” means any data or databases, including any scraped data, processed or otherwise used to train, validate, test or otherwise improve an AI.

“Transaction Expenses” means with respect to each Party, all out-of-pocket fees and expenses incurred by such party at or prior to the Effective Time in connection with this Agreement and the Contemplated Transactions, including (i) any fees and expenses of legal counsel and accountants, financial advisors, investment bankers, brokers, consultants, and other advisors of such party; (ii) 50% of fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement/Prospectus, and any amendments and supplements thereto, with the SEC; (iii) 50% of fees and expenses in connection with the printing, mailing and distribution of the Registration Statement, including any amendments and supplements thereto, and (iv) with respect to Parent, any unpaid third party costs or expenses related to the Wind-Down Activities or any Parent Legacy Transaction incurred by Parent at or prior to the Effective Time, any unpaid employer portion of payroll or employment Taxes incurred in connection with the grant, exercise, conversion, settlement or cancellation of any equity compensation or other change in control or severance payments (including any bonuses payable) incurred in connection with the Contemplated Transactions by Parent at or prior to the Effective Time.

Exhibit A - 15